Exhibit 10.2

US$250,000,000

SUPER SENIOR REVOLVING FACILITY AGREEMENT

originally dated 10 June 2011 as amended and restated on 25 July 2011 and as further amended and restated on 21 December 2012

for

ORION ENGINEERED CARBONS HOLDINGS GMBH

(FORMERLY KNOWN AS KINOVE GERMAN HOLDINGS GMBH)

as Parent

and

ORION ENGINEERED CARBONS BONDCO GMBH

(FORMERLY KNOWN AS KINOVE GERMAN BONDCO GMBH)

as Bondco

and

ORION ENGINEERED CARBONS GMBH

1(FORMERLY KNOWN AS KINOVE GERMAN BIDCO GMBH)

as Company

arranged by

BARCLAYS CAPITAL

(the investment banking division of Barclays Bank PLC)

and

GOLDMAN SACHS INTERNATIONAL

and

UBS LIMITED

as Arrangers

with

UBS LIMITED

acting as Agent

and

UBS LIMITED

acting as Security Agent

CONTENTS

CLAUSE	PAGE

SECTION 1

INTERPRETATION

1.	Definitions and interpretation	1

SECTION 2 THE FACILITY

2.	The Facility	52
3.	Purpose	55
4.	Conditions of Utilisation	55

SECTION 3
UTILISATION

5.	Utilisation—Loans	58
6.	Utilisation—Letters of Credit	59
7.	Letters of Credit	63
8.	Optional Currencies	67
9.	Ancillary Facilities	67

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

10.	Repayment	74
11.	Illegality, voluntary prepayment and cancellation	75
12.	Mandatory prepayment	77
13.	Restrictions	79

SECTION 5
COSTS OF UTILISATION

14.	Interest	80
15.	Interest Periods	81
16.	Changes to the calculation of interest	82
17.	Fees	83

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

18.	Tax gross-up and indemnities	85
19.	Increased costs	87
20.	Other indemnities	89
21.	Mitigation by the lenders	91
22.	Costs and expenses	91

SECTION 7
GUARANTEE

23.	Guarantee and indemnity	93

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

24.	Representations	104
25.	Information undertakings	112
26.	Financial covenant	118
27.	General undertakings	124
28.	Events of Default	135

SECTION 9
CHANGES TO PARTIES

29.	Changes to the Lenders	144
30.	Restriction on Debt Purchase Transactions	149
31.	Changes to the Obligors	149

(ii)

SECTION 10
THE FINANCE PARTIES

32.	Role of the Agent, the Arranger, the Issuing Bank and others	153
33.	Conduct of business by the Finance Parties	161
34.	Sharing among the Finance Parties	161

SECTION 11
ADMINISTRATION

35.	Payment mechanics	163
36.	Set-off	166
37.	Notices	166
38.	Calculations and certificates	169
39.	Partial invalidity	169
40.	Remedies and waivers	170
41.	Amendments and waivers	170
42.	Confidentiality	174
43.	Counterparts	177

SECTION 12
GOVERNING LAW AND ENFORCEMENT

44.	Governing law	178
45.	Enforcement	178

THE SCHEDULES

(iii)

THIS AGREEMENT is originally dated 10 June 2011 as amended and restated on 25 July 2011 and as further amended and restated on 21 December 2012 and made between:

(1)	ORION ENGINEERED CARBONS HOLDINGS GMBH (FORMERLY KNOWN AS KINOVE GERMAN HOLDINGS GMBH) (the “Parent”);

(2)	ORION ENGINEERED CARBONS BONDCO GMBH (FORMERLY KNOWN AS KINOVE GERMAN BONDCO GMBH) (“Bondco”);

(3)	ORION ENGINEERED CARBONS GMBH (FORMERLY KNOWN AS KINOVE GERMAN BIDCO GMBH) (and, following the upstream merger of German Target into that person, the surviving entity of that merger) (the “Company”);

(4)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(5)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) and Luxco2 (as defined below) as original guarantors (together with the Parent, the “Original Guarantors”);

(6)	Barclays Capital (the investment banking division of Barclays Bank PLC), Goldman Sachs International and UBS Limited as arrangers (whether acting individually or together the “Arranger”);

(7)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(8)	UBS Limited as agent of the other Finance Parties (the “Agent”); and

(9)	UBS Limited as security trustee and agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

(a)	Unless a contrary intention appears, capitalised terms used in this Agreement which are not defined in Clause 1 (Definitions and Interpretation) to Clause 45 (Enforcement) have the meaning given to them in Section 1.1 (Definitions) of Schedule 16 (Indebtedness and Lien Covenants) to this Agreement.

(b)	In this Agreement:

“2011 Senior Secured Notes Indenture” means the senior secured notes indenture dated 22 June 2011 between, amongst others, the Security Agent and Bondco as the Issuer.

“2012 Amendment and Restatement Agreement” means the supplemental agreement which amends and restates this Agreement dated 21 December 2012 between the Parent and the Agent.

“2012 Effective Date” has the meaning given to the term “Effective Date” in the 2012 Amendment and Restatement Agreement.

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	a Finance Party or Affiliate of a Finance Party; or

(c)	any other bank or financial institution approved by the Agent.

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

“Accountants’ Report” means the report by KPMG LLP dated 15 April 2011 relating to Target and its Subsidiaries and addressed to, and/or capable of being relied upon by, the Reliance Parties.

“Accounting Principles” means (a) with respect to the financial statements of any German Entity, Grundsätze ordnungsmäßiger Buchführung under the German Commercial Code (Handelsgesetzbuch) including, where permitted by applicable law, IFRS and (b) with respect to the financial statements of any person other than a German Entity, IFRS.

“Accounting Reference Date” means, in relation to a person, the last day of its Financial Year.

“Acquisitions” means the acquisition by the Bidcos of the Target Shares on the terms of the Acquisition Documents (including, for the avoidance of doubt, any acquisition of the Chinese Target and/or the South African Target that occurs subsequent to the Closing Date but, in the case of the South African Target, on or prior to the South Africa Long Stop Date).

“Acquisition Agreement” means the acquisition agreement dated 16 April 2011 and any schedules attached thereto, relating to the sale and purchase of the Target Shares (other than in relation to the Chinese Target) and made between the Company and the Vendor.

“Acquisition Costs” means all fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by the Parent, the Company or any other member of the Group in connection with the Acquisitions or the negotiation, preparation, execution, notarisation and registration of the Transaction Documents together with all fees, commissions, costs and expenses incurred by the Target Group in connection with the Acquisitions or the Transaction Documents (including for the avoidance of doubt Hedging Costs and all payments made to any Hedge Counterparty, and all fees, costs and expenses incurred, by any member of the Target Group in connection with the close-out or termination on or about the Closing Date of any hedging arrangements in respect of which any member of the Target Group was a party (including without limitation in respect of interest rate, exchange rate and commodity price risk hedging)).

“Acquisition Documents” means the Acquisition Agreement, the China Agreement, the Equity Commitment Letter, the Transitional Services Agreements, the Local Transfer Agreements and the Deed of Completion (each as defined in the Acquisition Agreement), and any other document designated as an “Acquisition Document” by the Agent and the Parent.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 31 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formula).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the principles set out in Schedule 13 (Agreed Security Principles).

“Allowed Synergies” means any synergies and cost savings reasonably certified by the CEO or CFO to be achievable within 12 months of a Permitted Acquisition as a result thereof, in each case not exceeding 5 per cent. of the revenues of the company or business to be acquired, and supported by a certification from an independent accounting firm if such synergies and cost savings exceed €2,500,000 in respect of such Permitted Acquisition.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on-demand short-term loan facility;

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case (i) net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility and (ii) as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that, if that other form does not contain the undertaking set out in the form set out in Schedule 6 (Form of Assignment Agreement), it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from the Closing Date to the Business Day falling one Month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus (subject to Clause 9.9 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations and the Base Currency Amount of the aggregate of its Ancillary Commitments; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date and the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, the following amounts shall not be deducted from a Lender’s Commitment:

(i)	that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, subject to Clause 27.15 (Recourse Factoring), the aggregate for the time being of each Lender’s Available Commitment.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group (for these purposes assuming completion of the Acquisitions) and delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

“Base Currency” means U.S. dollars.

“Base Currency Amount” means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit) at six-monthly intervals; and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Parent pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment or prepayment of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(a)	in relation to LIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market; or

(b)	in relation to EURIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Base Reference Banks” means, in relation to LIBOR and Mandatory Cost, the principal London offices of UBS Limited, Lloyds TSB Bank plc, The Royal Bank of Scotland plc, Barclays Bank PLC and HSBC Bank plc and, in relation to EURIBOR, the principal London offices of UBS Limited, Lloyds TSB Bank plc, The Royal Bank of Scotland plc, Barclays Bank PLC and HSBC Bank plc or such other banks as may be appointed by the Agent in consultation with the Parent.

“Bidcos” means the Company, German International Holdco, Italy Bidco, France Bidco, Portugal Bidco, US Bidco, Korea Bidco, Poland Bidco, Sweden Bidco and Hong Kong Bidco.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to the provisions of Clause 9.10 (Affiliates of Borrowers).

“Borrowings” has the meaning given to it in Clause 26.1 (Financial definitions).

“Brazilian Target” means Evonik Carbon Black Brasil Ltda., a company incorporated under the laws of Brazil.

“Break Costs” means the amount (if any) by which:

(a)	the interest excluding the Margin and any Mandatory Cost which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Facility” means the bridge facility made available under the Bridge Facility Agreement.

“Bridge Facility Agreement” means the bridge facility agreement dated on prior to the Closing Date and made between, among others, Bondco, Barclays Capital (the investment banking division of Barclays Bank PLC), Goldman Sachs International and UBS Limited.

“Budget” means:

(a)	in relation to the period beginning on the date of this Agreement and ending on 31 December 2011, the Base Case Model; and

(b)	in relation to any other period, any budget delivered by the Parent to the Agent in respect of that period pursuant to Clause 25.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Frankfurt and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 45 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Transaction Security or Permitted Collateral Liens securing Borrowings or constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of Borrowings.

“Cash Equivalent Investments” means, at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by any government of a country which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited or by an instrumentality or agency of any such government having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in a country, the government of which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or P-1 or higher by Moody’s Investor Services Limited or by an instrumentality or agency of any such government having an equivalent credit rating;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Transaction Security or Permitted Collateral Liens securing Borrowings).

“CEO” means the managing director (Geschäftsführer) of the Parent or any such other director fulfilling the functions of chief executive officer of the Parent.

“Certain Funds Default” means:

(a)	with respect to any Newco only, any circumstances constituting a Default under:

(i)	Clause 28.1 (Non-payment) in respect of payments of principal or interest;

(ii)	Clause 28.3 (Other obligations) insofar as it relates to a breach of a Fee Letter or the Engagement Letter or any of Clause 27.6 (Pari passu ranking), Clause 27.7 (Acquisition Documents and Equity Documents), Clause 27.16 (Further assurance), Clause 27.18 (Merger), Section 1.3 of Schedule 16 (Liens), Clause 27.20 (Loans or credit), Clause 27.21 (Guarantees), Clause 27.22 (Holding Companies), Clause 27.25 (Disposals), Clause 27.26 (Restricted payments), Clause 27.27 (Acquisitions and investments), Section 1.2 of Schedule 16 (Incurrence of Indebtedness and Issuance of Preferred Stock), and Clause 27.31 (Joint Ventures);

(iii)	Clause 28.14 (Change of ownership);

(iv)	Clause 28.5 (Misrepresentation) insofar as it relates to a breach of any Certain Funds Representation;

(v)	Clause 28.11 (Unlawfulness and invalidity);

(vi)	Clause 28.7 (Insolvency);

(vii)	Clause 28.8 (Insolvency proceedings);

(viii)	Clause 28.17 (Repudiation and rescission of agreements); or

(b)	the acquisition of any Target Shares (other than in relation to the Chinese Target) ceases to be capable of consummation in accordance with the Acquisition Agreement.

“Certain Funds Period” means the period commencing on and including the date of the Acquisition Agreement and ending on the earlier of (i) the Closing Date; and (ii) the Long Stop Date.

“Certain Funds Representation” means a representation or warranty with respect to an Original Obligor only under any of Clause 24.2 (Status) to Clause 24.6 (Validity and admissibility in evidence) inclusive, Clause 24.18 (Security, guarantees and Financial Indebtedness), Clause 24.22 (Shares), Clause 24.28 (Centre of main interests and establishments) and Clause 24.31 (Holding Companies).

“Certain Funds Utilisation” means a loan made or to be made during the Certain Funds Period for the purpose of funding any amount payable in connection with the Acquisitions.

“CFO” means the chief financial officer and director of the Parent or, if no chief financial officer has been appointed, such other director fulfilling the functions of the chief financial officer of the Parent.

“Change of Control” means:

(c)	prior to a Listing, the Original Investors (either together or individually) cease (i) to own (directly or indirectly) shares representing more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Parent or (ii) to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to exercise control in respect of the Parent within the meaning given to it in section 17 of the German Stock Corporation Act (Aktiengesetz);

(d)	following a Listing, the Original Investors (either together or individually) cease to own (directly or indirectly) shares representing more than 30 per cent. of the maximum number of votes that might be cast at a general meeting of the Parent; or

(e)	at any time a person or persons acting in concert owns a greater percentage of the shares representing votes that might be cast at a general meeting of the Parent than the Original Investors.

For the purposes of this definition, “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“China Agreement” means the agreement dated on or about the date of the Acquisition Agreement relating to the sale and purchase of the Chinese Target and made between the Company and the Vendor.

“Chinese Target” means Qingdao Evonik Chemical Co Ltd., a company incorporated under the laws of the PRC.

“Chinese Target Equity Pledge” means the PRC law pledge agreement over all the equity interests in the Chinese Target held by Hong Kong Bidco between Hong Kong Bidco as pledgor, the Chinese Target as company and the Security Agent as pledgee and security agent.

“Chinese Target Undertaking Agreement” means the agreement between Hong Kong Bidco and the Security Agent under which Hong Kong Bidco undertakes to execute (and procure that the Chinese Target executes) the Chinese Target Equity Pledge, substantially in the form attached thereto as a schedule, on the date on which the acquisition of the Chinese Target is completed if that date occurs after the Closing Date.

“Clean-up Period” has the meaning given to it in Clause 28.22 (Clean-up Period).

“Closing Date” means the date on which Completion occurs.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment Documents” means the commitment letter between the Arrangers and Luxco1 and the fee letter between the Arrangers and Luxco1, each dated 15 April 2011, and the Engagement Letter.

“Completion” means the completion of the Acquisitions in accordance with the Acquisition Documents provided that if the acquisition of the Target Shares in relation to the Chinese Target and/or the South African Target occurs on a date or dates subsequent to the date of the acquisition of all other Target Shares, then Completion will be deemed to have occurred on that earlier date.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Investors, the Parent, any Obligor, the Group, the Target Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	the Investors, any member of the Group, the Target Group or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Investors, any member of the Group or the Target Group or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by the Investors, any member of the Group or the Target Group or any of their respective advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Investors, the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Parent and the Agent, and in any case capable of being relied upon by the Company.

“Consolidated EBITDA” has the meaning given to it in Clause 26.1 (Financial definitions).

“Constitutional Documents” means the constitutional documents of each Newco.

“Controlled Group” means an entity, whether or not incorporated, which is under common control with an Obligor within the meaning of Section 4001 of ERISA or is part of a group that includes an Obligor and that is treated as a single employer under Section 414 of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term “member of the Controlled Group” includes any person that was a member of the Controlled Group at the time of that past event.

“Cure Amount” has the meaning given to it in paragraph (a) of Clause 26.4 (Equity cure).

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or has failed to provide cash collateral (or has notified the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Gross Amount” has the meaning given to it in Clause 9.2 (Availability).

“Designated Net Amount” has the meaning given to it in Clause 9.2 (Availability).

“Designated Person” means a person or entity, to the best of the Obligor’s knowledge, with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Economic Sanctions Law.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” means earnings before interest, tax, depreciation and amortisation (calculated using the principles set out in Clause 26 for the calculation of Consolidated EBITDA).

“Economic Sanctions Laws” any economic regulation or sanction enacted, administered or enforced from time to time by the United Nations Security Council or any institution of the European Union.

“Employee Plan” means, at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“Engagement Letter” means the debt issuance engagement letter dated 11 April 2011 between Luxco1 and the Arrangers.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Environmental Report” means an environmental report prepared by Environmental Resources Management Limited and dated 15 March 2011 relating to the Acquisitions and addressed to, and/or capable of being relied upon by, the Reliance Parties.

“Equity” means fully paid ordinary shares in the Parent or fully paid redeemable shares in the Parent with their earliest redemption date following the Termination Date which in either case are issued to Luxco2 in cash.

“Equity Documents” means the Constitutional Documents, any document evidencing the Original Equity Commitment and any other document designated as an equity document by the Agent and the Parent.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Obligor.

“ERISA Event” means any of the following events:

(a)	any reportable event, as defined in Section 4043(c) of ERISA and the regulations promulgated under it, with respect to an Employee Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of that event. However, the existence with respect to any Employee Plan of an “accumulated funding deficiency” (as defined in Section 302 of ERISA), or a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver;

(b)	the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of that Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an Employee Plan and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to that Employee Plan within the following 30 days;

(c)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan;

(d)	the termination of any Employee Plan under Section 4041(c) of ERISA;

(e)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(f)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under the Internal Revenue Code or ERISA;

(g)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA;

(h)	a determination that any Employee Plan is, or is expected to be, in at-risk status (within the meaning of Title IV of ERISA); or

(i)	the receipt by any Obligor or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA).

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for euro and for a period comparable to the Interest Period of that Loan.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default).

“Exchange Notes” has the meaning given to it in the Bridge Facility Agreement.

“Excluded Entity” means each of:

(a)	the Chinese Target;

(b)	the South African Target; and

(c)	the Brazilian Target,

in each case, however, only for so long as such entity has not acceded to this Agreement as an Additional Obligor, after which time such entity shall cease to be an Excluded Entity for the purposes of this Agreement.

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facility).

“Facility Office” means:

(a)	in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, any regulations promulgated thereunder and any interpretive guidance relating thereto issued by the relevant Governmental Authority, whether issued before or after the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Fee Letter” means:

(a)	any letter or letters (i) dated on or about 15 April 2011 between the Arranger and the Parent and (ii) dated on or about the date of this Agreement between the Agent and the Parent or the Security Agent and the Parent, in each case setting out any of the fees referred to in Clause 17 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.2 (Increase), Clause 17.6 (Fees payable in respect of Letters of Credit) or Clause 17.7 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, the Engagement Letter, any Fee Letter, any Hedging Agreement, any Increase Confirmation, the Intercreditor Agreement, the Investor Proceeds Letter, the Commitment Documents, any Renewal Request, any Resignation Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Parent provided that, where the term “Finance Document” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of “Material Adverse Effect”;

(b)	the definition of “Transaction Document”;

(c)	the definition of “Transaction Security Document”;

(d)	paragraph (a)(iv) of Clause 1.2 (Construction);

(e)	Clause 20.1 (Currency indemnity);

(f)	Clause 23 (Guarantee and indemnity); and

(g)	Clause 28 (Events of Default) (other than paragraph (b) of Clause 28.17 (Repudiation and rescission of agreements) and Clause 28.21 (Acceleration)).

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Finance Party” means the Agent, the Arranger, the Security Agent, a Lender, the Issuing Bank, a Hedge Counterparty or any Ancillary Lender provided that, where the term “Finance Party” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of “Secured Parties”;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of “Material Adverse Effect”;

(d)	Clause 20.1 (Currency indemnity);

(e)	Clause 23 (Guarantee and indemnity); and

(f)	Clause 33 (Conduct of business by the Finance Parties).

“Financial Assistance Purpose” means any application of amounts borrowed under the Facility, any Letter of Credit and any utilisation of any Ancillary Facility to:

(a)	subscribe for or acquire shares in Portugal Bidco, Sweden Bidco, France Bidco, Italy Bidco or any direct or indirect Holding Company of any of them;

(b)	discharge consideration payable in respect of the acquisition by (i) Portugal Bidco of the shares in Portuguese Target, (ii) Sweden Bidco of the shares in Swedish Target, (iii) France Bidco of the shares in French Target or (iv) Italy Bidco of the shares in Italian Target (including any refinancing of indebtedness previously used to finance an acquisition of the shares of any of Portuguese Target, Swedish Target, French Target and/or Italian Target);

(c)	pay Acquisition Costs, other than those which are not referable in any manner to the purposes described in paragraphs (a) or (b) above.

“Financial Indebtedness” means any indebtedness (without double counting) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (not being performance bonds or advance payment bonds issued in respect of the obligations of any member of the Group for the supply of goods or services arising in the ordinary course of trading of that member of the Group);

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group (i) which liability would fall within one of the other paragraphs of this definition or (ii) in respect of which counter-indemnity obligation a demand has been made;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Termination Date;

(i)	any amount of any liability under an advance or deferred purchase agreement if the agreement is in respect of the supply of assets or services and payment is due more than 120 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) required to be accounted for as a borrowing under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” has the meaning given to that term in Clause 26.1 (Financial definitions).

“France Bidco” means a newly-formed (and, on the Closing Date, direct) Subsidiary of German International Holdco, incorporated under the laws of France.

“Fraudulent Transfer Law” means any applicable US Bankruptcy Law or any applicable US state fraudulent transfer or conveyance law.

“French Guarantor” means a Guarantor incorporated or established in France.

“French Obligor” means (a) a Borrower incorporated or established in France or (b) a French Guarantor.

“French Target” means Evonik Compagnie Francaise du Carbon Black S.A.S., a company incorporated under the laws of France.

“Funds Flow Statement” means a funds flow statement in agreed form which includes a statement of the sources and uses for the Acquisitions.

“German Entity” means any Material Company or any member of the Group incorporated under the laws of Germany or incorporated in another jurisdiction but having its centre of main interest for the purposes of the Insolvency Regulation in Germany.

“German Guarantor” means a German Guarantor as defined in Clause 23.11 (Limitations on guarantee by German Guarantors) and any other Guarantor incorporated under the laws of the Federal Republic of Germany.

“German International Holdco” means Blitz F11-zwei-acht GmbH (to be renamed after the Closing Date).

“German Target” means Evonik Carbon Black GmbH, a company incorporated under the laws of Germany, with statutory seat in Essen, Germany, registered in the commercial register at the local court of Essen, Germany, under HRB 22234.

“Group” means the Parent and each of its Subsidiaries from time to time, including, on and from the Closing Date, the Target Group but for the avoidance of doubt excluding KG DGW GmbH & Co. and DGW GmbH.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Hedge Counterparty” means a financial institution which has become a Party as a Hedge Counterparty in accordance with Clause 29.7 (Accession of Hedge Counterparties) and is (or has become) a party to the Intercreditor Agreement as a Hedge Counterparty in accordance with the provisions of the Intercreditor Agreement.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by an Obligor and a Hedge Counterparty.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong Bidco” means a newly-formed direct Subsidiary of German International Holdco, incorporated under the laws of Hong Kong.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Indemnified Person” has the meaning given to that term in paragraph (b) of Clause 20.2 (Other indemnities).

“Indenture Permitted Payment” means any payment of a dividend, distribution, repayment of equity or the cash payment of interest on, or prepayment or repayment of principal in respect of any Shareholder Loans in each case by the Parent or any other member of the Group which is, in each case, a Restricted Payment (as defined in the 2011 Senior Secured Notes Indenture) that is permitted to be made under section 4.07 of the 2011 Senior Secured Notes Indenture and provided that either:

(a)	there are no Utilisations outstanding (other than Letters of Credit that are fully cash covered) on (x) the date of such payment or (y) any of the 10 Business Days immediately following the date of such payment; or

(b)	the Leverage Ratio as at the Quarter Date immediately preceding the date of payment (after giving pro forma effect to such payment) would have been less than or equal to 3.50:1.00 as shown (in reasonable detail) through a Compliance Certificate delivered to the Agent at least five Business Days before such payment is made.

“Information Memorandum” means the document in the form approved by the Parent concerning the Target Group prepared in relation to the Facility and distributed by the Arranger on a confidential basis prior to the Syndication Date in connection with the syndication of the Facility.

“Insolvency Event” in relation to a Finance Party means the appointment of a liquidator, receiver, administrative receiver, administrator, conciliador, compulsory manager, business rescue practitioner or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step is taken in any jurisdiction (all other than by way of an Undisclosed Administration) with respect to that Finance Party.

“Insolvency Regulation” means The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Insurance Report” means an insurance report prepared by Marsh GmbH and dated 17 March 2011 and addressed to, and/or capable of being relied upon by, the Reliance Parties.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Intercreditor Agreement” means the intercreditor agreement dated on or prior to the Closing Date and made between, among others, Luxco2, the Parent, Bondco, the Company, the Debtors (as defined in the Intercreditor Agreement), the Security Agent (as Security Agent), the Agent (as Revolving Facility Agent), UBS Limited as Bridge Agent (as defined in the Intercreditor Agreement), the Lenders and the Ancillary Lenders (as Revolving Facility Lenders), the Arranger (as Arrangers), and the Intra-Group Lenders (each as defined in the Intercreditor Agreement).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default interest).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.).

“Investor Proceeds Letter” means the investor proceeds letter entered into by, among others, the Parent, the Company and any Investor or Holding Company of the Parent that is the addressee or beneficiary of a Report and dated on or prior to the Closing Date.

“Investors” means the Original Investors and their or any subsequent successors or assigns or transferees.

“IRS” means the United States Internal Revenue Service (or any successor thereto).

“Issuing Bank” means any Lender which has notified the Agent that it has agreed to the Parent’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the “Issuing Bank”), provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“IT Report” means the IT report dated 18 February 2011 prepared by Phoenix relating to the Acquisitions and addressed to the Reliance Parties.

“Italy Bidco” means Kinove Italian Bidco S.r.l., an Italian limited liability company (Società a responsabilità limitata con unico socio), registered in the commercial register of the chamber of commerce (camera di commercio industria artigianato e agricoltura) of Milan under docket number MI – 1957079 , with a registered quota capital of € 10,000, divided into one quota of €10,000, which is a newly-formed (and, on the Closing Date, direct) Subsidiary of German International Holdco.

“Italian Civil Code” means the civil code of the Republic of Italy enacted by the Royal Decree No. 262 of 16 March 1942.

“Italian Target” means Evonik Carbon Black Italia S.r.l., a company incorporated under the laws of the Republic of Italy.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or another entity which, in each case, is not a member of the Group including without limitation DGW GmbH & Co. KG and DGW GmbH.

“KG GP” has the meaning given to that term in Clause 31.8 (Conversion of the Parent).

“Korea Bidco” means a newly-formed (and, on the Closing Date, direct) Subsidiary of German International Holdco, incorporated under the laws of the Republic of Korea.

“Korean Guarantor” means a Guarantor incorporated or organised under the laws of the Republic of Korea.

“Korean Intercompany Loan” means an intercompany loan made pursuant to a Korean Intercompany Loan Agreement.

“Korean Intercompany Loan Agreement” means all intercompany loan agreements entered into (or to be entered into) between a Korean Intercompany Lender and a Korean Guarantor.

“Korean Intercompany Lender” means a Holding Company of a Korean Guarantor, in its capacity as a lender in respect of Korean Intercompany Loans.

“Korean Obligations” means the obligations owed by a Korean Guarantor in respect of (a) its Korean Intercompany Loan Agreements and (b) its guarantee pursuant to Clause 23 (Guarantee and indemnity).

“Korean Target” means Evonik Carbon Black Korea Co Ltd., a company incorporated under the laws of the Republic of Korea.

“L/C Proportion” means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Due Diligence Report” means the legal due diligence report dated 16 April 2011 prepared by Sullivan & Cromwell LLP relating to the Acquisitions and addressed to, and/or capable of being relied upon by, the Reliance Parties.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 31 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that certain remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)	the time barring of claims under the Limitation Acts and other applicable limitation laws and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void;

(c)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 12 (Form of Letter of Credit) or in any other form requested by the Parent and agreed by the Agent and the Issuing Bank; or

(b)	any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Parent on its behalf) and agreed by the Agent and the Issuing Bank.

“Leverage Ratio” has the meaning given to that term in Clause 26.1 (Financial definitions).

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for the currency of that Loan and a period comparable to the Interest Period of that Loan.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listing” means the listing or the admission to trading of all or any part of the share capital of any member of the Group or Holding Company of any member of the Group (other than any Investor) on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to all or any part of the share capital of any member of the Group or Holding Company (other than any Investor) of any member of the Group in any jurisdiction, market or country.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Long Stop Date” means 31 July 2011 unless on that date (a) the Closing Date has not occurred by reason only of the absence of a regulatory approval (or non-expiry of a maximum period of regulatory objection) required under the Acquisition Agreement or (b) the Senior Secured Notes have been issued (including into escrow), in either of which case it shall mean 30 September 2011.

“Luxco1” means Kinove Luxembourg Holdings 1 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 15, rue Edward Steichen, L-2540, Luxembourg, Grand Duchy of Luxembourg, having a share capital of EUR 12,500 (twelve thousand five hundred euro) and registered with the Luxembourg Register of Commerce and Companies under number B 160.655.

“Luxco2” means Kinove Luxembourg Holdings 2 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 15, rue Edward Steichen, L-2540, Luxembourg, Grand Duchy of Luxembourg, having a share capital of EUR 12,500 (twelve thousand five hundred euro) and registered with the Luxembourg Register of Commerce and Companies under number B 160.558.

“Luxco3” means Kinove Luxembourg Holdings 3 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 15, rue Edward Steichen, L-2540, Luxembourg, Grand Duchy of Luxembourg.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Margin” means, in relation to any Utilisation or Unpaid Sum, 4 per cent. per annum but if:

(a)	no Event of Default has occurred and is continuing;

(b)	the 2012 Effective Date has occurred; and

(c)	the Leverage Ratio in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan will be the percentage per annum set out below opposite that range:

Leverage Ratio	Margin per cent. p.a.
Greater than or equal to 3.25:1	4.00
Less than 3.25:1 but greater than or equal to 3.00:1	3.50
Less than 3.00:1	3.00

However:

(i)	any increase or decrease in the Margin for a Utilisation as a result of a change to the Leverage Ratio shall take effect on the date which is five Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 25.2 (Provision and contents of Compliance Certificate) or, if the increase or decrease in the Margin for a Utilisation has not taken effect because an Event of Default is continuing, the increase or decrease shall take effect on the first Business Day on which that Event of Default ceases to be continuing, provided that, for the avoidance of doubt, the first such decrease in the Margin shall take effect no earlier than the 2012 Effective Date;

(ii)	if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those financial statements and Compliance Certificate demonstrate that (A) the Margin should have been reduced in accordance with the above table or (B) the Margin should not have been reduced in accordance with the above table, the next payment of interest under the Facility following receipt of the relevant annual audited financial statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position they should have been in had the appropriate rate of Margin been applied at the time (provided that any such reduction shall only apply to the extent the Lender which received the overpayment of interest remains a Lender as at the date of such adjustment). The Agent’s determination of the adjustments payable shall be prima facie evidence of such adjustments and the Agent shall if so requested by the Parent provide the Parent with reasonable details of the calculation of such adjustments;

(iii)	while an Event of Default is continuing, the Margin for each Utilisation shall be the highest percentage per annum set out above for a Utilisation until the date on which it ceases to be continuing whereupon the Margin shall revert to a rate determined using the table above and the most recently delivered Quarterly Financial Statements; and

(iv)	for the purpose of determining the Margin, the Leverage Ratio and Relevant Period shall be determined in accordance with Clause 26.1 (Financial definitions).

“Margin Stock” means “margin stock” as defined in Regulation U.

“Market Report” means a market report prepared by A.D. Little Benelux S.A./N.V. and dated February 2011 and addressed to, and/or capable of being relied upon by, the Reliance Parties.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under any of the Finance Documents taking into account financial resources available to those Obligors from other members of the Group; or

(c)	subject to the Legal Reservations and the completion of any Perfection Requirements which are not overdue, the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents in any way which is materially adverse to the financial interests of the Lenders under the Finance Documents taken as a whole and, if capable of remedy, is not remedied within 15 Business Days of the Parent becoming aware of the issue or being so notified by the Agent.

“Material Company” means, at any time:

(a)	an Obligor; or

(b)	a member of the Group that is the direct holder of shares in an Obligor; or

(c)	a Subsidiary of the Parent which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA representing five per cent. or more of Consolidated EBITDA or has gross assets, net assets or turnover (excluding intra-group items) representing five per cent. or more of the gross assets, net assets or turnover of the Group, in each case calculated on a consolidated basis, provided that an Excluded Entity shall not be a Material Company unless it has acceded to this Agreement as an Additional Obligor.

Compliance with the conditions set out in paragraph (c) above shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s Auditors as representing an accurate reflection of the revised Consolidated EBITDA, gross assets, net assets or turnover of the Group).

“Material Intellectual Property” means Intellectual Property which is material in the context of the business or assets of any member of the Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“New Equity” means Equity, the issue of which is not contemplated in the Structure Memorandum.

“New Lender” has the meaning given to that term in Clause 29 (Changes to the Lenders).

“New Shareholder Loans” means Shareholder Loans, the making of which is not contemplated in the Structure Memorandum.

“Newco” means each of Luxco2, Luxco3, the Parent, Bondco, the Company or any other Bidco.

“Non-Acceptable L/C Lender” means a Lender which:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact); or

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.10 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) or (ii) of the definition of “Defaulting Lender”.

“Non-Consenting Lender” has the meaning given to that term in Clause 41.4 (Replacement of Lender).

“Non-Obligor Basket” means the aggregate, at any time, of:

(a)	the consideration for any assets sold by an Obligor to a member of the Group which is not an Obligor which is permitted under paragraph (k) of the definition of Permitted Disposal;

(b)	the amount of any loans outstanding at that time which are permitted under paragraph (d) of the definition of Permitted Loan; and

(c)	the amount of any guarantees outstanding at that time which are permitted under paragraph (g) of the definition of Permitted Guarantee.

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Equity Commitment” means Equity and Shareholder Loans issued, sold or borrowed by the Parent (indirectly via Luxco1, Luxco2 and/or Luxco3 in accordance with the Structure Memorandum) to or from the Investors in an amount representing not less than 35 per cent. (or such greater percentage as results from a total cash uses requirement that is less than the amount anticipated in the total pro forma sources for the Acquisitions as set out in the Funds Flow (which will be prepared on the same basis as the estimated cash sources and uses set out in Schedule 15 (Cash Sources and Uses)) of the total cash funding requirement, including equity to the Vendor, costs and expenses, debt refinancing of the Target Group, any existing debt of the Target Group which is not to be refinanced on the Closing Date and cash to the balance sheet of the Parent (but excluding any amounts funded through drawings under the Facility on the Closing Date).

“Original Financial Statements” means in relation to the Target Group:

(a)	the pro forma consolidated audited financial statements for its Financial Year ended 31 December 2010; and

(b)	quarterly pro forma consolidated financial statements for the Financial Quarter ending on 31 March 2011.

“Original Investors” means Rhône Capital III LP., Rhône Partners III L.P., Rhône Offshore Partners III L.P., Rhône Partners IV L.P., Rhône Offshore Partners IV L.P., Rhône Capital IV LP, Triton Fund III L.P., Triton Fund III No.2 L.P., Triton Fund III F&F G L.P., Triton Fund III F&F No.2 L.P., Triton Fund III F&F No. 3 L.P., Triton Fund III F&F No.4 L.P., Triton Fund III Executives L.P., Triton Fund III G L.P., Triton Fund III F&F L.P or any other entity designated as an Original Investor in writing to the Agent prior to the Closing Date, provided that such other entity has as its general partner (i) an entity (directly or indirectly) controlled by one of the same persons controlling any of the entities listed above or (ii) one of the same persons controlling (directly or indirectly) such entity.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Parent KG” has the meaning given to that term in Clause 31.8 (Conversion of the Parent).

“Participating Member State” means any member state of the European Union that adopts or has adopted, and in each case continues to adopt, the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation of the USA established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).

“Pensions Report” means a pensions report prepared by Mercer Deutschland GmbH and dated 11 March 2011 and addressed to, and/or capable of being relied upon by, the Reliance Parties.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, acknowledgements of registration, filing, endorsements, notarisation, legalisations, stampings and/or notifications of the Transaction Security Documents or the Security created thereunder.

“Permitted Acquisition” means:

(a)	the Acquisitions;

(b)	an acquisition that constitutes a Permitted Reorganisation;

(c)	the acquisition of, or investment in, any share or interest in any Permitted Joint Venture;

(d)	the acquisition by a member of the Group of any share or asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(e)	the acquisition by a member of the Group of Cash Equivalent Investments for treasury management purposes;

(f)	the acquisition of any shares in a member of the Group, following the conversion of any intercompany loans (permitted under this Agreement) into such shares, provided that if any shares in that member of the Group are subject to Transaction Security, equivalent Transaction Security is granted over the acquired shares;

(g)	an acquisition to which the Agent (acting on the instructions of the Majority Lenders) has given prior written consent;

(h)	any acquisition by a member of the Group of any shares in a member of the Group from a person who is not a member of the Group which are (or were) owned by that person at the date of this Agreement, provided that if any shares in that member of the Group are subject to Transaction Security, equivalent Transaction Security is granted over the acquired shares; and

(i)	any acquisition by a member of the Group of any shares or partnership interests in DGW GmbH & Co and/or DGW GmbH from a person who is not a member of the Group which are (or were) owned by that person at the date of this Agreement, provided that if any shares or partnership interests in that member of the Group are subject to Transaction Security, equivalent Transaction Security is granted over the acquired shares or partnership interest.

(j)	an acquisition of shares (directly or indirectly) of directors and employees whose appointment and/or contract is terminated up to a maximum aggregate amount which (when aggregated with all other payments made paragraph (k) of the definition of Permitted Loan and paragraph (b) of the definition of Permitted Payment) does not at any time exceed €5,000,000 (or its equivalent in another currency or currencies) in any Financial Year; and

(k)	an acquisition by the Company or one of its Subsidiaries of the majority of a business or undertaking or a controlling interest (the “Majority Interest”) in any person (and, for this purpose, “control” means holding more than fifty per cent. of the voting shares or equivalent voting interests in the relevant person and having the ability to appoint directors which control a majority of the votes which may be cast at a meeting of the board of directors or analogous governing body of the relevant person) and, at any time following the acquisition of a Majority Interest in any person, an acquisition of the remaining interests in such person, if:

(i)	no Event of Default is continuing on the date of entry into a legally binding agreement to make for that acquisition or would occur as a result of that acquisition;

(ii)	the acquired company or business is incorporated or established, and carries on its principal business, in any jurisdiction (A) in which another member of the Group is incorporated or organised or (B) which is not subject to sanctions or other restrictions under any applicable Economic Sanctions Law;

(iii)	the acquired company carries on, or the business is, a business similar, related or complementary to that carried on by the Group;

(iv)	the total consideration (including associated costs and expenses) for that acquisition and any Financial Indebtedness remaining in the acquired company or business at the date of acquisition (collectively, the “Purchase Price”) when aggregated with the Purchase Price for any other acquisition permitted under this paragraph (k) does not exceed €175,000,000 (or its equivalent in another currency or currencies) in aggregate prior to the Termination Date, in each case plus any net amounts received in cash in respect of Permitted Disposals under paragraph (q) of the definition thereof, New Equity and/or New Shareholder Loans which are used for this purpose;

(v)	the acquired company has no material contingent liabilities that are not provided for in the calculation of the Purchase Price;

(vi)	within five Business Days after any member of the Group legally commits to making the proposed acquisition, the Parent certifies that:

(A)	it would have complied with the requirements of Clause 26.2 (Financial condition) for the Relevant Period ending on the last Relevant Date falling before that certificate is given, if the covenant test for that Relevant Period were recalculated (i) consolidating the financial statements of the company or business to be acquired (consolidated if that company has Subsidiaries) for that Relevant Period with those of the Group on a pro forma basis and taking into account Allowed Synergies, and (ii) as if the Purchase Price had been paid at the start of that Relevant Period and the ratio under Clause 26.2 (Financial condition) had been set at a level ten per cent. lower than that set out in Clause 26.2 (Financial condition);

(B)	the company or business to be acquired had positive EBITDA (on a pro forma basis) for the twelve month period to which its latest management accounts relate (taking into account Allowed Synergies); and

(C)	it has supplied to the Agent in sufficient copies for all the Lenders a copy of any due diligence reports received in relation to that acquisition;

(vii)	if the consideration for that acquisition exceeds €30,000,000 (or its equivalent in another currency or currencies), within five Business Days after any member of the Group legally commits to making the proposed acquisition, the Parent:

(A)	certifies that, consolidating the financial statements of the company or business to be acquired (consolidated if that company has Subsidiaries) for the Relevant Period ending on the last Relevant Date falling before that certificate is given with those of the Group on a pro forma basis and taking into account Allowed Synergies, the Parent is forecast to comply with the requirements of Clause 26.2 (Financial condition) for the Relevant Periods ending on the Quarter Dates of the first four full Financial Quarters ending after the date on which the consideration for the acquisition is to be paid;

(B)	provides calculations showing in reasonable detail the basis for any certificate given under sub-paragraph (A) above; and

(C)	supplies to the Agent in sufficient copies for all the Lenders a copy of the legal and accounting due diligence reports, and any other due diligence reports, in relation to that acquisition addressed to, or capable of being relied upon by, the Reliance Parties (to the extent the relevant report provider customarily gives reliance and the Reliance Parties have countersigned reliance letters, in customary form, with the respective report providers).

“Permitted Disposal” means a sale, lease, transfer or other disposal:

(a)	of assets (other than shares, businesses, undertakings or Material Intellectual Property) by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of Cash Equivalent Investments for Cash or in exchange for other Cash Equivalent Investments;

(c)	of Cash or Cash Equivalent Investments to the extent not expressly prohibited under the terms of the Finance Documents;

(d)	of assets to a Permitted Joint Venture;

(e)	of obsolete or redundant vehicles, plant and equipment for cash and which, in the reasonable opinion of the member of the Group making the sale, transfer or disposal, are not required for the efficient operation of its business;

(f)	of assets (other than shares, businesses, undertakings or Material Intellectual Property) in exchange for other assets which are comparable or superior as to type, value and quality;

(g)	of assets by an Obligor to another Obligor, provided that the Security Agent, acting reasonably, is satisfied that the Finance Parties will enjoy the same or equivalent Security over those assets (subject to the Agreed Security Principles);

(h)	of assets by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(i)	of assets which are seized, expropriated or compulsory purchased by or by the order of any central or local government authority and which could not be reasonably expected to have a Material Adverse Effect;

(j)	of assets by a member of the Group which is not an Obligor to an Obligor;

(k)	of assets by an Obligor to another member of the Group which is not an Obligor provided that the aggregate of the consideration for such assets does not cause the Non-Obligor Basket to exceed €25,000,000 (or its equivalent in another currency or currencies);

(l)	as a result of a Permitted Reorganisation, Permitted Transaction, Permitted Collateral Lien, Permitted Factoring or any contractual arrangement existing at the date of this Agreement and previously disclosed in writing to the Agent;

(m)	which is a lease or licence of real property granted in the ordinary course of business of the disposing entity;

(n)	of assets with the prior written consent of the Majority Lenders;

(o)	of assets specifically contemplated in the Structure Memorandum;

(p)	of hedging Treasury Transactions to the extent in excess of the operating requirements of the Group;

(q)	to a person which is not a member of the Group, where the consideration receivable (when aggregated with the consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (a) to (p) above), does not exceed €80,000,000 (or its equivalent in another currency or currencies) in aggregate prior to the Termination Date, provided that (i) shares in a member of the Group shall only be permitted to be disposed (other than in connection with a Permitted Joint Venture or a Permitted Reorganisation) under any of paragraphs (g), (h), (j), (k), (o) and (q) where all the shares of the relevant member of the Group owned by a member of the Group are disposed of, and (ii) shares in the Parent, Bondco, the Company or German International Holdco shall only be permitted to be disposed in accordance with the Structure Memorandum.

“Permitted Factoring” means factoring arrangements entered into by any member of the Group on arm’s length terms for cash payable at the time of disposal that constitute (a) non-recourse sales or disposals or (b) recourse sales or disposals.

“Permitted Financial Indebtedness” means:

(a)	Financial Indebtedness arising under any of the Finance Documents subject always to the terms of this Agreement and the Intercreditor Agreement; and

(b)	Permitted Debt, provided that (i) the outstanding principal amount of the Senior Secured Indebtedness shall not exceed €600,000,000 (or its equivalent in any other currency or currencies) at any time, or if the Bridge Facility has at any time been utilised the amount required at that time to repay or prepay (as the case may be) the Bridge Facility and (if applicable) any Exchange Notes in full, and (ii) for so long as the Bridge Facility remains outstanding, any such Financial Indebtedness that is not permitted under the Bridge Facility Agreement shall not constitute Permitted Debt.

“Permitted Guarantee” means:

(a)	any guarantee arising under the Finance Documents;

(b)	the endorsement of negotiable instruments in the ordinary course of trading;

(c)	any guarantee which, if it were a loan, would constitute a Permitted Loan;

(d)	any guarantee in respect of Permitted Financial Indebtedness:

(i)	issued prior to the date of this Agreement to the extent that it is disclosed in writing to the Agent;

(ii)	which is Senior Secured Indebtedness; or

(iii)	specified in the Structure Memorandum;

(e)	any guarantee granted by any company or undertaking which becomes a member of the Group after the date of this Agreement, where the guarantee is created prior to the date on which that company becomes a member of the Group, if:

(i)	the guarantee was not created in contemplation of the acquisition of that company;

(ii)	the maximum principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the guarantee is removed or discharged within three months of that company becoming a member of the Group;

(f)	any guarantee issued by an Obligor in respect of the Financial Indebtedness of another Obligor (including any guarantee in respect of a netting or set-off arrangement entered into by that Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Obligors);

(g)	any guarantee issued by an Obligor in relation to the Financial Indebtedness of a member of the Group which is not an Obligor (including any guarantee in respect of a netting or set-off arrangement entered into by that Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group) provided that the aggregate principal amount guaranteed at any time does not cause the Non-Obligor Basket to exceed €25,000,000 (or its equivalent in another currency or currencies);

(h)	any guarantee issued by a member of the Group which is not an Obligor in respect of the Financial Indebtedness of another member of the Group which is not an Obligor;

(i)	any guarantee issued by a member of the Group in respect of the liabilities or obligations of a Permitted Joint Venture;

(j)	any guarantee issued by a member of the Group to a person who is not a member of the Group or a Joint Venture on arm’s length terms and in the ordinary course of its trading, not in respect of Financial Indebtedness, in respect of the liabilities or obligations of another member of the Group;

(k)	any customary indemnity to a purchaser in relation to a Permitted Disposal or Permitted Acquisition provided that the maximum potential liability under any such indemnity does not exceed the consideration received by the Group for that disposal or paid for that acquisition;

(l)	any guarantee of any Letter of Credit or other letter of credit, guarantee or indemnity in each case to the extent constituting Permitted Debt;

(m)	any customary indemnity in relation to a Treasury Transaction or Permitted Transaction;

(n)	any guarantee issued by a member of the Group on arm’s length terms and in the ordinary course of its trading in respect of another member of the Group’s liabilities or obligations as lessee under any lease of real property which if, issued by an Obligor in respect of a member of the Group which is not an Obligor shall be permitted also by paragraph (g) above;

(o)	guarantees and indemnities given in favour of directors and officers of any member of the Group by any member of the Group in respect of their function as directors and officers of the Group;

(p)	any indemnities given to professional advisers and consultants in the ordinary course of business;

(q)	any guarantees given to creditors pursuant to a Permitted Reorganisation where the aggregate liability (actual or contingent) of all members of the Group under all such guarantees does not exceed €6,000,000 (or its equivalent in another currency or currencies);

(r)	any guarantees and indemnities given pursuant to the Acquisition Agreement or the China Agreement or specified in the Structure Memorandum; and

(s)	any guarantee not falling within paragraphs (a) to (r) above and not given to, for the benefit of or in respect of the liabilities or obligations of a member of the Group or Sponsor Affiliate where the aggregate liability (whether actual or contingent) of members of the Group under all such guarantees does not, when aggregated with the aggregate principal amount of any loans outstanding at that time which are permitted under paragraph (n) of the definition of Permitted Loan, at any time exceed €15,000,000 (or its equivalent in another currency or currencies).

“Permitted Holding Company Activity” means:

(a)	in the case of the Parent, Luxco2 or Luxco3:

(i)	the provision of administrative, managerial, legal, treasury and accounting services and the secondment of employees to other members of the Group of a type customarily provided by a holding company to its Subsidiaries; and

(ii)	the incurrence of professional fees and administration costs in the ordinary course of business as a holding company;

(b)	ownership of shares in its Subsidiaries, provided that the Parent may not hold shares in any entity other than Bondco and Bondco may not hold shares in any entity other than the Company;

(c)	the entry into and the incurrence or satisfaction of any liabilities or obligations under the Transaction Documents to which it is a party;

(d)	the pursuit of research and development activities;

(e)	the making and receiving of any distribution which is not prohibited by this Agreement or the Intercreditor Agreement;

(f)	the entry into and the performance of domination agreements and/or profit and loss transfer agreements as contemplated by the Structure Memorandum;

(g)	the incurrence or satisfaction of any liabilities or obligations in respect of Permitted Loans: (i) made by Luxco2 or Luxco3 to the Parent, (ii) made by the Parent to Bondco, or (iii) made by any Newco (other than Luxco2, Luxco3 or the Parent) to any member of the Group;

(h)	in the case of the Parent, the issue and receipt of the Original Equity Commitment, New Equity and New Shareholder Loans or (to fund New Equity) any Permitted Share Issues;

(i)	in the case of Luxco2 and Luxco3, the receipt of Permitted Payments;

(j)	in the case of the Parent, in connection with any conversion described in Clause 31.8 (Conversion of the Parent), the carrying on of such minimum business or trade activity as is required to qualify as controlling entity (Organträger) of the German fiscal unity for income tax purposes (ertragsteuerliche Organschaft); and

(k)	the entry into and the incurrence or satisfaction of any liabilities or obligations under any Senior Secured Notes Purchase Agreement (as defined in the Intercreditor Agreement), any escrow agreement and/or any other document entered into in connection with the issuance of Senior Secured Notes.

“Permitted Joint Venture” means:

(a)	any investment in any Joint Venture pursuant to any agreement existing at the date of this Agreement details of which investment have been disclosed to the Agent before the date of this Agreement;

(b)	any other investment by a member of the Group other than the Parent in any Joint Venture carrying on a business of a general nature similar, related or complimentary to that of the Group where the aggregate of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the market value of any assets transferred by any member of the Group to any such Joint Venture (other than assets provided on arm’s length terms and paid for in cash at the time of transfer),

but less the aggregate of:

(A)	all amounts received by members of the Group in respect of (w) repayments, redemptions, interest or distributions, in each case from a Joint Venture and (x) net proceeds of disposals of shares in a Joint Venture; and

(B)	in respect of a Joint Venture which has become a member of the Group, the sum of: (y) amounts referred to in paragraphs (i), (ii) and (iii) above incurred after the date of this Agreement in respect of that Joint Venture minus (z) aggregate amounts referred to in paragraph (A) above received from or in respect of that Joint Venture, does not at any time exceed €45,000,000 (or its equivalent in another currency or currencies) in aggregate, in each case plus any net amounts received in cash in respect of New Equity and/or New Shareholder Loans which are used for this purpose; or

(c)	any other investment in a Joint Venture to which the Majority Lenders have given their consent.

“Permitted Loan” means:

(a)	any loan or trade credit extended or any advance payment made by any member of the Group in the ordinary course of its trading activities;

(b)	a loan made by a member of the Group to another member of the Group:

(i)	prior to the date of this Agreement to the extent that it is disclosed in writing to the Agent prior to such date; or

(ii)	expressly referred to in the Structure Memorandum;

(c)	a loan made by an Obligor to another Obligor;

(d)	a loan made by an Obligor to another member of the Group which is not an Obligor provided that the aggregate principal amount of all such loans outstanding at any time does not cause the Non-Obligor Basket to exceed €25,000,000 (or its equivalent in another currency or currencies);

(e)	a loan made by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(f)	a loan made in the ordinary course of intra-Group cash pooling arrangements (subject to the limits set out in paragraph (d) above, if applicable) provided that, in the case of a loan made by a member of the Group which is not an Obligor to an Obligor, that member of the Group has acceded to the Intercreditor Agreement to the extent required by clause 18.8 (New Intra Group Lender) of the Intercreditor Agreement;

(g)	subject to the terms of the Intercreditor Agreement, a loan made by a member of the Group to another member of the Group for the purpose of financing any Permitted Payments;

(h)	any loan made by Bondco in lieu of a distribution to the Parent, provided that the amount of the loan shall not exceed the amount which the Parent could otherwise then receive by way of distribution;

(i)	a loan made to a Permitted Joint Venture;

(j)	a loan which constitutes Permitted Financial Indebtedness;

(k)	a loan made by a member of the Group to an employee or director of any member of the Group or to any employee share option or unit trust scheme of the Group, in any such case if the principal amount of that loan, when aggregated with the amount of all other payments under paragraph (b) of the definition of Permitted Payments and paragraph (j) of the definition of Permitted Acquisition does not exceed €5,000,000 (or its equivalent in another currency or currencies) in any Financial Year;

(l)	any loan constituting deferred consideration on any Permitted Disposal in an amount up to 20 per cent. of the sale consideration;

(m)	any loan with the prior written consent of the Majority Lenders; or

(n)	any loan not falling within paragraphs (a) to (m) above made to a person which is neither a member of the Group nor a Sponsor Affiliate the aggregate principal amount of which at any time does not, when aggregated with the aggregate principal amount of the Financial Indebtedness under any such loans and the aggregate liability (whether actual or contingent) under any guarantees at that time which are permitted under paragraph (s) of the definition of Permitted Guarantee, exceed €15,000,000 (or its equivalent in another currency or currencies).

“Permitted Payments” means the cash payment of a dividend, repayment of equity or the cash payment of interest on, or repayment of principal in respect of, Shareholder Loans to fund:

(a)	administrative costs, directors’ and employees’ remuneration, Taxes (to the extent referable to acting as a Holding Company of the Company) to the extent then due and payable, professional fees, regulatory costs and the like, in each case (i) reasonably incurred by the Company or any Holding Company of the Company (other than the Investors) in the ordinary course of business or to meet minimum substance requirements of any such person and (ii) in an aggregate amount not exceeding €2,500,000 (or its equivalent in another currency or currencies) in any Financial Year;

(b)	the repurchase of management equity up to an aggregate amount from the Group which (when aggregated with all other payments made under paragraph (k) of the definition of Permitted Loan and under paragraph (j) of the definition of Permitted Acquisition) does not exceed €5,000,000 (or its equivalent in another currency or currencies) in any Financial Year;

(c)	Investor front end fees as reflected in the Base Case Model and, so long as no Event of Default is continuing or would arise as a result of the making of such payment, an ongoing monitoring or advisory fee payable to the Investors in an aggregate amount not exceeding €3,000,000 (or its equivalent in another currency or currencies) per Financial Year;

(d)	so long as no Event of Default is continuing or would arise as a result of the making of such payment, payments to any of the Investors or any Affiliate of or advisor to the Investors for ad hoc corporate finance advice, mergers and acquisitions advice and transaction advice actually provided to the Group on arms’ length commercial terms;

(e)	to the extent permitted under the Intercreditor Agreement, any payment to the extent required to make payments required under the Finance Documents or the Senior Secured Indebtedness;

(f)	to the extent permitted under the Intercreditor Agreement, any payment of a dividend, repayment of equity or payment of interest on or repayment of principal of subordinated debt if:

(i)	no Default has occurred and is continuing when the payment is made or would arise as a result of such payment;

(ii)	the Parent provides a certificate to the Agent confirming (with reasonable detail) that the Leverage Ratio as at the Quarter Date immediately preceding the date of payment (after giving effect to such payment as if it had been made on that Quarter Date) is less than or equal to 2.75:1; and

(iii)	no such payment is made before the date which is 12 months after the Closing Date;

(g)	to the extent permitted under the Intercreditor Agreement, an Indenture Permitted Payment; and

(h)	following any conversion described in Clause 31.8 (Conversion of the Parent), Taxes in Germany immediately payable by Luxco2 as a result of its being the limited partner of Parent KG, to the extent such Taxes are due and payable under applicable law.

“Permitted Reorganisation” means a reorganisation involving the business or assets of, or shares of (or other interests in), any member of the Group (other than the Parent, Bondco, the Company or German International Holdco) where:

(a)	all of the business, assets and shares of (or other interests in) the relevant member of the Group continue to be owned directly or indirectly by the Parent, Bondco, the Company and German International Holdco in the same or a greater percentage as prior to such reorganisation, save to the extent:

(i)	constituting a Permitted Disposal;

(ii)	the shares of (or other interests in) any member of the Group have been merged into another member of the Group or have otherwise ceased to exist (including, for example, by way of the collapse of a solvent partnership or solvent winding up of a corporate entity) as a result of a Permitted Reorganisation; or

(iii)	the business, assets and shares of (or other interests in) relevant members of the Group cease to be owned:

(A)	as a result of a Permitted Disposal; or

(B)	as a result of a cessation of business or solvent winding-up of a member of the Group (other than the Parent, Bondco, the Company or any other Bidco) in conjunction with a distribution of all or substantially all of its assets remaining after settlement of its liabilities to its immediate shareholder(s) or other persons directly holding partnership or other ownership interests in it; or

(C)	as a result of a disposal of shares (or partnership or other ownership interests) in a member of the Group required to comply with applicable laws, provided that any such disposal is limited to the minimum amount required to comply with such applicable laws; and

(b)	the Lenders (or the Security Agent on their behalf) will continue to have the same or substantially equivalent guarantees and Security (ignoring for the purpose of assessing such equivalency any limitations required in accordance with the Agreed Security Principles which do not materially and adversely affect the value or enforceability of those guarantees and Security taken as a whole, and other than guarantees and Security from any entity which has ceased to exist as contemplated in paragraph (a)(ii) above) over the same or substantially equivalent assets and over the shares (or other interests) in the transferee other than over any shares (or other interests) which have ceased to exist as contemplated in paragraph (a)(ii) above, in each case to the extent such assets, shares or other interests are not disposed of as permitted under, but subject always to, the terms of this Agreement, provided that if a release and retaking of Security over shares in a member of the Group is required in relation to a reorganisation not falling within paragraph (c) below that release needs the consent of the Super Majority Lenders;

(c)	if the member of the Group is an Obligor, such member of the Group remains the surviving entity following such reorganisation, save where its liabilities (and security interest granted by it to secure such liabilities) as an Obligor are fully transferred to and assumed by the surviving entity;

(d)	any reorganisation arising as a consequence of a member of the Group complying with an undertaking in this Agreement;

(e)	any reorganisation specifically referred to in the Structure Memorandum; and

(f)	any other reorganisation involving one or more members of the Group approved by the Majority Lenders.

“Permitted Share Issue” means an issue of:

(a)	shares by Luxco2 or Luxco3 not constituting a Change of Control;

(b)	ordinary shares or redeemable shares with an earliest redemption date following the Termination Date by Parent to Luxco2, which are fully paid upon issue and which become subject to Transaction Security;

(c)	shares by a member of the Group (other than the Parent) which is a Subsidiary to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms;

(d)	shares specifically contemplated in the Structure Memorandum; and

(e)	shares issued by a person who is not an Obligor or Material Company in connection with a Permitted Joint Venture.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	a Permitted Reorganisation;

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of any guarantee or Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(d)	any payments or other transactions specifically contemplated by the Acquisition Agreement, the China Agreement or the Structure Memorandum; or

(e)	any transaction consented to by the Majority Lenders.

“Poland Bidco” means a newly-formed (and, on the Closing Date, direct) Subsidiary of German International Holdco, incorporated under the laws of Poland.

“Polish Target” means Evonik Carbon Black Polska Sp. Z.o.o., a company incorporated under the laws of Poland.

“Portugal Bidco” means a newly-formed (and, on the Closing Date, direct) Subsidiary of German International Holdco, incorporated under the laws of Portugal.

“Portuguese Target” means Evonik Carbogal S.A., a company incorporated under the laws of Portugal.

“PRC” means the People’s Republic of China (and for the purpose of this Agreement excludes Hong Kong, Macao and Taiwan).

“Priority Hedging Recoveries Amount” means €30,000,000 (or its equivalent in any other currency or currencies) at any time.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quasi-Security” means an arrangement or transaction whereby any member of the Group:

(a)	sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(b)	sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)	enters into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(d)	enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days (or, in the case of any period beginning on the Closing Date, one TARGET Day) before the first day of that period; or

(c)	(for any other currency) two London business days (or, in the case of any period beginning on the Closing Date, one London business day) before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and, if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Regulation T”, “Regulation U” or “Regulation X” means Regulation T, U or X, as the case may be, of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation or organisation;

(b)	the jurisdiction of incorporation or organisation of any Subsidiaries whose shares constitute Charged Property;

(c)	any jurisdiction where it conducts a substantial part of its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Reliance Parties” means the Agent, the Arranger, the Security Agent, the Issuing Bank, each Hedge Counterparty, each Ancillary Lender, each Original Lender and each person which becomes a Lender as part of the primary syndication of the Facility.

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repeating Representations” means each of the representations set out in Clause 24.2 (Status) to Clause 24.7 (Governing law and enforcement), Clause 24.11 (No default) and Clause 24.19 (Ranking), Clause 24.32 (Prohibited dealings), Clause 24.33 (US governmental regulation), Clause 24.34 (US margin regulations) and Clause 24.35 (ERISA matters).

“Reports” means the Accountants’ Report, the Legal Due Diligence Report, the Environmental Report, the Insurance Report, the Market Report, the Pensions Report, the IT Report and the Structure Memorandum.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Loan is due to be repaid;

(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(iii)	a demand by an Ancillary Lender pursuant to a drawing in respect of a Letter of Credit or bank guarantee under an Ancillary Facility is due to be met; or

(iv)	an amount outstanding under an Ancillary Facility is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the relevant amount under paragraph (a) above;

(c)	in the same currency as the relevant amount under paragraph (a) above (unless in the case of a maturing Loan it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that maturing Loan;

(ii)	satisfying the relevant claim in respect of that Letter of Credit;

(iii)	satisfying the relevant claim in respect of that Letter of Credit or bank guarantee issued under an Ancillary Facility is due to be met; or

(iv)	refinancing that amount outstanding under the relevant Ancillary Facility.

“Sale” means the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.

“Secured Parties” has the meaning given to that term in the Intercreditor Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest having a similar effect.

“Senior Secured Indebtedness” has the meaning given to that term in the Intercreditor Agreement.

“Senior Secured Indebtedness Documents” has the meaning given to that term in the Intercreditor Agreement.

“Senior Secured Notes” has the meaning given to that term in the Intercreditor Agreement.

“Senior Secured Notes Indenture” has the meaning given to that term in the Intercreditor Agreement.

“Senior Secured Notes Trustee” means the trustee for the holders of the Senior Secured Notes in accordance with the terms of the Senior Secured Notes Indenture.

“Senior Secured Repurchase” means any prepayment, purchase, defeasance, redemption or acquisition or retirement of Senior Secured Indebtedness by a member of the Group, Luxco2 or Luxco3 other than a prepayment of Senior Secured Indebtedness (other than Senior Secured Notes) prior to the Conversion Date (as defined under the Bridge Facility Agreement) with the proceeds only of other Senior Secured Indebtedness.

“Separate Loan” has the meaning given to that term in Clause 10.1 (Repayment of Loans).

“Shareholder Loans” means all loans made by Luxco2 or Luxco3 to the Parent in cash and which are subject to Transaction Security granted by Luxco2 or Luxco3 (as applicable) and subordinated under the Intercreditor Agreement, the proceeds of which are loaned by the Parent to Bondco pursuant to a loan subordinated under the terms of the Intercreditor Agreement.

“South Africa Long Stop Date” means 31 December 2011.

“South African Target” means Algorax (Proprietary) Limited, a company incorporated under the laws of the Republic of South Africa.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Sponsor Affiliate” means:

(a)	any Investor and each of its Affiliates and direct and indirect Subsidiaries;

(b)	any sponsor, limited partnerships or entities managed or advised by an Investor or any of its Affiliates or any of its direct or indirect Subsidiaries;

(c)	any trust of an Investor or any of its Affiliates or any of its direct or indirect Subsidiaries or in respect of which any such persons are a trustee;

(d)	any partnership of an Investor or any of its Affiliates or any of its direct or indirect Subsidiaries or in respect of which any such persons are a partner; and

(e)	any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its Affiliates or any of its direct or indirect Subsidiaries, but excluding in each case:

(i)	any debt fund which is managed separately to the Investors; and

(ii)	any member of the Group.

For the avoidance of doubt, Sponsor Affiliate shall include all parties (other than a member of the Group) acting in concert with the Investors (and their Affiliates and director and indirect Subsidiaries) and all shareholders (direct or indirect) in the Parent or Bondco from time to time.

“Structure Memorandum” means:

(a)	the structure paper entitled “Project Casablanca—tax steps paper” and dated 17 April 2011 describing the Group and the Acquisitions, together with the final version of the addendum thereto entitled “Project Casablanca—Addendum covering amendments to the tax structure” substantially in the form of the draft approved by the Majority Lenders, in each case, prepared by KPMG LLP;

(b)	the final version of structure paper entitled “Tax considerations – International Newco Structure” substantially in the form of the draft approved by the Majority Lenders, prepared by Ernst & Young GmbH; and

(c)	the structure paper entitled “Project Casablanca – tax steps paper” prepared by KPMG LLP prior to the Closing Date consolidating the structure papers referred to in (a) and (b) above in form and substance satisfactory to the Arrangers (such approval not to be unreasonably withheld), in each case, together with any updates thereto or reissuances thereof in form and substance satisfactory to the Arrangers (such approval not to be unreasonably withheld) and provided to the Lenders, and (in each case) in the agreed form and addressed to, and/or capable of being relied upon by, the Reliance Parties.

“Subsidiary” means in relation to any company, corporation or other legal entity, a Holding Company, a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the Holding Company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the Holding Company; or

(c)	which is a subsidiary of another Subsidiary of the Holding Company,

and, for this purpose, a company or corporation or other legal entity (the “first entity”) shall be treated as being controlled by another company or corporation or other legal entity (the “second entity”) if:

(i)	in the event that the first entity is incorporated in Germany, the second entity has the right or is in a factual position to otherwise exercise control in respect of the first entity within the meaning given to it in section 17 of the German Stock Corporation Act (Aktiengesetz); or

(ii)	in any other case, the second entity is able to determine the composition of a majority of the first entity’s board of directors or equivalent body (or similarly direct the first entity’s affairs).

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments immediately prior to that reduction).

“Sweden Bidco” means a newly-formed (and, on the Closing Date, direct) Subsidiary of German International Holdco, incorporated under the laws of Sweden.

“Swedish Companies Act” means the Swedish companies act (Sw: Aktiebolagslagen (2005:551)).

“Swedish Target” means Evonik Norcarb AB, a company incorporated under the laws of Sweden, with company registration number 556095-3886.

“Swedish Transaction Security” means any Security granted under a Transaction Security Document governed by Swedish law.

“Syndication Date” means the date that is the earlier of (i) 31 July 2011 and (ii) the date which the relevant Arranger notifies the Parent that primary syndication has been completed.

“Target” means each of German Target, US Target, Italian Target, French Target, Portuguese Target, Korean Target, Polish Target, Swedish Target, Brazilian Target, South African Target and Chinese Target.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means all of the shares of Target and all warrants and options in respect of the share capital of Target (or, in the case of the Chinese Target and/or the South African Target, such lesser percentage thereof as is contemplated by the China Agreement and/or the Acquisition Agreement, as applicable).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Loan” has the meaning given to it in the Bridge Facility Agreement.

“Termination Date” means the date which is six years after the Closing Date.

“Third Party Disposal” has the meaning given to that term in paragraph (a) of Clause 31.3 (Resignation of a Borrower).

“Total Ancillary Limit” means US$75,000,000 (or its equivalent in another currency or currencies).

“Total Commitments” means the aggregate of the Commitments, being US$250,000,000 at the date of this Agreement.

“Transaction Documents” means the Finance Documents, the Acquisition Documents, the Senior Secured Indebtedness Documents, the Equity Documents and the documentation in relation to the Shareholder Loans.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means:

(a)	each of the documents listed as being a Transaction Security Document in paragraphs 4(e) and 4(f) of Part I of Schedule 2 (Conditions precedent to initial Utilisation); and

(b)	any document required to be delivered to the Agent under Part II or Part III of Schedule 2 (Conditions precedent) together with any other document entered into by any Obligor a Security Provider or any other person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents or the Senior Secured Indebtedness Documents,

and including, for the avoidance of doubt, the Chinese Target Equity Pledge.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories and possessions.

“US Bankruptcy Law” means the United States Bankruptcy Code 1978 or any other bankruptcy, insolvency or similar law of the United States or any state thereof.

“US Bidco” means a newly-formed (and, on the Closing Date, direct) Subsidiary of German International Holdco, organised under the laws of the United States or any State thereof (including the District of Columbia).

“US Borrower” means a Borrower that is organised, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia).

“USA Patriot Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act 2001, Public Law 107-56 of the United States.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“US Guarantor” means a Guarantor that is organised, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia).

“US Obligor” means a US Borrower or a US Guarantor.

“US Target” means Evonik Carbon Black LLC, a limited liability company organised under the laws of the State of Delaware, US.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vendor” means Evonik Degussa GmbH.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Hedge Counterparty”, any “Issuing Bank”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent”, the “Senior Secured Notes Trustee,” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Parent and the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L. 236-1 to L. 236-24 of the French Code de commerce;

(v)	any “Finance Document” or any “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated provided that each reference to the 2011 Senior Secured Notes Indenture in the definition of “Indenture Permitted Payment” in Clause 1.1 (Definitions) shall be construed as a reference to the 2011 Senior Secured Notes Indenture in the form originally entered into, ignoring any amendment, novation, supplement, extension or restatement;

(vi)	a “guarantee” means (other than in Clause 23 (Guarantee and indemnity)) any guarantee, letter of credit, bond, any cautionnement, aval, and any garantie which is independent from the debt to which it relates, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	“merger” includes any fusion implemented in accordance with articles L. 236-1 to L. 236-24 of the French Code de commerce;

(ix)	a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law then being one which is customarily complied with in the relevant jurisdiction) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(xiii)	“shares” includes partnership interests or other equity interests of the relevant person;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted;

(xv)	a time of day is a reference to London time; and

(xvi)	“Barclays Capital” is a reference to Barclays Capital (the investment banking division of Barclays Bank PLC).

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Security Agent or with the Issuing Bank or Ancillary Lender (or in each case any Affiliate of such person) for which that cash cover is to be provided;

(ii)	subject to paragraph (b) of Clause 7.5 (Cash cover by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent or the Issuing Bank or Ancillary Lender with which that account is held, creating a first ranking security interest over that account, and the term “cash covered” shall be construed accordingly.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

(f)	A Borrower “repaying” or “prepaying” a Letter of Credit or Ancillary Outstandings means:

(i)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (f)(i)and (f)(ii) above is the amount of the relevant cash cover or reduction.

(g)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

(h)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(i)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

(j)	In this Agreement, in relation to an entity incorporated under the laws of the Republic of Italy, a reference to:

(i)	an “insolvency proceeding” includes, without limitation, any procedura concorsuale (including fallimento, concordato preventivo, accordo di ristrutturazione dei debiti, liquidazione coatta amministrativa, amministrazione straordinaria and cessione dei beni ai creditori pursuant to Article 1977 of the Italian Civil Code) and any other proceedings or legal concepts similar to the foregoing;

(ii)	a “winding up”, “administration”, “dissolution” or the like includes, without limitation, any scioglimento, liquidazione and any other proceedings or legal concepts similar to the foregoing;

(iii)	a “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, a curatore, commissario giudiziale, liquidatore, or any other person performing the same function of each of the foregoing;

(iv)	a “procedure or step” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to Article 1977 of the Italian Civil Code (cessione dei beni ai creditori) or filing a petition for a concordato preventivo or an accordo di ristrutturazione dei debiti or entering into a similar arrangement for the majority of such person’s creditors; and

(v)	an “attachment” includes a pignoramento.

1.3	Currency symbols and definitions

“U.S.$”, “USD” and “U.S. dollars” denote the lawful currency of the United States of America. “£”, “GBP” and “sterling” denote the lawful currency of the United Kingdom. “€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Intercreditor Agreement

(a)	This Agreement is entered into subject to, and with the benefit of, the terms of the Intercreditor Agreement.

(b)	Notwithstanding anything to the contrary in this Agreement, the terms of the Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.6	Exchange rate fluctuations

(a)	When applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Finance Documents, the equivalent to an amount in the Base Currency shall be calculated as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.

(b)	No Event of Default or breach of any representation and warranty or undertaking under the Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent of any relevant amount due to fluctuations in exchange rates.

1.7	Certificates

Where any individual gives a certificate on behalf of any of the parties to the Finance Documents pursuant to any provision thereof and such certificate proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate being incorrect save where such individual acted fraudulently in giving such certificate (in which case any liability of such individual shall be determined in accordance with applicable law).

1.8	Swedish trust and novation provisions

(a)	If any party to this Agreement that is incorporated in Sweden (the “Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Beneficiary”), the Obligated Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the Swedish Act of 1944 in respect of assets held on account (Sw: Lag (1944:181) om redovisningsmedel) and shall promptly pay or transfer the same to the Beneficiary or as the Beneficiary may direct.

(b)	For the avoidance of doubt, the Parties agree that any novation effected in accordance with Clause 29 (Changes to the Lenders) shall, in relation to any Swedish Transaction Security, take effect as an assignment and assumption and transfer of such security interests.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Lenders make available a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Commitments.

(b)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers (and/or any Affiliate(s) of a Borrower pursuant to Clause 9.10 (Affiliates of Borrowers)) in place of all or part of its Commitment.

2.2	Increase

(a)	The Parent may by giving prior notice to the Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.6 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 11.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Parent (each of which shall not be a Sponsor Affiliate, an Obligor or a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Parent, the Increase Lender and the Issuing Bank; and

(iii)	the Issuing Bank consenting to that increase.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Parent shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of US$2,500 and the Parent shall promptly on demand pay (or procure to be paid) the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(f)	Clause 29.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause 29.4 (Limitation of responsibility of Existing Lenders) to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	To the extent legally possible for the relevant Obligor, each Obligor (other than the Parent) hereby releases the Parent from:

(i)	the restrictions set out in § 181 of the German Civil Code (Bürgerliches Gesetzbuch, “BGB”); or

(ii)	similar restrictions arising pursuant to any other applicable law.

(c)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

2.5	Utilisations prior to the closing of the acquisition of the South African Target

Notwithstanding anything herein to the contrary, the Available Facility will be reduced by an amount equal to US$15,000,000 until the date on which the acquisition of the South African Target is to be completed (if it is not being acquired on the Closing Date).

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility, any Letter of Credit and any utilisation of any Ancillary Facility towards the general corporate and working capital purposes of the Group, but not towards:

(a)	any Permitted Acquisition (or refinancing of a Permitted Acquisition) other than the Acquisitions;

(b)	any Financial Assistance Purpose in respect of the Acquisitions;

(c)	any Senior Secured Repurchase;

(d)	the payment of any coupon on the Senior Secured Indebtedness; or

(e)	any expenditure which is treated as capital expenditure in accordance with the Accounting Principles.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if the Agent has received all of the documents and evidence listed in Part I of Schedule 2 (Conditions precedent to initial Utilisation) in each case in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.5 (Utilisations during the Certain Funds Period) applies, if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in relation to the first Utilisation, the Bridge Facility has also been fully utilised or the Senior Secured Notes have been issued pursuant to the Engagement Letter;

(b)	other than in the case of a Rollover Loan, no Default is continuing or would result from the proposed Utilisation;

(c)	in the case of a Rollover Loan, no notice of acceleration or cancellation has been given by the Agent under Clause 28.21 (Acceleration) as a result of the occurrence of an Event of Default;

(d)	other than in the case of a Rollover Loan, the representations and warranties to be made by each Obligor in accordance with Clause 24.36 (Times when representations made) are true in all material respects by reference to the facts then subsisting and will remain true and accurate in all material respects immediately after that Utilisation;

(e)	other than in the case of a Rollover Loan, the financial covenant in Clause 26.2 (Financial condition) (ignoring paragraph (c) of that Clause) has been complied with in respect of the Quarter Date most recently preceding the proposed Utilisation Date for which a Compliance Certificate has been delivered; and

(f)	other than in the case of a Utilisation consisting of a Letter of Credit that is fully cash covered on and from the relevant Utilisation Date, no Indenture Permitted Payment made in reliance on the proviso in paragraph (a) of the definition of that term in Clause 1.1 (Definitions) has been or will be made on the proposed Utilisation Date or on any of the 10 Business Days immediately preceding such Utilisation Date.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it is euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Parent for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Parent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Parent) may not deliver a Utilisation Request if, as a result of the proposed Utilisation, 25 or more Utilisations would be outstanding.

(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

(d)	A Borrower (or the Parent) may not request that a Letter of Credit be issued if, as a result of the proposed Utilisation, 15 or more Letters of Credit would be outstanding.

4.5	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Certain Funds Default is continuing or would result from the proposed Utilisation;

(ii)	all the Certain Funds Representations are true and accurate and will remain so immediately after the proposed Utilisation;

(iii)	no Change of Control or Sale has occurred; and

(iv)	it is not unlawful in any applicable jurisdiction for that Lender to perform any of its obligations to lend or participate or maintain its participation in any Utilisation.

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 5.5 (Immediate cancellation), Clause 11.1 (Illegality) and Clause 12.1 (Exit)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(vi)	take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation, provided that, immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 3

UTILISATION

5.	UTILISATION—LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Parent on its behalf) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is (x) a Business Day within the Availability Period; and (y) where a payment made in reliance on the proviso in paragraph (a) of the definition of Indenture Permitted Payment in Clause 1.1 (Definitions) has been made, a date falling at least 11 Business Days after the most recent such payment was made;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 15 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of US$1,500,000 or, if less, the Available Facility; or

(ii)	if the currency selected is euro, a minimum of €1,000,000 or, if less, the Available Facility; or

(iii)	if the currency selected is an Optional Currency other than euro, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 10.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5	Immediate cancellation

(a)	The Commitments shall be immediately cancelled in full if:

(i)	the Closing Date has not occurred on or before the Long Stop Date; or

(ii)	the Acquisition Agreement has been rescinded, repudiated, terminated or otherwise ceases to be in full force and effect or capable of consummation in accordance with its terms.

(b)	The then unutilised Commitments shall be immediately cancelled at the end of the Availability Period.

(c)	The then unutilised Commitments shall be immediately cancelled in part, by an amount equal to US$15,000,000, if the acquisition of the South African Target is not completed on or prior to the South Africa Long Stop Date. Any such cancellation shall reduce the Commitments of the Lenders rateably.

6.	UTILISATION—LETTERS OF CREDIT

6.1	The Facility

(a)	The Facility may be utilised by way of Letters of Credit.

(b)	Any reference in this Agreement to:

(i)	the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

(ii)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf; and

(iii)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(c)	Other than Clause 5.5 (Immediate cancellation), Clause 5 (Utilisation—Loans) does not apply to Utilisations by way of Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Parent on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit;

(c)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(d)	the proposed Utilisation Date is (x) a Business Day within the Availability Period; and (y) where a payment made in reliance on the proviso in paragraph (a) of the definition of Indenture Permitted Payment in Clause 1.1 (Definitions) has been made, a date falling at least 11 Business Days after the most recent such payment was made unless the relevant Letter of Credit is fully cash covered on and from the proposed Utilisation Date.

(e)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(f)	the form of Letter of Credit is attached;

(g)	the Expiry Date of the Letter of Credit falls on or before the Termination Date;

(h)	the Term of the Letter of Credit is 12 Months or less;

(i)	the delivery instructions for the Letter of Credit are specified; and

(j)	it identifies the beneficiary of the Letter of Credit and such beneficiary is approved by the Issuing Bank and not subject to sanctions or other restrictions under any applicable Economic Sanctions Law.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of US$1,500,000 or, if less, the Available Facility; or

(ii)	if the currency selected is euro, a minimum of €1,000,000 or, if less, the Available Facility; or

(iii)	if the currency selected is an Optional Currency other than euro, the minimum amount specified by the Agent pursuant to paragraph (b)(i) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit other than one to which paragraph (c) below applies, if, on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit) no notice of acceleration or cancellation has been given by the Agent under Clause 28.21 (Acceleration) as a result of the occurrence of an Event of Default and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(ii)	in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 24 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true in all material respects;

(iii)	the Issuing Bank is not precluded by law or regulation or its internal policies from issuing the Letter of Credit to the proposed beneficiary;

(iv)	other than in the case of a Renewal Request, the financial covenant in Clause 26.2 (Financial condition) (ignoring paragraph (c) of that Clause) has been complied with in respect of the Quarter Date most recently preceding the proposed Utilisation Date for which a Compliance Certificate has been delivered; and

(v)	other than in the case of a Utilisation consisting of a Letter of Credit that is fully cash covered on and from the relevant Utilisation Date, no Indenture Permitted Payment made in reliance on the proviso in paragraph (a) of the definition of that term in Clause 1.1 (Definitions) has been or will be made on the proposed Utilisation Date or on any of the 10 Business Days immediately preceding such Utilisation Date.

(c)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Certain Funds Default is continuing or would result from the issue of the proposed Letter of Credit;

(ii)	all the Certain Funds Representations are true in all material respects;

(iii)	no Change of Control or Sale has occurred; and

(iv)	the Issuing Bank is not precluded by law or regulation or its internal policies from issuing the Letter of Credit to the proposed beneficiary.

(d)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (c) above, the Issuing Bank is not obliged to comply with paragraph (a) above and subject as provided in Clause 11.2 (Illegality in relation to Issuing Bank) and Clause 12.1 (Exit)), the Issuing Bank shall not be entitled to:

(i)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation;

(ii)	refuse to issue a Letter of Credit which is a Certain Funds Utilisation;

(iii)	exercise any right of set-off or counterclaim in respect of a Letter of Credit to the extent to do so would prevent or limit the making of a Letter of Credit which is a Certain Funds Utilisation;

(iv)	cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Letter of Credit which is a Certain Funds Utilisation; or

(v)	take any other action or make or enforce any claim (in its capacity as Issuing Bank) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation, provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(e)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Letter of Credit.

(f)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.6	Renewal of a Letter of Credit

(a)	A Borrower (or the Parent on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit, any of the Lenders is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) following a request by the Issuing Bank; and

(ii)	either:

(A)	the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 7.5 (Cash cover by Borrower); or

(B)	the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.5 (Cash cover by Borrower),

the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Agent of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)	If any Letters of Credit are denominated in an Optional Currency, the Agent shall, at six-monthly intervals commencing on the Closing Date, recalculate the Base Currency Amount of each such Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	If requested by the Agent within ten days of any adjustment to a Base Currency Amount under paragraph (a) above, the Parent shall ensure that, within three Business Days of such request, sufficient Utilisations are prepaid to prevent the Base Currency Amount (as so adjusted) of the Utilisations exceeding the Total Commitments (after deducting the total Ancillary Commitments).

7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Parent requested) the issue of that Letter of Credit shall repay or prepay that amount immediately, and in any event within four Business Days of demand (however, for the purposes of Clause 14.3 (Default interest), that amount shall be treated as an overdue amount from the date of demand in respect thereof).

7.2	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any demand made or purported to be made under a Letter of Credit requested by it (or requested by the Parent on its behalf) and which appears on its face to comply with the terms of that Letter of Credit and to be in order (in this Clause 7, a “claim”).

(b)	Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or, if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)	The Borrower which requested (or on behalf of which the Parent requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(e)	The obligations of each Lender or Borrower under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group, Luxco2 or Luxco3;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Cash collateral by Non-Acceptable L/C Lender

(a)	If, at any time, a Lender is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)	Until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

(d)	Each Lender shall notify the Agent and the Parent:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) above to the Agent and, upon delivery in accordance with Clause 29.10 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent), to the Parent.

(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within five Business Days after the request from the Lender (and shall co-operate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Cash cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) and the Issuing Bank notifies the Obligors’ Agent (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit or proposed Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit, then that Borrower shall do so within five Business Days after the notice is given.

(b)	Notwithstanding paragraph (d) of Clause 1.2 (Construction), the Issuing Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.

(c)	To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 17.6 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided.

7.6	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	OPTIONAL CURRENCIES

8.1	Selection of currency

A Borrower (or the Parent on its behalf) shall select the currency of a Utilisation in a Utilisation Request.

8.2	Unavailability of a currency

If, before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower or Parent to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9.	ANCILLARY FACILITIES

9.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Parent with an Ancillary Lender.

9.2	Availability

(a)	If the Parent and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Commitment (which shall (except for the purposes of determining the Majority Lenders and the Super Majority Lenders and of Clause 41.4 (Replacement of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)	An Ancillary Facility shall not be made available after the Closing Date unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Parent:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9.2). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Parent and the Ancillary Lender.

9.3	Terms of Ancillary Facilities

(a)	Except as provided in paragraph (b) below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Parent.

(b)	However, those terms:

(i)	to the extent relating to the rate of interest, fees and other remuneration in respect of that Ancillary Facility, must be based upon normal commercial terms of that Ancillary Lender at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 9.10 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings of a Lender to exceed the Ancillary Commitment of that Lender;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender (as reduced by a pro rata amount of any reduction to the Available Facility for the purposes of Clauses 5.3(b) (Currency and amount) and 6.4(b) (Currency and amount) pursuant to Clause 27.15(a) (Recourse Factoring)); and

(v)	must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for: (i) Clause 38.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.7 (Interest, commission and fees on Ancillary Facilities).

9.4	Limits on Ancillary Facilities

The Parent shall ensure that:

(a)	the aggregate of all Ancillary Commitments does not at any time exceed the Total Ancillary Limit;

(b)	the Ancillary Outstandings under any Ancillary Facility do not at any time exceed the Ancillary Commitment under that Ancillary Facility; and

(c)	the aggregate of the Ancillary Outstandings in respect of an Ancillary Facility and the relevant Ancillary Lender’s share of all other outstanding Revolving Facility Utilisations do not at any time exceed that Ancillary Lender’s Revolving Facility Commitment.

9.5	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Commitment shall be increased accordingly).

(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)	the Total Commitments have been cancelled in full, or all outstanding Utilisations have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations immediately due and payable, or the expiry date of the Ancillary Facility occurs;

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Utilisation and the Ancillary Lender gives sufficient notice to enable a Utilisation to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation:

(i)	the Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(ii) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation to refinance Ancillary Outstandings:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate amount of the Utilisations then outstanding as its Commitment bears to the Total Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.

9.6	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

9.7	Adjustment for Ancillary Facilities upon acceleration

In this Clause 9.7:

“Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility).

“Total Outstandings” means the aggregate of all Outstandings.

(a)	If a notice is served under Clause 28.21 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Facility and each Ancillary Facility to ensure that after such transfers the Outstandings of each Lender bear the same proportion to the Total Outstandings as such Lender’s Commitment bears to the Total Commitments, each as at the date the notice is served under Clause 28.21 (Acceleration).

(b)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c)	Prior to the application of the provisions of paragraph (a) above, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(d)	All calculations to be made pursuant to this Clause 9.7 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

9.8	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.9	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Part II of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Parent shall specify any relevant Affiliate of a Lender in any notice delivered by the Parent to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a Party as an Ancillary Lender in accordance with clause 18.10 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 29 (Changes to the Lenders), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.10	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility if that Affiliate is (or becomes) a Guarantor under this Agreement.

(b)	The Parent shall specify any relevant Affiliate of a Borrower in any notice delivered by the Parent to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 31.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

9.11	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

10.	REPAYMENT

10.1	Repayment of Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

1.	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

2.	each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

1.	the relevant Borrower will not be required to make any payment in cash; and

2.	each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving five Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

10.2	Repayment of Letters of Credit

On the Termination Date, each Borrower on whose behalf a Letter of Credit has been issued shall ensure that such Letter of Credit is repaid in full.

11.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

11.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Parent, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(c)	to the extent that it would be unlawful for such a Letter of Credit to remain outstanding the Parent shall procure that each Obligor shall use all reasonable endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time; and

(d)	unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Facility shall cease to be available for the issue of Letters of Credit.

11.3	Voluntary cancellation

The Parent may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$5,000,000) of the Available Facility. Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably.

11.4	Voluntary prepayment of Utilisations

A Borrower to which a Utilisation has been made may, if it or the Parent gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of US$5,000,000).

11.5	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 18.2 (Tax gross-up); or

(ii)	any Lender or Issuing Bank claims indemnification from the Parent or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19 (Increased Costs); or

(iii)	an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or Clause 11.2 (Illegality in relation to Issuing Bank),

the Parent may, within 60 days of the occurrence of that circumstance giving rise to the requirement for that increase, indemnification or unlawfulness, (and provided such circumstance is then continuing) give the Agent notice:

(i)	(if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or

(ii)	(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

11.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall, as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

12.	MANDATORY PREPAYMENT

12.1	Exit

(a)	Upon the occurrence of a Sale, the Facility will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become due and payable within five Business Days of the occurrence of the Sale.

(b)	Upon the occurrence of a Change of Control:

(i)	the Parent shall promptly (and in any event within five Business Days) notify the Agent of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)	each Lender may (by giving notice to the Agent within 30 days of the Parent’s notification at paragraph (i) above), require the Agent to cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(c)	The Parent shall ensure that any amount due under paragraphs (a) or (b) above is paid in full prior to making any payment that has become due under the Bridge Facility Agreement as a result of the occurrence of a Sale or a Change of Control (howsoever described).

12.2	Senior Secured Repurchase

(a)	If a Senior Secured Repurchase occurs, or an offer to make a Senior Secured Repurchase has been made, the Parent will, promptly upon becoming aware of that event, notify the Agent of the details of the event, including the amount of the (proposed) Senior Secured Repurchase.

(b)	If the aggregate principal amount outstanding under the Senior Secured Indebtedness immediately following any Senior Secured Repurchase is or would be equal to or less than the Senior Secured Repurchase Threshold:

(i)	the Facility shall, at the time the Senior Secured Repurchase is completed, be cancelled (with the Commitments of the Lenders being cancelled rateably) in such an amount that the Total Commitments immediately following such cancellation do not exceed the Relevant Proportion of the Total Commitments as at the date of this Agreement; and

(ii)	following such cancellation, the relevant Borrowers shall promptly (and by no later than five Business Days after the cancellation make such prepayment necessary to ensure that the Base Currency Amount of all outstanding Utilisations and Ancillary Outstandings do not exceed the Total Commitments.

For the purposes of this paragraph (b):

(i)	“Relevant Proportion” means the proportion (expressed as a percentage) which the aggregate principal amount outstanding under the Senior Secured Indebtedness immediately following the relevant Senior Secured Indebtedness Repurchase represents of the Senior Secured Repurchase Threshold; and

(ii)	“Senior Secured Repurchase Threshold” means the amount representing 50 per cent. of the aggregate principal amount of the Senior Secured Indebtedness outstanding on the Closing Date.

(c)	While an Event of Default is continuing, the Parent shall ensure that no legally binding commitment or offer for a Senior Secured Repurchase is made, and any amount which would otherwise have been required to be applied towards a Senior Secured Repurchase shall instead be applied in prepayment and cancellation of the Facility in the order contemplated by Clause 12.4 (Application of prepayments).

12.3	Financial covenant

If the Parent has failed to satisfy the requirements of Clause 26.2 (Financial condition) in respect of a Relevant Period ending on a Quarter Date and, as a result of the application of paragraph (e) of Clause 4.2 (Further conditions precedent) and paragraph (b)(iv) of Clause 6.5 (Issue of Letters of Credit), no Utilisation (other than any Rollover Loan) has been made or was capable of being made since the period commencing on the date on which the Compliance Certificate relating to such Quarter Date was delivered, then at any time after the third such Quarter Date falling after delivery of such Compliance Certificate, the Agent (acting on the instructions of the Majority Lenders) shall be entitled:

(a)	if there are any outstanding Utilisations (other than Letters of Credit to the extent that cash cover in respect thereof has been provided), to take any of the steps set out at Clause 28.21 (Acceleration); or

(b)	if there are no outstanding Utilisations (other than Letters of Credit to the extent that cash cover in respect thereof has been provided), to cancel the Total Commitments and/or Ancillary Commitments and declare all accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments and/or Ancillary Commitments shall immediately be cancelled and all such outstanding amounts shall become immediately due and payable.

12.4	Application of prepayments

(a)	A prepayment made under this Clause 12 shall be applied in the following order:

(i)	first, in cancellation of the Available Commitments (and the Available Commitment of the Lenders will be cancelled rateably);

(ii)	secondly, in permanent prepayment of Utilisations (such that outstanding Loans shall be prepaid before outstanding Letters of Credit) and cancellation of Commitments; and

(iii)	in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments.

(b)	In determining the amount of the Utilisations, Commitments of any Lender and the Total Commitments in respect of any prepayment to be made under Clause 12.2 (Senior Secured Repurchase), any amount denominated in a currency other than the Base Currency shall be converted to the Base Currency at the Agent’s Spot Rate of Exchange on the date the relevant calculation is made.

13.	RESTRICTIONS

13.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, voluntary prepayment and cancellation) or Clause 12 (Mandatory prepayment) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

13.3	Reborrowing

Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.6	Agent’s receipt of notices

If the Agent receives a notice under Clause 11 (Illegality, voluntary prepayment and cancellation) or Clause 12 (Mandatory prepayment), it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender.

13.7	Effect of repayment and prepayment on Commitments

If all or part of a Utilisation is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 13.7 shall reduce the Commitments of the Lenders rateably.

SECTION 5

COSTS OF UTILISATION

14.	INTEREST

14.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

14.2	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)	If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that a higher or lower Margin should have applied during a certain period, then the Parent shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent (or the next succeeding interest payment under the Facility shall be reduced by) any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period (provided that any reduction shall only apply to the extent the Lender which received the overpayment of interest remains a Lender at the date of such adjustment).

14.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

14.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

14.5	Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Utilisation by a US Borrower, together with all fees, charges and other amounts which are treated as interest on such Utilisation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Utilisation in accordance with applicable law, the rate of interest payable in respect of such Utilisation, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Utilisation but were not payable as a result of the operation of this Clause 14.5 shall be cumulated and the interest and Charges payable to such Lender in respect of other Utilisation or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Maximum Rate to the date of repayment, shall have been received by such Lender.

15.	INTEREST PERIODS

15.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 15, a Borrower (or the Parent) may select an Interest Period of one, two three or six Months or any other period agreed between the Parent and the Agent (in the case of any period in excess of six Months, acting on the instructions of all the Lenders in relation to the relevant Loan).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	A Loan has one Interest Period only.

(e)	Prior to the Syndication Date, Interest Periods shall be one Month or such other period as the Agent and the Parent may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

15.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

16.	CHANGES TO THE CALCULATION OF INTEREST

16.1	Absence of quotations

Subject to Clause 16.2 (Market disruption) if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks.

16.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling three Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

16.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

16.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with any demand by the Agent under paragraph (a) above, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Parent.

17.	FEES

17.1	Ticking fee

(a)	The Parent shall pay (or procure the payment) to the Agent (for the account of each Lender), a ticking fee in the Base Currency computed at a rate per annum equal to:

(i)	1.00 per cent. on each Lender’s Available Commitment under the Facility for the period commencing on and including 1 July 2011 and ending 30 July 2011; and

(ii)	40 per cent. of the Margin on each Lender’s Available Commitment under the Facility for the period commencing on and including 31 July 2011 and ending on the Closing Date.

(b)	The accrued ticking fee is payable on the Closing Date.

17.2	Commitment fee

(a)	The Parent shall pay (or procure the payment) to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate per annum equal to 40 per cent. of the applicable Margin on that Lender’s Available Commitment for the period commencing on the Closing Date and ending on the last day of the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

17.3	Arrangement fee

The Parent shall pay (or procure the payment) to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

17.4	Agency fee

The Parent shall pay (or procure the payment) to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

17.5	Security Agent fee

The Parent shall pay (or procure the payment) to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

17.6	Fees payable in respect of Letters of Credit

(a)	The Parent or each Borrower shall pay to the Agent (for the account of the Issuing Bank) a fronting fee at the rate agreed between the Parent and the Issuing Bank on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b)	The Parent or each Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (or, if the Letter of Credit is denominated in an Optional Currency the Letter of Credit fee shall be payable in that Optional Currency), on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. The Letter of Credit Fee shall be computed at the rate equal to the applicable Margin. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date of a Letter of Credit) starting on the Closing Date. The accrued fronting fee and Letter of Credit fee is also payable to the Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

(d)	The Parent or each Borrower shall pay to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in a Fee Letter.

17.7	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Parent.

17.8	No deal, no fees

No fees shall be payable under this Clause 17 unless the Closing Date occurs.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

18.	TAX GROSS-UP AND INDEMNITIES

18.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment, or a deemed payment, under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross-up) or a payment under Clause 18.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 18 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

18.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender or Issuing Bank, it shall notify the Parent and that Obligor.

(c)	Except as provided in paragraphs (f) and (g) below, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	Notwithstanding anything to the contrary in this Agreement, a US Obligor shall not be required to pay any additional amount in respect of a Tax Deduction pursuant to this Clause 18.2 with respect to any United States federal withholding tax imposed pursuant to FATCA.

(g)	If a Protected Party is entitled to a reduction in or an exemption from a deduction or withholding of Tax with respect to any payments to it of interest payable under any of the Finance Documents, then it shall (upon reasonable written request of an Obligor) complete promptly any reasonable documentation and procedural formalities necessary to establish such exemption or reduction. Any payments in respect of a Tax Deduction pursuant to this Clause 18.2 shall be reduced to the extent that such payment could have been relieved or eliminated had the relevant Protected Party complied with the requirements of this paragraph (g).

18.3	Tax indemnity

(a)	The Parent shall (no later than three Business Days before such Tax is due, provided that the Agent made a timely demand to the Parent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 18.2 (Tax gross-up) or would have been compensated for, but for paragraphs (f) and (g) of Clause 18.2 (Tax gross-up).

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Agent.

18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines in its sole discretion (which shall be exercised in good faith) that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party (in its sole discretion) determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

18.5	Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

18.6	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 18.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or in the relevant legislation of any other jurisdiction having implemented Council Directive 2006/112/EC on the common system of the value added tax).

19.	INCREASED COSTS

19.1	Increased Costs

(a)	Subject to Clause 19.3 (Exceptions), the Parent shall, within five Business Days of a demand by the Agent, pay (or procure the payment) for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, or (ii) compliance with any law or regulation made after the date of this Agreement (including, for the avoidance of doubt, the implementation or application of, or compliance with, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any requests, rules, guidelines or directives thereunder or issued in connection therewith).

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

19.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs, a copy of which shall be provided to the Parent.

19.3	Exceptions

(a)	Clause 19.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 18.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) (but the exclusion in this paragraph (v) does not apply, for the avoidance of doubt, to any Increased Cost attributable to the implementation or application of or compliance with “Basel III” (as defined and described in the Basel Committee’s paper “The Basel Committee’s response to the financial crisis: report to the G20” dated October 2010) together with any further guidance or standards in relation to “Basel III” published or to be published by the Basel Committee on Banking Supervision).

(b)	In this Clause 19.3, reference to a “Tax Deduction” has the same meaning given to the term in Clause 18.1 (Definitions).

20.	OTHER INDEMNITIES

20.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

(a)	The Parent shall (or shall procure that an Obligor will), within three Business Days of demand indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Parent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

(b)	The Parent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an “Indemnified Person”), against any cost, loss or liability incurred by that Indemnified Person in connection with or arising out of the Acquisitions or the funding of the Acquisitions (including, but not limited to, those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisitions), except (i) to the extent that such loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person and (ii) any loss of profit incurred in connection with the Facility and provided that the Indemnified Persons together shall, to the extent practicable, instruct only one legal counsel in any one jurisdiction at any one time (unless they have a conflict as between themselves). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 20.2 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	To the extent permitted by law (and without any obligation to disclose any information which it is not lawfully permitted to disclose), each Indemnified Person shall promptly notify the Parent in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event or circumstances giving rise to a claim under paragraph (b) above and shall, to the extent it is practicable to do so, consult with the Parent as to the conduct of the relevant claim, action or proceeding (subject to duties of confidentiality and information which is attorney claim privileged), provided that any omission to so notify the Parent will not relieve the Parent from any liability that it may have hereunder.

20.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

20.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 20.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

21.	MITIGATION BY THE LENDERS

21.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality) (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 18 (Tax gross-up and indemnities) or Clause 19 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formula), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

21.2	Limitation of liability

(a)	The Parent shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	COSTS AND EXPENSES

22.1	Transaction expenses

The Parent shall promptly on demand pay the Agent, the Arranger, the Issuing Bank and the Security Agent the amount of all costs and expenses (including legal fees up to any agreed cap) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement,

provided that if the Closing Date does not occur no such costs and expenses will be paid under paragraph (a) above (other than all reasonable legal costs up to the agreed cap (if any)).

22.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 35.10 (Change of currency), the Parent shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) (in each case subject to agreed caps (if any)) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Parent shall, within five Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

23.	GUARANTEE AND INDEMNITY

23.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally, jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group, Luxco2 or Luxco3;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security, including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

23.5	Guarantor intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 23.

23.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment mechanics).

23.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies that are Retiring Guarantors then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Limitations on guarantee by German Guarantors

(a)	To the extent that the guarantee created under this Clause 23 (the “Guarantee”) is granted by a Guarantor incorporated in Germany as a limited liability company (GmbH) (each a “German Guarantor”) and the Guarantee of the German Guarantor guarantees amounts which are owed by direct or indirect shareholders of the German Guarantor or Subsidiaries of such shareholders (with the exception of Subsidiaries which are also Subsidiaries of the German Guarantor), the Guarantee of the German Guarantor shall be subject to certain limitations as set out in the following paragraphs of this paragraph. In relation to any other amounts guaranteed, the Guarantee of the German Guarantor remains unlimited.

(b)	Subject to paragraphs (ii) and (iii) below, the Agent shall not be entitled to enforce the Guarantee to the extent that the German Guarantor demonstrates that such enforcement has the effect of

(i)	reducing the German Guarantor’s net assets (Nettovermögen) (the “Net Assets”) to an amount less than its stated share capital (Stammkapital), or

(ii)	(if its Net Assets are already lower than its stated share capital) causing such amount to be further reduced,

and thereby affects its assets which are required for the obligatory preservation of its stated share capital according to §§ 30, 31 German GmbH-Act (GmbH-Gesetz) (the “GmbH-Act”) (“Limitation on Enforcement” or “Limitation Event”). For the purpose of determining whether a Limitation Event has occurred, any recourse claim (Rückgriffsanspruch) which the German Guarantor has, or would acquire against a shareholder or another member of the Group as a result of the enforcement of the Guarantee, shall be taken into account to the extent that such recourse claim is valuable (werthaltig) (“Recourse Claim”). To the extent that there is such Recourse Claim, no Limitation on Enforcement applies.

(i)	The value of the Net Assets shall be determined in accordance with the generally accepted accounting principles, standards and practices in Germany (Grundsätze ordnungsmäßiger Buchführung under the German commercial code “HGB”) consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 HGB) in the previous years, save that

(A)	the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor registered after the date of this Agreement without the prior written consent of the Agent shall be deducted from the relevant stated share capital unless such increase of the stated share capital has been effected in implementation of the steps set forth in the Structure Memorandum;

(B)	loans and other liabilities incurred in violation of the provisions of any Finance Document shall be disregarded; and

(C)	the assets of the German Guarantor will be assessed at liquidation values (Liquidationswerte) if the managing director(s) (Geschäftsführer) demonstrate that, at the time they prepare the balance sheet, such German Guarantor is obliged to or intends to file for the commencement of insolvency proceedings for reason of existing or imminent (drohende) illiquidity (Zahlungsunfähigkeit) or over-indebtedness.

(ii)	The Limitation on Enforcement shall only apply if and to the extent that the managing director(s) (Geschäftsführer) on behalf of the respective German Guarantor have confirmed in writing to the Agent within 15 Business Days following the Agent’s demand under the Guarantee (i) the amount of the German Guarantor’s Net Assets and (ii) that and to what extent the demanded payment would lead to the occurrence of a Limitation Event (the “Management Determination”).

(iii)	If the Agent disagrees with the Management Determination, the Agent shall nevertheless be entitled to enforce the Guarantee up to such amount, which is undisputed between itself and the relevant German Guarantor in accordance with the provisions of paragraph (ii) above. In relation to the amount which is disputed, the Limitation on Enforcement shall only apply if a firm of auditors of international standing and reputation has determined within 45 calendar days from the date the Agent has contested the Management Determination (i) the amount of the German Guarantor’s Net Assets and (ii) to what extent the demanded payment would lead to the occurrence of a Limitation Event (the “Auditor’s Determination”). The amounts determined in the Auditor’s Determination shall be (except for manifest error) binding for all Parties. The costs of the Auditor’s Determination shall be borne by the German Guarantor.

If pursuant to the Auditor’s Determination the amount payable under the Guarantee is higher than set out in the Management Determination the relevant German Guarantor shall pay the difference to the Finance Parties within 10 Business Days after receipt of the Auditor’s Determination.

(iv)	If, and to the extent that, the Guarantee has been enforced without regard to the Limitation on Enforcement because (A) the Management Determination or the Auditor’s Determination was not delivered within the relevant time frame or (B) the amount payable under the Guarantee resulting from the Auditor’s Determination is lower than the respective amount resulting from the Management Determination, the Finance Parties shall upon written demand of the relevant German Guarantor to the Agent (on behalf of the Finance Parties) repay any amount (if and to the extent already paid to the Finance Parties) in the case of (A) above, which the Agent would not have been entitled to enforce had the Management Determination or the Auditor’s Determination been delivered in time, and in the case of (B) the difference between the amount paid and the amount payable resulting from the Auditor’s Determination, provided such demand for repayment is made to the Agent within 6 months (Ausschlussfrist) from the date the Guarantee has been enforced.

(v)	If the German Guarantor intends to demonstrate that the enforcement of the Guarantee would lead to the occurrence of a Limitation Event, then the German Guarantor shall realise at market value any and all of its assets that are shown in its balance sheet with a book value (Buchwert) which is significantly lower than their market value and to the extent that such assets are not necessary for the relevant German Guarantor’s business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts demanded under this Clause 23 (Guarantee and indemnity).

(vi)	The Limitation on Enforcement does not affect the right of the Finance Parties to claim again any outstanding amount at a later point in time if and to the extent that this Clause 23.11 would allow this at that later point.

(vii)	The Limitation on Enforcement does not apply in relation to amounts that correspond to funds that have been borrowed under this Agreement and have been on-lent (directly or indirectly) to, or otherwise been passed on to, the relevant German Guarantor or any of its Subsidiaries. The burden of demonstrating that no amounts have been passed on is on the German Guarantor provided that current financial statements of the German Guarantor prepared in accordance with the generally accepted accounting principles, standards and practices in Germany (Grundsätze ordnungsmäßiger Buchführung under the HGB) and setting out in reasonable detail such on-lending in its notes (Anhang) shall constitute prima facie evidence for this purpose.

(viii)	The Limitation on Enforcement does not apply to any amounts payable under the Guarantee if and as long as (i) a domination agreement and/or a profit and loss transfer agreement in accordance with § 291 of the German Stock Corporation Act (Aktiengesetz, the “AktG”) between the German Guarantor and any other Obligor exists and any potential loss compensation claim (Verlustausgleichanspruch) of the German Guarantor thereunder or in relation thereto is valuable (werthaltig), or (ii) a valid claim for consideration or refund against its parent company as set out in the second sentence of the first paragraph of § 30 of the GmbH-Act exists.

(c)	In addition to the restrictions in this Clause 23.11, if the German Guarantor demonstrates that, according to the German courts or, in case there are no such court decisions, according to the prevailing view in judicial literature, such enforcement would have the effect that its managing director(s) are liable for reimbursement of the payments made under the Guarantee pursuant to § 64 sentence 3 GmbH-Act, the Agent shall only be entitled to enforce the Guarantee to the extent possible without the managing directors incurring such liability. In case of sentence 1, the German Guarantor shall take all reasonable measures in order to increase the German Guarantor’s liquidity (Zahlungsfähigkeit) to the extent necessary to satisfy the amounts demanded under this Guarantee. Sub-paragraphs (ii) to (vii) of paragraph (b) above shall apply mutatis mutandis.

(d)	This Clause 23.11 shall apply mutatis mutandis if the Guarantee is granted by a Guarantor incorporated as a limited liability partnership (GmbH & Co. KG) in relation to the limited liability company as general partner (Komplementär) of such Guarantor.

23.12	Limitations on guarantee by US Guarantors

(a)	Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions contemplated by the Finance Documents (including utilisations thereunder).

(b)	Each US Guarantor represents, warrants and agrees that:

(i)	the aggregate amount of its debts and liabilities, subordinated, contingent or otherwise (including its obligations under the Finance Documents), is not greater than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(c)	Notwithstanding anything to the contrary contained herein or in any other Finance Document, each Finance Party agrees that the maximum liability of each US Guarantor under this Clause 23 shall in no event exceed an amount equal to the greatest amount that would not render such US Guarantor’s obligations hereunder and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect to (i) all other liabilities of such US Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such US Guarantor in respect of intercompany indebtedness to any Borrower to the extent that such Financial Indebtedness would be discharged in an amount equal to the amount paid by such US Guarantor hereunder) and (ii) the value as assets of such US Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such US Guarantor pursuant to (A) applicable law or (B) any other agreement providing for an equitable allocation among such US Guarantor and the Borrowers and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties.

23.13	Limitations on guarantee by Swedish Guarantors

In relation to any Guarantor incorporated in Sweden (a “Swedish Guarantor”), its obligations and liabilities under any Finance Document shall be limited, if (and only if) required by an application of the mandatory provisions of the Swedish Companies Act regulating (i) unlawful distribution of assets and transfer of value (Chapter 17, Sections 1 to 4), and (ii) unlawful financial assistance and other prohibited loans, security and guarantees (Chapter 21, Section 5) and it is understood that the obligations and liabilities of each Swedish Guarantor under this agreement only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

23.14	Limitations on guarantee by French Guarantors

(a)	In the case of each French Guarantor its obligations under this Clause 23 (Guarantee and indemnity) shall apply only insofar as required to:

(i)	guarantee the payment obligations under this Agreement of its direct or indirect Subsidiaries which are or become Obligors from time to time under this Agreement and incurred by those Subsidiaries as Borrowers (if they are not French Obligors) or as Borrowers and/or, subject to the provisions of this Clause 23.14, as Guarantors (if they are French Obligors); and

(ii)	guarantee the payment obligations of other Obligors which are not direct or indirect Subsidiaries of that French Guarantor, provided that in such case such guarantee shall be limited: (A) to the payment obligations of such other Obligors but (B) not exceeding an amount equal to the aggregate of all amounts borrowed directly (as Borrower) or indirectly (by way of intra-group loans directly or indirectly from any other Borrower out of the proceeds of a Loan) by such other Obligors under this Agreement and on-lent to that French Guarantor and outstanding from time to time (the “Maximum Guaranteed Amount”); it being specified that notwithstanding the provisions of Clause 23.8 (Deferral of Guarantors’ rights), any payment made by such French Guarantor under this Clause 23 (Guarantee and indemnity) in respect of the obligations of any other Obligor shall reduce pro tanto the outstanding amount of the intercompany loans (if any) due by such French Guarantor to that Obligor under the intercompany loan arrangements referred to above.

(b)	For the purpose of the foregoing provisions, any French Guarantor shall, promptly following a request from the Agent, provide to the Agent details of the total outstanding amounts on-lent to such French Guarantor, or on-lent to a French Subsidiary of said French Guarantor as contemplated above.

(c)	For the avoidance of doubt, any payment made by a French Guarantor under paragraph (a)(ii) of this Clause 23.14 shall reduce the Maximum Guaranteed Amount.

(d)	Notwithstanding any other provision of this Clause 23 (Guarantee and indemnity), no French Guarantor shall secure liabilities under the Agreement which would result in such French Guarantor not complying with French financial assistance rules as set out in Article L. 225-216 of the French Commercial Code (Code de commerce) and/or would constitute a misuse of corporate assets within the meaning of article L. 241 3 or L. 242 6 of the French Commercial Code (Code de commerce) or any other law or regulations having the same effect, as interpreted by French courts.

(e)	It is acknowledged that such French Guarantor is not acting jointly and severally with the other Guarantors and shall not be considered as co-débiteur solidaire as to their obligations pursuant to the guarantee given in accordance with this Clause 23 (Guarantee and indemnity).

23.15	Limitations on guarantee by Italian Guarantors

(a)	In the case of each Guarantor incorporated under the laws of the Republic of Italy (each an “Italian Guarantor”), its liability under this Clause 23 (Guarantee and indemnity) shall not exceed, at any time, the sum of

(i)	an amount equal to the aggregate at that time of:

(A)	the highest outstanding principal amount at any time of the indebtedness of that Italian Guarantor (or any of its direct or indirect Subsidiaries) under the Facility;

(B)	the principal amount of all inter-company loans (or other financial support in any form) advanced (or granted) to that Italian Guarantor (or any of its direct or indirect Subsidiaries) by any other member of the Group before the date of this Agreement and outstanding on the date of this Agreement; and

(C)	the principal amount of all inter-company loans (or other financial support in any form) advanced (or granted) to that Italian Guarantor (or any of its direct or indirect Subsidiaries) by any other member of the Group after the date of this Agreement (whether or not outstanding at that time), less

(ii)	the aggregate amount (if any) that, at the time of the enforcement of the guarantee provided for under this Agreement, the Italian Guarantor has already paid, or is due and payable as a result of a demand, under the guarantee granted pursuant to the Senior Secured Indebtedness Documents relating to the Senior Secured Indebtedness.

(b)	In any event, the maximum amount that an Italian Guarantor may be required to pay in respect of its obligations as Guarantor under this Agreement shall not exceed US$375,000,000.

23.16	Limitations on guarantee by Polish Guarantors

(a)	The liability of each Guarantor incorporated or established in Poland (each a “Polish Guarantor”), including (without limitation) Poland Bidco and Polish Target, under this Clause 23 (Guarantee and indemnity) shall, in all circumstances, be limited to an amount equal to the Polish Limitation Amount (as defined below), calculated pursuant to the following formula:

G = A - L, where:

“G”	means the Polish Limitation Amount,

“A”	means all assets (aktywa) of the relevant Polish Guarantor in the value recorded in (i) its latest annual unconsolidated financial statements made available to the Agent or, if they are more up-to date, in (ii) its latest interim unconsolidated financial statements made available to the Agent request or without such request (i.e. at the Polish Guarantor’s own motion);

“L”	means all liabilities (zobowiązania) of the relevant Polish Guarantor existing on the date thereof recorded in the pertinent financial statements referred to in the definition of “A” above and used for the purpose of determination of the value of assets (aktywa) of that Polish Guarantor. The term “liabilities” shall at all times exclude the Polish Guarantor’s liabilities under this Clause 23 (Guarantee and indemnity), but shall include any other obligations (secured and unsecured) of that Polish Guarantor, including any other off-balance sheet obligations of that Polish Guarantor;

(b)	In addition to the provisions of paragraph (a) above, the liability of each Polish Guarantor under this Clause 23 (Guarantee and indemnity) shall be limited to the extent required to ensure that any payment under this Clause 23 (Guarantee and indemnity) does not, (i) in case of a limited liability company (spółka z ograniczoną odpowiedzialnością), result in a reduction of its assets necessary to cover in full its share capital pursuant to article 189 par. 2 of the Polish Commercial Code dated 15 September 2000 (Journal of Laws No. 94, item 1037 as amended); or (ii) in case of a joint stock company (spółka akcyjna), result in a breach of article 345 § 2 to §5 of the Polish Commercial Code dated 15 September 2000 (Journal of Laws No., item 1037 as amended).

(c)	The limitation in paragraph (a) shall cease to apply if Polish law is amended in such a manner that (i) a debtor whose liabilities exceed the value of its assets is no longer deemed insolvent (niewypłacalny) as provided for in Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law (as in force on the date of this Agreement) or that (ii) the insolvency (niewypłacalność) of a debtor within the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law (as in force on the date of this Agreement) no longer gives grounds for the declaration of its bankruptcy (ogłoszenie upadłości).

23.17	Limitations on guarantee by Portuguese Guarantors

Notwithstanding any provision to the contrary in this Agreement, in relation to Portugal Bidco or any other Guarantor incorporated in Portugal (each, a “Portuguese Guarantor”), their respective obligations under this Clause 23 (Guarantee and indemnity) shall not include and shall not extend (i) to any amount used to fund the acquisition of or subscription of a Portuguese Guarantor and/or the acquisition of or subscription of any shares in its parent company (or, if applicable, in any other company which may indirectly control such Portuguese Guarantor) to the extent that by assuming such obligations the Portuguese Guarantor would be deemed to be providing financial assistance to the acquisition of its own shares under Article 322 of the Portuguese Commercial Companies Code (Código das Sociedades Comerciais) and (ii) to cover any indebtedness which would cause an infringement of article 6 number 3 of the Portuguese Commercial Companies Code (Código das Sociedades Comerciais). Notwithstanding the above, the relevant corporate body of each Portuguese Guarantor, by providing the guarantee under this Clause 23 (Guarantee and indemnity), hereby declares that the Portuguese Guarantor has the corporate benefit in providing this guarantee and that such corporate benefit has been duly considered and justified in a corporate resolution.

23.18	Limitation on guarantee by Korean Guarantors

(a)	In the case of each Korean Guarantor, its obligations under this Clause 23 (Guarantee and indemnity) shall be limited to the outstanding amount borrowed by such Korean Guarantor under its Korean Intercompany Loan Agreements.

(b)	Upon repayment of the principal amount of its Korean Intercompany Loans, together with accrued interest, each Korean Guarantor shall be released from any and all obligations under this Clause 23 (Guarantee and indemnity).

(c)	To the extent that a part or all of its obligations under this Clause 23 (Guarantee and indemnity) are enforced, the amount of each Korean Guarantor’s Korean Intercompany Loans shall be deemed to have been reduced proportionately for this purpose of this Clause 23.18.

(d)	Notwithstanding anything to the contrary contained in this Agreement, each Korean Guarantor’s obligations under this Clause 23 (Guarantee and indemnity) shall only become enforceable upon failure by such Korean Guarantor to repay the full amount of its Korean Intercompany Loan within 60 days of the receipt of written notice for payment by its Korean Intercompany Lender pursuant to the Korean Intercompany Loan Agreement.

23.19	Limitation on guarantee by Luxembourg Obligors

(a)	Notwithstanding any provisions to the contrary in any Transaction Document, the aggregate obligations and liabilities of any Additional Obligor incorporated under the laws of the Grand Duchy of Luxembourg (a “Luxembourg Obligor”) for the obligations of any other Obligor which is not a Subsidiary of such Luxembourg Obligor, shall be limited at any time to an amount not exceeding ninety-five per cent. (95%) of the greater of:

(i)	the sum of that Luxembourg Obligor’s “capitaux propres” (as referred to in article 34 A. of the Luxembourg law dated 19 December 2002 concerning the register of commerce and companies and the accounting and annual accounts of undertakings) (the “Net Assets”) and its subordinated debts (as referred to in article 34 A.bis of the Luxembourg law dated 19 December 2002 concerning the register of commerce and companies and the accounting and annual accounts of undertakings) (the “Subordinated Debts”), as reflected in its last annual accounts available as at the date the guarantee under any Transaction Document is called or any security interest created under and pursuant to the Transaction Security Documents is realised; and

(ii)	the sum of that Luxembourg Obligor’s Net Assets and Subordinated Debts, as reflected in its last annual accounts available as at the date of this Agreement.

(b)	The above limitation shall not apply to any amounts borrowed by a Luxembourg Obligor or by any of its direct or indirect Subsidiaries under any Transaction Document.

(c)	The obligations of each Luxembourg Obligor under this Clause 23.19 shall not extend to the guaranteeing of any amount which would breach the prohibition on financial assistance as set out in the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

24.	REPRESENTATIONS

24.1	General

(a)	Save as expressly stated to the contrary, each Obligor makes the representations and warranties set out in this Clause 24 to each Finance Party.

(b)	Where a representation is expressed to be made to the best of a person’s knowledge and belief that person shall be treated as having made due and careful enquiry.

24.2	Status

(a)	It and each of its Subsidiaries is duly incorporated or organised with limited liability and validly existing under the law of its jurisdiction of incorporation or organisation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is presently being conducted.

24.3	Binding obligations

Subject to the Legal Reservations and Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

24.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the Transaction Security do not contravene:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any material agreement or instrument binding upon it or any member of the Group or any of its or their respective assets to an extent which has or is reasonably likely to have a Material Adverse Effect.

24.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

24.6	Validity and admissibility in evidence

(a)	All Authorisations required in order:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	subject to the Legal Reservations, to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and, subject to the Legal Reservations, are in full force and effect (except for any Perfection Requirements in relation to the security constituted by the Transaction Security Documents entered into on or prior to the Closing Date which Perfection Requirements will be satisfied promptly at or after execution of the relevant documents and, in any event, within applicable time limits pursuant to the Agreed Security Principles).

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

24.7	Governing law and enforcement

Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

24.8	Insolvency

(a)	No corporate action has been taken nor have any steps been taken or legal proceedings been started or (to the best of its knowledge, information and belief) threatened against it, any Material Company or any member of the Group (both except for any German Entity) in relation to:

(i)	the suspension of payments, a moratorium of indebtedness, its winding-up, dissolution, administration or reorganisation; or

(ii)	the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee, business rescue practitioner or similar officer of it or of any or all of its assets or revenues or for suspension of payments or moratorium of any indebtedness; or

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, business rescue practitioner or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	any analogous procedure or steps taken in any jurisdiction (which shall include any type of liquidation),

other than any such steps or procedure taken solely as a result of its liabilities exceeding its assets unless the effect is to require insolvency filing or the cessation of trading.

(b)	Each German Entity is not (i) unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung), or (ii) overindebted (überschuldet) within the meaning of section 19 of the German Insolvency Code.

(c)	In relation to a German Entity:

(i)	no petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed, threatened to be filed or any event has occurred which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set out in sections 17 et seq. of the German Insolvency Code; and

(ii)	no actions have been taken pursuant to section 21 of the German Insolvency Code by a competent court.

24.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction (and in relation to Transaction Security Documents, subject to the Perfection Requirements), it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee which is referred to in any Legal Opinion and which will be made or paid promptly within the period allowed by applicable law or the relevant Finance Document (provided that no representation is made as to any requirement in respect of stamp taxes in respect of any Transfer Certificate).

24.10	Deduction of Tax

As of the date of this Agreement, and to the extent that a Protected Party (as defined in Clause 18.1 (Definitions)) has complied with any reasonable documentation and procedural formalities requested of it, as set out in paragraph (g) of Clause 18.2 (Tax gross-up), it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

24.11	No default

(a)	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	To the best of the knowledge and belief of the Parent, no other event or circumstance has occurred and is continuing which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) an event of default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which could reasonably be expected to have a Material Adverse Effect.

24.12	No misleading information

(a)	Save as disclosed in writing to the Agent and the Arranger prior to the date on which the Parent approved the Information Memorandum (or, in the case of paragraphs (ii) and (vi) below, prior to the date of this Agreement and, in the case of paragraph (vi) below when made on the Closing Date, prior to the Closing Date):

(i)	to the best of the Parent’s knowledge, information and belief, all the material factual information (taken as a whole) contained in the Information Memorandum was true and accurate in all material respects as at the date (if any) ascribed thereto within the Information Memorandum or (if none) as at the date the information is expressed to be given;

(ii)	the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information and based on assumptions believed to be reasonable by the Parent and approved by the board of directors of the Parent;

(iii)	any financial projection or forecast contained in the Information Memorandum has been prepared on the basis of recent historical information and on the basis of assumptions believed to be reasonable by the Parent (after careful consideration) at the time of being made;

(iv)	to the best of the Parent’s knowledge, information and belief, all expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were based on reasonable grounds;

(v)	to the best of the Parent’s knowledge, information and belief as at the date of the approval by the Parent of the Information Memorandum, no event or circumstance has occurred and the Information Memorandum does not omit to disclose any matter where failure to disclose or take into account such event or circumstances would result in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum (taken as a whole) being untrue or misleading in any material respect; and

(vi)	to the best of the Parent’s knowledge, information and belief no event or circumstance has occurred or arisen and the Reports do not omit to disclose any matter where failure to disclose or take into account such event or circumstance would result in the information, opinions, intentions, forecasts or projections contained in the Reports (taken as a whole) being untrue or misleading in any material respect.

(b)	To the best of the Parent’s knowledge, information and belief, all material factual information (taken as a whole) contained in the Reports was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

24.13	Financial statements

(a)	To the best of the Parent’s knowledge, information and belief, the Original Financial Statements give a true and fair view (in the case of audited Original Financial Statements) or fairly represent (in the case of unaudited Original Financial Statements) the financial position of the Target Group for the periods to which they relate and were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed in the Accountants’ Report.

(b)	Its most recent financial statements delivered pursuant to Clause 25.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles (to the extent customary in the case of monthly or quarterly financial statements) as applied to the Original Financial Statements and the Base Case Model; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(c)	The budgets and forecasts supplied under this Agreement (other than the Base Case Model and the Information Memorandum) were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

24.14	No proceedings pending or threatened

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

(b)	No labour disputes are current or (to its knowledge) threatened against any member of the Group which are reasonably likely to have a Material Adverse Effect.

24.15	Compliance with laws

It and each of its Subsidiaries is in compliance with all laws and regulations applicable to it in its Relevant Jurisdictions where non-compliance is reasonably likely to have a Material Adverse Effect.

24.16	Environmental laws

(a)	Luxco2, Luxco3 and each member of the Group is in compliance with Clause 27.4 (Environmental compliance) and to the best of its knowledge, information and belief no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge, information and belief) is threatened against any member of the Group, Luxco2 or Luxco3 where that claim has or is reasonably likely, if determined against that member of the Group, Luxco2 or Luxco3, to have a Material Adverse Effect.

24.17	Taxation

(a)	It is not (and none of its Subsidiaries is) overdue (taking into account any applicable extension or grace period) in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue (taking into account any applicable extension or grace period) in the payment of any amount in respect of Tax of €100,000 (or its equivalent in any other currency) or more where failure to make such filing or pay such Tax would reasonably be expected to have a Material Adverse Effect.

(b)	No claims or investigations are being asserted against it (or any of its Subsidiaries) with respect to Taxes of €100,000 (or its equivalent in any other currency) or more which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(c)	It (and each of its Subsidiaries) is resident for Tax purposes only in the jurisdiction of its incorporation.

24.18	Security, guarantees and Financial Indebtedness

(a)	No Security exists over all or any of the assets of any member of the Group, Luxco2 or Luxco3 other than as permitted by this Agreement.

(b)	No member of the Group, Luxco2 or Luxco3 has granted any guarantee other than as permitted by this Agreement.

(c)	No member of the Group, Luxco2 or Luxco3 has incurred or assumed any Financial Indebtedness other than as permitted by this Agreement.

24.19	Ranking

(a)	Subject to the Legal Reservations and the Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

(b)	The payment obligations of each Obligor under each of the Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent), except indebtedness preferred by laws of general application.

24.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, the material assets necessary to carry on its business as presently conducted, where failure to do so would reasonably be expected to have a Material Adverse Effect.

24.21	Legal and beneficial ownership

(a)	Subject to paragraph (c) below, it and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b)	Subject to paragraph (c) below, all the Target Shares are or will be on the Closing Date legally and beneficially owned by the members of the Group specified in the Structure Memorandum as owner of those shares and assets free from any claims, third party rights or competing interests other than Transaction Security.

(c)	The Target Shares are beneficially but not legally owned by the purchaser until those shares are registered in the register of shareholders of Target, which registration will be made as soon as possible after the Closing Date.

24.22	Shares

The shares of any member of the Group, Luxco2 or Luxco3 which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security other than to the extent such restrictions or inhibitions are required by applicable law in Hong Kong and South Africa. Other than those in respect of KG DGW GmbH & Co., South African Target and Chinese Target on the date of this Agreement, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group or member of the Target Group (including any option or right of pre-emption or conversion).

24.23	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it all Material Intellectual Property which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model to the extent that failure to do so would reasonably be expected to have a Material Adverse Effect;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which would reasonably be expected to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any Material Intellectual Property owned by it to the extent that failure to do so would reasonably be expected to have a Material Adverse Effect.

24.24	Group Structure Chart

To the best of the Parent’s knowledge, information and belief, the factual information relating to the structure of the Group contained in the Group Structure Chart and in the Structure Memorandum is accurate in all material respects.

24.25	Luxcos

The share register of each of Luxco1, Luxco2 and Luxco3 is maintained and held in Luxembourg.

24.26	Accounting reference date

The Accounting Reference Date of each member of the Group is 31 December.

24.27	Acquisition Documents, disclosures and other documents

(a)	The Acquisition Documents delivered under Clause 4.1 (Initial conditions precedent) contain all the material terms of the Acquisitions and there are no other agreements or arrangements between a member of the Group (or holding company thereof) and the Vendor or any member of the Target Group in connection with the Acquisitions.

(b)	The Equity Documents delivered under Clause 4.1 (Initial conditions precedent) contain all the material terms of the agreements and arrangements between the Parent, Bondco, the Company, German International Holdco and the Original Investors in relation to investment in connection with the Acquisitions.

24.28	Centre of main interests and establishments

For the purposes of the Insolvency Regulation, its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Insolvency Regulation) in any other jurisdiction.

24.29	Pension Schemes

The pension schemes of each member of the Group are funded to the extent required by law or otherwise comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

24.30	Insurances

The insurances required by Clause 27.8 (Insurance) are in full force and effect as required by this Agreement and no event or circumstance has occurred (and no failure to disclose a fact) which would entitle any insurer to reduce or avoid its liability under any such insurance where such event, circumstance or failure would reasonably be expected to have a Material Adverse Effect.

24.31	Holding Companies

Except as may arise under the Transaction Documents and for Acquisition Costs, before the Closing Date no Newco has traded or incurred any liabilities or commitments (actual or contingent, present or future) other than in the case of Luxco2 acting as a Holding Company of the Parent, the Parent acting as a Holding Company of Bondco, Bondco acting as a Holding Company of the Company and any Bidco acting as a Holding Company of any other Bidco.

24.32	Prohibited Dealings

It and each of the Material Companies:

(a)	has taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws;

(b)	is not a Designated Person; and

(c)	will not use any part of the proceeds from any Utilisation on behalf of any Designated Person or will otherwise use, directly by it or indirectly through any Material Company, such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person or in a manner which would otherwise breach any Economic Sanctions Laws.

24.33	US governmental regulation

(a)	It is not a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

(b)	It is not an “investment company” as defined in, or subject to regulation under, the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

(c)	It will not use any part of the proceeds from any Utilisation, directly or indirectly, for payments to any government official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.), assuming in all cases that such Act applies to it.

24.34	US margin regulations

No part of the proceeds of any Utilisation will be used for “buying” or “carrying” (within the meaning of Regulation T, U or X) any Margin Stock or for any purpose which violates the provisions of the regulations of the Federal Reserve Board; additionally. following the application of the proceeds of each Utilisation, not more than 25 percent of the value of the assets of the Obligors (on a consolidated basis) will be invested in Margin Stock.

24.35	ERISA matters

(a)	No US Obligor or other member of the Controlled Group has any unfunded liabilities in respect of any Employee Plan except to the extent that it does not, or would not have a Material Adverse Effect.

(b)	No Multiemployer Plan is in reorganisation or insolvent (or in endangered or critical status) except to the extent that it does not have a Material Adverse Effect.

(c)	No ERISA Event has occurred or is reasonably likely to occur which has or would reasonably be expected to have a Material Adverse Effect.

24.36	Times when representations made

(a)	All the representations and warranties in this Clause 24 are made on the date of this Agreement and the Closing Date except for the representations and warranties set out in:

(i)	Clause 24.10 (Deduction of Tax) which is made on the date of this Agreement;

(ii)	Clause 24.12 (No misleading information) which is deemed to be made (i) with respect to the Information Memorandum, on the date the Information Memorandum is approved by the Parent and, (ii) with respect to the Base Case Model and Reports, on the date of this Agreement and on the Closing Date; and

(iii)	Clause 24.13 (Financial statements) in relation to financial statements which are to be delivered after the Closing Date which shall be made only once in respect of each set of financial statements on the date such financial statements are delivered.

(b)	The representations and warranties in Clause 24.12 (No misleading information) are deemed to be made on the Syndication Date.

(c)	The representations and warranties in paragraphs (b) and (c) of Clause 24.13 (Financial statements) are deemed to be made once in respect of each set of financial statements, budget or forecast on the date such financial statements, budgets or forecasts are delivered under this Agreement.

(d)	The Repeating Representations are deemed to be made on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

(e)	The Repeating Representations are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(f)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

25.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 25:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 25.1 (Financial statements).

“Monthly Financial Statements” means the financial statements delivered pursuant to paragraph (c) of Clause 25.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 25.1 (Financial statements).

25.1	Financial statements

The Parent shall supply (or will procure that the relevant Obligor supplies) to the Agent in sufficient copies for all the Lenders:

(a)	as soon as these are available and in any event within 120 days after the end of each Financial Year of the Parent (or within 150 days after the end of the first Financial Year ending after the Closing Date), the audited consolidated financial statements of the Group for the Financial Year and (if available and so requested by the Agent or any Lender) the audited (if audited) or unaudited financial statements of each Obligor (consolidated if available) for that Financial Year;

(b)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years (or within 60 days after the end of each Financial Quarter for the first six Months after the Closing Date) the consolidated unaudited financial statements of the Group for that Financial Quarter; and

(c)	as soon as they are available, but in any event within 30 days after the end of each month (or within 45 days after the end of each Month for the first six Months after the Closing Date) the financial statements of the Group on an unaudited consolidated basis for that month (to include cumulative management accounts for the Financial Year to date), provided that, notwithstanding the requirements of paragraphs (b) and (c) above, the unaudited financial statements of the Group for the first Month and the first Financial Quarter, respectively, after the Closing Date may be delivered no later than the date of delivery of the unaudited financial statements of the Group for the second such Month and the second such Financial Quarter, respectively.

25.2	Provision and contents of Compliance Certificate

(a)	The Parent shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things:

(i)	set out (in reasonable detail) computations of the Margin and as to compliance with Clause 26 (Financial covenant) and Clause 27.14 (Guarantors); and

(ii)	give details of any changes to the list of Material Companies.

(c)	Each Compliance Certificate shall be signed by CEO or CFO and, if required to be delivered with the consolidated Annual Financial Statements of the Parent, shall be reported on by the Parent’s Auditors as to the proper extraction of the numbers used in the calculation of the financial covenant contained in Clause 26 (Financial covenant) (subject to the Agent or, if the Auditors (acting reasonably) require, each Lender agreeing an engagement letter with the Auditors (and otherwise in such manner and on such conditions as the Auditors specify) and only to the extent that firms of auditors of international repute have not adopted a general policy of not providing such reports). The Parent and the Company shall use all reasonable endeavours to ensure the auditors provide an engagement letter on acceptable terms.

25.3	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition, the Parent shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors;

(ii)	if the Parent becomes aware of an expected material deviation from the Budget most recently delivered to the Agent pursuant to Clause 25.4 (Budget), the next set of Quarterly Financial Statements supplied after the Parent becomes aware of such expected material deviation shall include a cashflow forecast in respect of the Group relating to the 12 month period commencing at the end of the relevant Financial Quarter;

(iii)	each set of Monthly Financial Statements is accompanied by a statement by the directors of the Parent commenting on the performance of the Group for the month to which the financial statements relate and any material developments or proposals affecting the Group or its business.

(b)	Each set of financial statements delivered pursuant to Clause 25.1 (Financial statements):

(i)	shall be certified by the CEO or CFO as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the relevant company by the Auditors as to the financial information contained in those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group for each Financial Quarter, shall be accompanied by a brief statement by the CEO or CFO as to the actual performance for the period to which the financial statements relate compared to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group.

(c)	The Parent shall procure that all its financial statements and the financial statements of any Obligor delivered or to be delivered to the Agent under this Agreement shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the Base Case Model and the Original Financial Statements. If such financial statements are prepared on a different accounting basis to the Accounting Principles or there has been a change in the accounting practices or financial reference periods:

(i)	the Parent shall promptly so notify the Agent;

(ii)	if requested by the Agent following notification under paragraph (i) above, the Parent must promptly supply to the Agent a full description of the change notified under paragraph (i) above and provide a statement reconciling the relevant financial statements with the accounting practices and financial reference periods consistent with those applied in the Base Case Model and the Original Financial Statements (the “Reconciliation Statement”) signed by the CEO or CFO;

(iii)	the Parent and the Agent (on behalf of the Lenders) shall promptly after such notification enter into negotiations in good faith with a view to agreeing (A) such amendments to Clause 26 (Financial covenant) and/or the definitions of any or all of the terms used therein as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement and (B) any other amendments to this Agreement which are necessary to ensure that the adoption by the Group of such different accounting basis does not result in any material alteration in the commercial effect of the obligations of any Obligor in the Finance Documents;

(iv)	if amendments satisfactory to the Majority Lenders are agreed by the Parent and the Agent in writing within 30 days of such notification to the Agent, those amendments shall take effect in accordance with the terms of that agreement;

(v)	if such amendments are not so agreed within 30 days, the Parent shall promptly deliver to the Agent with each set of Financial Statements:

(A)	in reasonable detail and in a form satisfactory to the Agent, details of all such adjustments as need to be made to the relevant financial statements in order to reflect the applicable accounting principles at the date of delivery of the relevant financial statements;

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 26 (Financial covenant) has been complied with including but not limited to a Reconciliation Statement to be delivered with each set of Financial Statements; and

(C)	together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year, written confirmation from the Auditors (addressed to the Agent) confirming the basis for such changes and the calculations and adjustments provided by the Parent under paragraphs (A) and (B) above.

25.4	Budget

(a)	The Parent shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days after the start of each of its Financial Years commencing with the Budget for the Financial Year ending on 31 December 2012, an annual Budget for that financial year.

(b)	The Parent shall ensure that each Budget:

(i)	is in the format approved by the Agent prior to the delivery of the first such Budget and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected financial covenant calculations and descriptions of the proposed activities of the Group for the Financial Year to which the Budget relates; and

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 25.1 (Financial statements); and

(iii)	has been approved by the CEO or CFO.

(c)	If the Parent makes any material update or change to the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

25.5	Presentations

If requested by the Agent at least two executive directors of the Company (one of whom shall be the CFO) shall, no more than once in every Financial Year, give a single presentation to the Finance Parties, at a time and venue agreed with the Agent, about the financial performance of the Group. The Agent may require an additional presentation to be given within 45 days of the Parent’s delivery of an annual Budget if that annual Budget forecasts a breach of the financial covenant set out in Clause 26 (Financial covenant) during the Financial Year the subject of that Budget.

25.6	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent or any Obligor to its creditors generally (or any class of them);

(b)	at the same time as they are dispatched, copies of all documents or other information sent to the holders of the Senior Secured Indebtedness generally including notice of any public call;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration, administrative proceedings, Environmental Claim or labour disputes which are current, threatened or pending against any member of the Group, Luxco2 or Luxco3, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(d)	promptly upon becoming aware thereof, details of any arrangement proposed or concluded in relation to the acquisition of the Chinese Target and/or the South African Target (in each case, if it is not being acquired on the Closing Date);

(e)	details of any material breach of the terms of the Acquisition Documents;

(f)	details of any material change in the structure of the Group from that set out in the most recently delivered Group Structure Chart;

(g)	details of any material claim under any Acquisition Document or Report or any event or circumstance which would result in an obligation to make a mandatory prepayment of the Facility under this Agreement;

(h)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group, Luxco2 or Luxco3 as any Finance Party through the Agent may reasonably request;

(i)	any details relating to the cash and net debt position of the Target Group at or immediately prior to the Closing Date provided to the Company or the Investors by the Vendor.

25.7	Notification of default

(a)	Each Obligor shall notify the Agent of any Default that is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by the CEO or CFO certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

25.8	ERISA

Each Obligor shall:

(a)	promptly upon a request by the Agent or a Lender, deliver to the Agent copies of Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each Employee Plan;

(b)	within seven days after it or any ERISA Affiliate becomes aware that any ERISA Event has occurred or, in the case of any ERISA Event which requires advance notice under Section 4043(b)(3) of ERISA, will occur, deliver to the Agent a statement signed by a director or other authorised signatory of an Obligor or ERISA Affiliate describing that ERISA Event and the action, if any, taken or proposed to be taken with respect to that ERISA Event;

(c)	within seven days after receipt by it or any ERISA Affiliate or any administrator of an Employee Plan, deliver to the Agent copies of each notice from the PBGC stating its intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan; and

(d)	within seven days after becoming aware of any event or circumstance which might constitute grounds for the termination of (or the appointment of a trustee to administer) any Employee Plan or Multiemployer Plan, provide an explanation of that event or circumstance by a director of the Obligor or ERISA Affiliate affected by that event or circumstance.

25.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender, provided that such prospective new Lender has entered into a confidentiality undertaking substantially in the standard LMA form) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	If the accession of any Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

26.	FINANCIAL COVENANT

26.1	Financial definitions

In this Agreement:

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium which would be payable on any prepayment or redemption whenever occurring) of any Financial Indebtedness of all members of the Group, but excluding:

(a)	indebtedness referred to in paragraph (f) of the definition of Financial Indebtedness or any guarantee or indemnity in respect thereof;

(b)	Shareholder Loans; and

(c)	pensions liabilities of the Group and liabilities of the Group in respect of other provisions which are treated as borrowings under IFRS.

“Consolidated EBITDA” means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period) and after adding back any non-cash costs or provisions relating to any share option or incentive schemes of the Group.

“Consolidated Net Debt” means, at any time, the aggregate amount of all Borrowings at that time but:

(a)	excluding any Borrowings between members of the Group;

(b)	including, in the case of Finance Leases only, their capitalised value; and

(c)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time.

“EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation:

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before taking into account any Exceptional Items;

(d)	before deducting any (i) Acquisition Costs and (ii) fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by a member of the Group in connection with any Permitted Acquisition, Permitted Share Issue or Permitted Financial Indebtedness (including any Permitted Refinancing Indebtedness);

(e)	before deducting any ongoing monitoring or advisory fees payable to the Investors and constituting Permitted Payments;

(f)	before deducting any inventory holding losses of the Group;

(g)	after deducting any inventory holding gains of the Group;

(h)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests not owned by another member of the Group;

(i)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(j)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset or on the disposal of an asset.

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Net Debt on the last day of that Relevant Period to Consolidated EBITDA in respect of that Relevant Period.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of 12 months ending on the last day of the Financial Year and each period of 12 months ending on the last day of each Financial Quarter.

26.2	Financial condition

(a)	The Parent shall ensure that for each Relevant Period specified, the Leverage Ratio shall not exceed the ratio specified opposite such Relevant Period.

Relevant Period (ending)	Maximum Leverage Ratio
31 December 2011	6.70:1
31 March 2012	6.60:1
30 June 2012	6.55:1
30 September 2012	6.45:1
31 December 2012	6.35:1
31 March 2013	6.25:1
30 June 2013	6.15:1
30 September 2013	6.00:1
31 December 2013	5.90:1
31 March 2014	5.80:1
30 June 2014	5.65:1

Relevant Period (ending)	Maximum Leverage Ratio
30 September 2014	5.55:1
31 December 2014	5.40:1
31 March 2015	5.30:1
30 June 2015	5.20:1
30 September 2015	5.10:1
31 December 2015	5.00:1
31 March 2016	4.90:1
30 June 2016	4.75:1
30 September 2016	4.65:1
31 December 2016	4.55:1
31 March 2017	4.45:1
30 June 2017	4.35:1
30 September 2017	4.20:1

(b)	The first testing date for the Leverage Ratio shall be the earlier of (A) 31 December 2011 (or, if Completion occurs after 31 July 2011, 31 March 2012) and (B) the Quarter Date on which the second full Financial Quarter following the Closing Date ends.

(c)	The financial covenant set out in paragraph (a) above shall be tested but shall not need to be satisfied if there are no Utilisations (other than Letters of Credit to the extent that cash cover in respect thereof has been provided) outstanding at 5:00 p.m. on the last day of the applicable Relevant Period and on the date that the relevant Compliance Certificate is delivered pursuant to Clause 25.2 (Provision and contents of Compliance Certificate).

26.3	Financial covenant calculations

(a)	Borrowings, EBIT, Consolidated EBITDA, Exceptional Items, Consolidated Net Debt and Working Capital shall be calculated and interpreted on a consolidated basis in accordance with the Accounting Principles, unless expressly provided to the contrary, and shall be expressed in euro.

(b)	EBIT, Consolidated EBITDA and Consolidated Net Debt shall be determined (except as needed to reflect the terms of this Clause 26) from the financial statements of the Group and Compliance Certificates delivered under Clause 25.2 (Provision and contents of Compliance Certificate).

(c)	For the purpose of this Clause 26, an amount outstanding or repayable on a particular day in a currency other than euro shall on that day be taken into account in its euro equivalent at the rate of exchange at which any applicable cross-currency swap has been entered into or, if no such swap exists the exchange rate used shall be the average exchange rate used for Consolidated EBITDA for the Relevant Period ending on that Relevant Date.

(d)	For the purpose of this Clause 26 (including, for the avoidance of doubt, Clause 26.4 (Equity cure)), no item shall be included or excluded more than once in any calculation.

(e)	To the extent that any period prior to the Closing Date is included in any Relevant Period in Clause 26.2 (Financial condition):

(i)	all references in Clause 26.1 (Financial definitions) to the Group shall be deemed to be references to the Group including the Target Group; and

(ii)	Consolidated EBITDA for the period until the Closing Date shall be the actual earnings before interest, tax, depreciation and amortisation of the Target calculated using the same principles set out in this Clause 26 (Financial covenant) for the calculation of Consolidated EBITDA, after (A) adding back EBITDA generated by sales offices of the Vendor in respect of the business of the Target, which sales are projected to be carried out by members of the Group under the Base Case Model, (B) eliminating the effect of negative EBITDA attributable to a former Dutch Affiliate of the Target that is not a member of the Group, (C) adding back any corporate centre charges related to the Vendor’s head office services, including executive oversight, marketing, human resources, environmental, health and safety, legal, treasury, information technology and accounting services at the corporate level and (D) reducing EBITDA for the effect of any incremental costs that the Target will incur as a standalone entity, including back office administration and functional service charges for human resources, legal, tax, information technology and accounting services.

The Parent shall provide the Agent with the financial information and pro forma computations necessary to calculate these items.

(f)	For the purpose of this Clause 26:

(i)	If any Permitted Acquisition occurs during a Relevant Period in relation to a business or company and the underlying business or company is not subsequently disposed of during that Relevant Period (an “Acquired Entity”), the Acquired Entity’s EBITDA in respect of the part of the Relevant Period before its acquisition shall be included in determining Consolidated EBITDA for that Relevant Period.

The Acquired Entity’s EBITDA shall, subject as follows, be adjusted by the pro forma increase or decrease in those items (as projected by the Parent in good faith) as a result of Allowed Synergies. Any such adjustment shall only take place if the pro forma increase or decrease would not duplicate any Allowed Synergies that actually arise during that Relevant Period and are already taken into account in the calculations of Consolidated EBITDA.

In addition, the Parent may elect (by written notice to the Agent), at its discretion, not to include an adjustment as a result of Allowed Synergies that give rise to savings.

(ii)	If any Permitted Disposal occurs during a Relevant Period in relation to a business or company (a “Sold Entity”), the Sold Entity’s EBITDA in respect of the part of the Relevant Period before its disposal shall be excluded in determining Consolidated EBITDA.

26.4	Equity cure

(a)	Subject to the rest of this Clause 26.4, the Parent may elect to use the net amounts received in cash by the Parent in respect of any New Equity and/or New Shareholder Loans (such amount to the extent so required, a “Cure Amount”) to remedy non-compliance with any requirement set out in Clause 26.2 (Financial condition) to the extent such amounts have not otherwise been applied in accordance with this Agreement.

(b)	The Cure Amounts may only be taken into account to remedy non-compliance with any requirement set out in Clause 26.2 (Financial condition) if each of the following conditions is satisfied:

(i)	the Cure Amounts are received by the Company within 20 Business Days after the earlier of:

(A)	the date that the Compliance Certificate for the Relevant Period in which such failure to comply was first evidenced was due to be delivered in accordance with Clause 25.2 (Provision and contents of Compliance Certificate); and

(B)	the Parent becoming aware of such failure to comply;

(ii)	the Parent elects to apply the Cure Amounts in accordance with paragraph (a) above by notice to the Agent and the notice certifies the Cure Amounts received by the Parent, specifies the Relevant Period in respect of which they are to be taken into account and is signed by the CEO or CFO;

(iii)	the Parent may not make any such election:

(A)	more than three times over the life of the Facility; or

(B)	in respect of consecutive Relevant Periods; and

(iv)	the Cure Amounts are paid to the Agent to be applied in prepayment of the Facility in the order set out in paragraph (a) of Clause 12.4 (Application of prepayments) as soon as is practicable and in any event within five Business Days of giving notice under paragraph (b)(ii) above.

The Cure Amounts shall be deemed for the purposes of this Clause 26 to have the effect that the financial covenant is recalculated so that the Consolidated Net Debt as at the end of the Relevant Period shall be recalculated assuming that the Cure Amounts had been applied in prepayment immediately in accordance with paragraph (b)(iv) above on the last day of the applicable Relevant Period and compliance with Clause 26.2 (Financial condition) in respect of the Relevant Period will be determined by reference to the relevant recalculation. Save for the aforementioned reduction in Consolidated Net Debt, no other amount shall be recalculated for the purposes of remedying non-compliance with any requirement of Clause 26.2 (Financial condition) pursuant to this Clause 26.4.

(c)	If the Parent makes an election under paragraph (a) above, the Compliance Certificate relating to the quarterly financial statements for the last Financial Quarter of the Relevant Period to which the non-compliance relates shall be adjusted to demonstrate compliance with the ratios in Clause 26.2 (Financial condition) after taking into account the Cure Amounts.

(d)	The New Equity and/or New Shareholder Loans provided and any adjustments made under this Clause shall not apply when calculating the applicable Margin for any relevant period.

(e)	The Parent may only make any such election to the extent that failure to do so would result in non-compliance with Clause 26.2 (Financial condition) (without giving effect, for the purposes of this paragraph, to the operation of paragraph (c) of Clause 26.2 (Financial condition)).

(f)	The New Equity and/or New Shareholder Loans applied in accordance with this Clause shall not count or be applied towards any other permission or usage or purpose under or in respect of the Finance Documents.

27.	GENERAL UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Positive undertakings

27.1	Indebtedness and Lien Covenant Schedule

In addition to the undertakings set out below, each Obligor shall (and the Parent shall ensure that each other member of the Group will) promptly comply with each of the undertakings set out in Schedule 16 (Indebtedness and Lien Covenants).

27.2	Authorisations

Each Obligor shall (and the Parent shall ensure that each member of the Group will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents and the Acquisition Documents to which it is a party;

(ii)	ensure, subject to the Legal Reservations and the Perfection Requirements, the legality, validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and

(iii)	carry on its business to which it is a party where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.3	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

27.4	Environmental compliance

Each Obligor shall (and the Parent shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law and its Environmental Permits,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.5	Taxation

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring material penalties unless failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes, except that any member of the Group other than a German Entity may change its residence for tax purposes if (i) such change will provide Tax advantages for the Group achievable prior to the Termination Date, (ii) the Parent provides prior written notice (including an explanation of such Tax advantages) to the Agent, and (iii) such change will not adversely affect any guarantee arising under the Finance Documents or any Transaction Security (and the Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Agent confirming the matters set out in this clause (iii)).

27.6	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

27.7	Acquisition Documents and Equity Documents

(a)	The Parent shall (and the Parent will procure that each relevant member of the Group will), to the extent the directors of the Parent (acting reasonably) believe it is commercially advantageous and appropriate to do so, take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents, provided that the directors of the Parent (acting reasonably) may only determine not to take such steps after consultation with the Agent.

(b)	No Obligor shall (and the Parent shall ensure that no member of the Group will) amend, terminate, give any waiver or consent under, or agree or decide not to enforce, in whole or in part, any term or condition of any Acquisition Document, in each case in any respect which is materially adverse to the interests of the Lenders.

(c)	No Obligor shall (and the Parent shall ensure that no member of the Group will) specify a date for the purpose of clause 7.1(ii)(x) of the Acquisition Agreement that is fewer than 15 consecutive Business Days after the date on which the conditions precedent set out at paragraphs (g) and (h) of Section 6 of Part I of Schedule 2 (Conditions precedent to initial Utilisation) have been satisfied;

(d)	No Obligor shall (and the Parent shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any terms of the constitutional documents of any Obligor or Material Company or any other member of the Group whose shares are the subject of Transaction Security governed by the laws of the jurisdiction of incorporation of such Obligor or Material Company, in a manner that could reasonably be expected to prejudice the Transaction Security.

27.8	Insurance

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets of an insurable nature against those risks which it is usual for companies in the relevant jurisdiction carrying on the same or substantially similar business to insure, and at levels usual for a business of its size and nature as may reasonably be available in the insurance market.

(b)	No member of the Group shall be required to maintain any key-man life insurance or, unless required by local law to create or perfect Transaction Security, ensure that any insurance arrangements include loss payee or endorsement arrangements in favour of the Financing Parties.

27.9	Pensions

Each Obligor will (and will ensure that each of its Subsidiaries shall) ensure that all pension schemes for the time being operated by members of the Group are fully funded to the extent required by law, where failure to do so could reasonably be expected to have a Material Adverse Effect.

27.10	Access

If an Event of Default is continuing or the Agent reasonably suspects an Event of Default is continuing or may occur, each Obligor shall, and the Parent shall ensure that each member of the Group will permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the relevant Obligor or the Company to (a) the premises, assets, books, accounts and records of each Obligor and (b) meet and discuss matters with management of the Group and assist in the preparation of an independent business review (the cost of which shall also be for the account of the Group).

27.11	Intellectual Property

Each Obligor shall (and the Parent shall procure that each Group member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a) to (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

27.12	Auditors

The Parent shall:

(a)	at all times maintain auditors that fall within the definition of Auditors in Clause 1.1 (Definitions);

(b)	maintain proper books of account; and

(c)	not change the Financial Year of any Obligor without complying with Clause 25.3(c) in relation to such change.

27.13	Group Bank Accounts

The Parent shall ensure that all material bank accounts of Luxco2, Luxco3 and the Group shall be opened and maintained with an Acceptable Bank.

27.14	Guarantors

(a)	Subject to the Agreed Security Principles, the Parent shall ensure that:

(i)	each Material Company (excluding an Excluded Entity) is or becomes, and each Holding Company which is a member of the Group (other than an Excluded Entity) of such a person is or becomes, a Guarantor (i) as soon as reasonably practicable and in any event within 45 days after the Closing Date; or, (ii) if earlier, upon the date on which such relevant entity grants a guarantee in respect of the Senior Secured Indebtedness;

(ii)	without prejudice to paragraph (i) above, following the date which is 45 days after the Closing Date, each member of the Group which is or becomes a Material Company (other than an Excluded Entity) shall, as soon as reasonably practicable (and in any event within 45 days of the date on which it is determined that it is a Material Company), become a Guarantor;

(iii)	at all times after the date which is 45 days after the Closing Date:

(A)	the aggregate (without double counting) earnings before interest, tax, depreciation and amortisation (calculated on a LTM basis on the same basis as Consolidated EBITDA, taking each entity on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) of the Guarantors exceeds 85 per cent. of the Consolidated EBITDA of the Group; and

(B)	the aggregate gross assets (taking each entity on an unconsolidated basis without double counting and excluding all intra-group items and investments in Subsidiaries of any member of the Group) of the Guarantors exceeds 80 per cent. of the consolidated gross assets of the Group; and

(C)	the aggregate turnover (taking each entity on an unconsolidated basis without double counting) of the Guarantors exceeds 80 per cent. of the consolidated turnover of the Group,

in each case by reference to the most recent Quarterly Financial Statements.

(b)	For the purpose of the calculation of Consolidated EBITDA under paragraph (a)(iii) above, any Guarantor having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax, depreciation and amortisation.

27.15	Recourse Factoring

(a)	Subject to paragraph (b) below, if the euro equivalent amount (determined in accordance with Clause 27.15(e) (Recourse Factoring)) of the aggregate proceeds of receivables sold or disposed of and which remain outstanding (other than as a result of a default by the relevant debtor) under recourse factoring arrangements constituting Permitted Factoring (the “Factoring Amount”) exceeds €30,000,000 at any time (the amount of such excess being the “Excess Amount”), for the purposes of Clauses 5.3(b) (Currency and amount) and Clause 6.4(b) (Currency and amount), the Available Facility shall be reduced by the lesser of:

(i)	the U.S. dollar equivalent amount (as determined in accordance with Clause 27.15(f) (Recourse Factoring)) of the Excess Amount; and

(ii)	the amount that reduces the Available Facility to zero,

provided that any such reductions made to the Available Facility shall cease to apply five Business Days from the date on which the Agent receives a notice from the Parent in accordance with paragraph (c)(iii) below.

(b)	If the Factoring Amount exceeds €100,000,000, the Facility shall be cancelled in an amount equal to the U.S. dollar equivalent amount (as determined in accordance with Clause 27.15(f) (Recourse Factoring)) of such excess above €100,000,000 and to the extent the amount of such cancellation is greater than the Available Facility, the Parent will ensure that the Utilisations are permanently prepaid (such that outstanding Loans shall be prepaid before outstanding Letters of Credit) in such amount as is necessary to ensure that the outstanding Utilisations do not exceed the Available Facility following such cancellation. Any such cancellation under this Clause 27.15 (b) (Recourse Factoring) shall reduce the Commitments of the Lenders rateably.

(c)	The Parent shall notify the Agent promptly in writing on becoming aware:

(i)	of any Excess Amount;

(ii)	of any increase or decrease to the Excess Amount;

(iii)	that there is no longer any Excess Amount; or

(iv)	that the Factoring Amount has exceeded €100,000,000, including the amount by which it exceeds €100,000,000 and any subsequent increase to such excess above €100,000,000,

provided that:

(x)	after the Parent has first notified the Agent that the Factoring Amount exceeds €30,000,000 or, as the case may be, €100,000,000, there shall be no obligation to deliver a further notice under this Clause 27.15(c) (Recourse Factoring) in respect of any subsequent change to the excess of the Factoring Amount above such thresholds (and therefore no corresponding further change to the Available Facility pursuant to clause 27.15(a) (Recourse Factoring) or further cancellation of the Facility pursuant to Clause 27.15(b) (Recourse Factoring) shall occur) unless and until the Factoring Amount subsequently increases or decreases (in an aggregate amount taking into account any other increases or decreases since the immediately preceding notification made under Clause 27.15(c) (Recourse Factoring)) by €1,000,000 or more; and

(y)	each notice delivered to the Agent pursuant to this Clause 27.15 (c) (Recourse Factoring) shall set out in reasonable detail the calculations used in establishing the Factoring Amount, the Excess Amount and any excess of the Factoring Amount above €100,000,000 and shall also specify the exchange rates used in such calculations as well as the exchange rate to be used by the Agent for the purposes of sub-paragraph (f) below.

(d)	The Available Facility shall be reduced for the purposes of Clause 5.3(b) (Currency and amount) and clause 6.4(b) (Currency and amount) in accordance with paragraph (a) above, and the Facility shall be cancelled in accordance with paragraph (b) above, on the date falling five Business Days from receipt by the Agent of the relevant notice referred to in paragraph (c) above.

(e)	For the purposes of sub-paragraphs (a) and (b) above, where the proceeds of receivables sold or disposed of and which remain outstanding (other than as a result of a default by the relevant debtor) under recourse factoring arrangements constituting Permitted Factoring are denominated:

(i)	in euro, the Factoring Amount shall be equal to the amount of such proceeds; and

(ii)	in any currency other than euro, the Factoring Amount shall be determined by the Parent by applying the same exchange rate used in the most recent set of Quarterly Financial Statements delivered pursuant to Clause 25.1 (Financial statements) for the conversion of the relevant currency into euro.

(f)	For the purposes of sub-paragraphs (a) and (b) above, the relevant U.S. dollars equivalent amount shall be determined by the Agent by applying the same exchange rate used in the most recent set of Quarterly Financial Statements delivered pursuant to Clause 25.1 (Financial statements) for the conversion of euro into U.S. dollars.

27.16	Further assurance

(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall procure that each member of the Group will) from time to time promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect or update the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents including, where applicable, in relation to any future or “after-acquired” property.

27.17	Conditions subsequent

(a)	Without prejudice to paragraph (b) below, the Parent shall ensure that each of the steps set out in the Structure Memorandum, including, without limitation, the merger of the Company and German Target, the creation of fiscal unities and the settling of intercompany balances, shall be carried out as soon as reasonably practicable following the Closing Date and in any event no later than eleven months after the Closing Date.

(b)	The Parent shall:

(i)	take all necessary steps to undertake, or procure the undertaking of, a debt pushdown to the Group to the satisfaction of the Majority Lenders, including by merging German Target and the Company as contemplated by the Structure Memorandum; and

(ii)	ensure domination agreements and/or profit and loss transfer agreements are implemented and maintained between the merged entity and Bondco, between Bondco and the Parent and between any other German Entities, in each case as contemplated by the Structure Memorandum, in either case, as soon as reasonably practicable on or after the Closing Date and in any event no later than eleven months thereafter.

(c)	If the acquisition of the Chinese Target is completed after the Closing Date, the Parent shall ensure that:

(i)	prior to completion of that acquisition, Hong Kong Bidco shall have acceded as an Additional Guarantor pursuant to Clause 31.4 (Additional Guarantors) and that the Agent has received all of the documents and evidence listed in Part III of Schedule 2 (Conditions precedent to the acquisition of the Chinese Target) in each case in form and substance satisfactory to the Agent;

(ii)	Hong Kong Bidco and the Chinese Target enter into the Chinese Target Equity Pledge pursuant to the Chinese Target Undertaking Agreement on the date on which the acquisition of the Chinese Target is completed;

(iii)	the following documents are delivered to the Security Agent on the date of the Chinese Target Equity Pledge: (A) all the documents and evidence that are required to be so delivered under the Chinese Target Equity Pledge; (B) a certificate in respect of the Chinese Target covering the matters in paragraph 6(m)(iii) of Part I of Schedule 2 (Conditions precedent to initial Utilisation); (C) capacity legal opinions of King & Wood, as to Hong Kong law and PRC law in relation to the Chinese Target Equity Pledge; and (D) an enforceability legal opinion of Jun He Law Offices as to PRC law; and

(iv)	if the Chinese Target Equity Pledge is entered into after the date that is three months after the date of the statement by the directors of Hong Kong Bidco referred to in paragraph (a) of Part III of Schedule 2 (Conditions precedent to initial Utilisation), the new “whitewash” requirements are met in respect of any possible financial assistance that may be constituted by Hong Kong Bidco’s entry into the Chinese Target Equity Pledge by following procedures analogous to those described in paragraph (a) of Part III of Schedule 2 (Conditions precedent to initial Utilisation).

(d)	Hong Kong Bidco shall use its best endeavours to complete the following procedures within 90 days after the date of the Chinese Target Equity Pledge:

(i)	the Chinese Target Equity Pledge is duly approved by the relevant branch of the Ministry of Commerce of the PRC; and

(ii)	the Chinese Target Equity Pledge is duly registered at the relevant branch of the State Administration for Industry and Commerce of the PRC.

(e)	If the acquisition of the South African Target is completed after the Closing Date, the Parent shall ensure that (i) the documents specified in paragraphs 4(f) and 5(a)(viii) of Part I of Schedule 2 (Conditions precedent to initial Utilisation) and (ii) a certificate in respect of the South African Target covering the matters in paragraph 6(m)(iii) of Part I of Schedule 2 (Conditions precedent to initial Utilisation) are, in each case, delivered in respect of the South African Target on the date on which the acquisition of the South African Target is completed (irrespective of any reference to such conditions being applicable if the acquisition of the South African Target were completed on the Closing Date).

Negative undertakings

27.18	Merger

No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (other than a Permitted Reorganisation).

27.19	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

27.20	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

27.21	Guarantees

(a)	No Obligor shall (and the Parent shall ensure that no member of the Group will) issue or allow to remain outstanding any guarantee in respect of any liability or obligation of any person.

(b)	Paragraph (a) above does not apply to a Permitted Guarantee.

27.22	Holding Companies

Notwithstanding anything to the contrary in this Agreement or any other Finance Document, (a) prior to the Closing Date, no Newco, and (b) on or after the Closing Date, none of Luxco2, Luxco3, the Parent, Bondco and German International Holdco, in each case shall trade, carry on any business, own any assets or incur any liabilities unless it is a Permitted Holding Company Activity.

27.23	Centre of main interests

No Obligor (incorporated in a European Union country) shall do anything to change the location of its centre of main interests for the purpose of the Insolvency Regulation where that change would be reasonably likely to be materially adverse to the interests of the Finance Parties.

27.24	Cash holding limit

The Parent shall ensure, to the extent it can lawfully do so (without breaching any director’s duties, regulatory requirement or legally binding agreement) that the members of the Group which are not Obligors will transfer to Obligors at any time any Cash or Cash Equivalent Investments (in aggregate) in excess of the amounts reasonably anticipated to be required by such members of the Group which are not Obligors in the following 12 Months (subject to a de minimis amount of €3,000,000 (or its equivalent in any other currency or currencies).

27.25	Disposals

(a)	No Obligor shall (and the Parent shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal, a Permitted Transaction or a disposal giving effect to a Liabilities Acquisition (as defined in the Intercreditor Agreement).

27.26	Restricted payments

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease, any Shareholder Loans; or

(ii)	pay any management or advisory or other fee or payment to, or to the order of, any of the direct or indirect shareholders of the Parent.

(b)	The Parent shall not:

(i)	declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any of its shares; or

(ii)	reduce, return, purchase, repay, cancel or redeem any of its shares.

(c)	Paragraphs (a)(ii) and (b) above do not apply to a payment which is a Permitted Payment and paragraph (a)(i) does not apply to an Indenture Permitted Payment.

27.27	Acquisitions and investments

(a)	No Obligor shall (and the Parent shall ensure that no member of the Group will):

(i)	acquire any share in, or any security issued by, any person, or any interest therein or in the capital of any person, or make any capital contribution to any person, or form any person (or agree to do any of the foregoing); or

(ii)	acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition or investment which is a Permitted Acquisition.

27.28	Share capital

No Obligor shall (and the Parent shall ensure no member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

27.29	Intra-group dealings

The Parent shall not (and shall ensure that no member of the Group will) enter into any arrangements or agreements which are intended to restrict the movement of Cash between members of the Group, other than cash pooling arrangements entered into in the ordinary course of business with an Acceptable Bank.

27.30	Treasury Transactions

No Obligor shall (and the Parent will procure that no members of the Group will) enter into any Treasury Transaction, other than:

(a)	the hedging transactions documented by the Hedging Agreements;

(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(c)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

27.31	Joint Ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

27.32	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Parent shall ensure no member of the Group will) enter into any material transaction or arrangement with any person except on arm’s length terms and for full market value.

(b)	The following transactions shall not be a breach of paragraph (a) above:

(i)	a transaction pursuant to which a member of the Group is the beneficiary of the non arm’s length terms;

(ii)	intra-Group loans permitted under this Agreement;

(iii)	any Permitted Transaction; and

(iv)	any Liabilities Acquisition which is permitted by, and as defined in, the Intercreditor Agreement.

27.33	Senior Secured Repurchase

(a)	No Obligor or member of the Group may make a legally binding commitment or offer for a Senior Secured Repurchase if:

(i)	any amount is due to be prepaid under the Facility or the relevant time period for Lenders to elect for a prepayment has not expired following a Change of Control; or

(ii)	any Event of Default is continuing or would occur as a result of the Senior Secured Notes Repurchase.

(b)	The Parent shall procure that any Senior Secured Indebtedness the subject of a Senior Secured Indebtedness Repurchase is, subject to the terms of the Senior Secured Indebtedness, extinguished at the time of such Senior Secured Repurchase unless it elects not to do so for the purpose of mitigating tax costs in the Group.

27.34	Anti-Terrorism Laws

(a)	No Obligor shall engage in any transaction that violates any of the applicable prohibitions set forth in any Economic Sanctions Law applicable to such Obligor.

(b)	None of the funds or assets of such Obligor or its Subsidiaries that are used to repay the Facility shall constitute property of, or shall be beneficially owned by, any Designated Person or be the direct proceeds derived from any transactions that violate the prohibitions set forth in any applicable Economic Sanctions Law, and no Designated Person shall have any direct or indirect interest in such Obligor insofar as such interest would violate any Economic Sanctions Laws applicable to such Obligor.

27.35	US Margin Regulations

No part of the proceeds of any Utilisation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for “buying” or “carrying” any Margin Stock or to extend credit to others for the purpose of “buying” or “carrying” any Margin Stock (in each case within the meaning of Regulation T, U or X) or for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

27.36	ERISA

Each Obligor shall:

(a)	ensure that neither it nor any ERISA Affiliate engages in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan without the prior consent of the Majority Lenders;

(b)	ensure that any material liability imposed on it or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;

(c)	ensure that neither it nor any ERISA Affiliate adopts an amendment to an Employee Plan requiring the provision of security under ERISA or the Internal Revenue Code without the prior consent of the Majority Lenders; and

(d)	ensure that no Employee Plan is terminated under Section 4041 of ERISA.

27.37	No segregation of assets

No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(a)	segregate or purport to segregate any of its assets under or for the purposes set out in article 2447-bis of the Italian Civil Code; or

(b)	issue any class of stock or any other financial instruments under article 2447-ter of the Italian Civil Code,

in each case, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

27.38	No Enforcement of Korean Intercompany Loans

No Korean Intercompany Lender shall take any action that would cause any Korean Intercompany Loan to be accelerated, repaid or reduced, other than pursuant to a request of the Agent upon the occurrence of the events set out in Clause 28.21 (Acceleration); provided that, for the avoidance of doubt, this Clause 27.38 shall not restrict any Korean Guarantor from paying, or any Korean Intercompany Lender from receiving, regularly scheduled payments of interest in accordance with the terms of its Korean Intercompany Loan Agreements.

28.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 28 is an Event of Default (save for Clause 28.21 (Acceleration) and Clause 28.22 (Clean-up Period)).

28.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

28.2	Financial covenant and other obligations

Subject to Clause 26.4 (Equity cure), any requirement of Clause 26 (Financial covenant) is not satisfied or an Obligor does not comply with Clause 25 (Information undertakings), unless in the case of any delivery of financial statements pursuant to Clause 25.1 (Financial statements) the relevant financial statements are delivered within three Business Days of the due date.

28.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 28.1 (Non-payment) and Clause 28.2 (Financial covenant and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Parent or relevant Obligor and (ii) the Parent or an Obligor becoming aware of the failure to comply.

28.4	Senior Secured Indebtedness default

Any amount of Senior Secured Indebtedness is not paid when due nor within any originally applicable grace period, or any Senior Secured Indebtedness is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (howsoever described).

28.5	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or pursuant to any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Parent or relevant Obligor and (ii) the Parent or an Obligor becoming aware of the misrepresentation.

28.6	Cross default

(a)	Any Financial Indebtedness of any Obligor or other member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or other member of the Group is cancelled or suspended by a creditor of any Obligor or other member of the Group as a result of an event of default (however described).

(d)	Any creditor of any Obligor or other member of the Group becomes entitled to declare any Financial Indebtedness of any Obligor or other member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 28.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €5,000,000 (or its equivalent in any other currency or currencies) and excluding in each case Permitted Financial Indebtedness to the extent supported by a Letter of Credit or a bank guarantee or letter of credit issued under an Ancillary Facility.

28.7	Insolvency

(a)	A member of the Group (except for any German Entity) Luxco2 or Luxco3 is unable or admits inability to pay its debts as they fall due (including being in state of cessation des paiements within the meaning of the French Code de commerce) or is deemed to or declared to be unable to pay its debts under any applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group (except for any German Entity) Luxco2 or Luxco3 is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A German Entity is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or is overindebted (überschuldet) within the meaning of section 19 of the German Insolvency Code.

(d)	A moratorium including, without limitation, a moratorium under a conciliation procedure in accordance with articles L.611-4 to L.611-15 of the French Code de commerce is declared in respect of any indebtedness of any member of the Group Luxco2 or Luxco3. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

28.8	Insolvency proceedings

(a)	Except for in relation to a German Entity, any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group, Luxco2 or Luxco3;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group, Luxco2 or Luxco3;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, business rescue practitioner or other similar officer in respect of any member of the Group, Luxco2 or Luxco3 or any of its respective assets; or

(iv)	enforcement of any Security over any assets of any member of the Group, Luxco2 or Luxco3,

or any analogous procedure or step is taken in any jurisdiction.

(b)	In relation to a German Entity:

(i)	a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed, threatened to be filed or any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set out in sections 17 et seq. of the German Insolvency Code; or

(ii)	actions are taken pursuant to section 21 of the German Insolvency Code by a competent court.

(c)	In respect of a company which is incorporated or established in France, a reference in this Clause 28.8 to:

(i)	an “inability to pay debts” includes that company being in a state of cessation des paiements within the meaning of the French Code de commerce;

(ii)	a “moratorium” includes a moratorium under a conciliation procedure in accordance with Articles L.611-4 to L.611-15 of the French Code de commerce;

(iii)	a “similar officer” in paragraph (a)(iii) of this Clause 28.8 shall include a conciliateur, mandataire ad hoc, administrateur judiciaire or mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraph (v)(A) below;

(iv)	a “winding-up”, “dissolution” or “administration” includes a redressement judiciaire, cession totale de l’entreprise, liquidation judiciaire or a procédure de sauvegarde (including the sauvegarde financiére accélérée) under Livre Sixième of the French Code de commerce;

(v)	“any analogous procedure or step” shall include:

(A)	proceedings for the appointment of mandataire ad hoc or for a conciliation in accordance with Articles L. 611-3 to L.611-15 of the French Code de commerce; and

(B)	the entry of a judgment for sauvegarde (including the sauvegarde financière), redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under articles L. 620-1 to L. 644-6 of the French Code de commerce.

(d)	A member of the Group incorporated in Sweden is required to prepare a special balance sheet (Sw: kontrollbalansräkning).

(e)	Paragraphs (a) to (d) above shall not apply to:

(i)	any proceedings which are frivolous or vexatious and are discharged, stayed or dismissed within 15 Business Days of commencement; or

(ii)	any step or procedure which forms part of a Permitted Reorganisation.

28.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group, Luxco2 or Luxco3 having an aggregate value in excess of €5,000,000 and is not discharged within 15 Business Days.

28.10	US Insolvency Proceedings

(a)	An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in the United States seeking:

(i)	relief in respect of any Borrower, or of a substantial part of the property or assets of any Borrower, under US Bankruptcy Law;

(ii)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of the property or assets of any Borrower; or

(iii)	the winding-up or liquidation of any Borrower (and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered).

(b)	Any Borrower shall:

(i)	voluntarily commence any proceeding or file any petition seeking relief under US Bankruptcy Law;

(ii)	consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (a) above;

(iii)	apply for or consent to the appointment, pursuant to the laws of the United States or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of the property or assets of any Borrower;

(iv)	file an answer admitting the material allegations of a petition filed against it in any such proceeding; or

(v)	take any action for the purpose of effecting any of the foregoing.

28.11	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor, any other member of the Group, Luxco2 or Luxco3 that is a party to the Intercreditor Agreement to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Documents or any other member of the Group, Luxco2 or Luxco3 under the Intercreditor Agreement are not or cease to be legal, valid, binding or (subject to the Legal Reservations) enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding or (subject to the Legal Reservations) enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

28.12	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement.

(b)	A representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect.

(c)	No Event of Default under paragraphs (a) and (b) above will occur, if the non-compliance or circumstances giving rise to the misrepresentation (as applicable) are capable of remedy and are remedied within 15 Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

28.13	Cessation of business

Any Obligor or other member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business, unless otherwise permitted by this Agreement.

28.14	Change of ownership

(a)	Other than as a result of a Permitted Disposal of the entire share capital of such Obligor, an Obligor (other than the Parent, Luxco2 and Luxco3) ceases to be a direct or indirect Subsidiary of the Parent that is (i) in the case of an Obligor that was previously an Excluded Entity, owned in the same percentage as at the Closing Date (or, if applicable, the later date on which the acquisition of the Target Shares of that Excluded Entity was completed) or (ii) in all other cases, a wholly-owned Subsidiary.

(b)	The Parent ceases to be a wholly-owned Subsidiary of Luxco2 (or, following any conversion described in Clause 31.8 (Conversion of the Parent), Luxco2 ceases to be the sole limited partner of the Parent KG and/or KG GP ceases to be the sole general partner of the Parent KG).

28.15	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Group in any manner which could reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents other than a qualification solely by reference to any possibility that a financial covenant may not be complied with during the following Financial Year.

28.16	Expropriation

The authority or ability of any Obligor or other member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or other member of the Group or any of its assets and such event has or would reasonably be expected to have a Material Adverse Effect.

28.17	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to the Intercreditor Agreement rescinds or purports to rescind or repudiates or purports to repudiate that agreement in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

28.18	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents against Luxco2, Luxco3 or any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

28.19	Pensions

(a)	Any pensions regulator, authority or other person in any Relevant Jurisdiction issues a notice to any member of the Group requiring it to contribute towards the deficit of a pension scheme or to secure financial support from within the Group in respect of any pensions liabilities, in each case which has or is reasonably likely to have a Material Adverse Effect.

(b)	Any of the following events results in the imposition of or granting of security, or the incurring of a liability or a material risk of incurring a liability that individually and/or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect:

(i)	any ERISA Event occurs or is reasonably expected to occur;

(ii)	any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201, 4204 or 4212(c) of ERISA; or

(iii)	any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of an Employee Plan under Section 409, 502(i) or 502(I) of ERISA or Section 4971 or 4975 of the Internal Revenue Code.

28.20	Material Adverse Change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or could reasonably be expected to have a Material Adverse Effect, other than, at any time prior to a relevant testing date, by reason only of it being reasonably likely that a financial covenant may not be complied with as at such testing date.

28.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(a)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	declare that cash cover in respect of an amount equal to the outstanding amount of any Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of an amount equal to the outstanding amount of any Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(h)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

provided that, notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Clause 28.10 (US Insolvency Proceedings) in relation to a Borrower the Facility to the extent otherwise available to such Borrower shall cease to be available to that Borrower and all Utilisations made available to such Borrower shall become immediately due and payable and all accrued interest, and all other amounts accrued under the Finance Documents owing from such Borrower shall become immediately due and payable, in each case without declaration, notice or demand by or to any persons; and

provided further that the operation of the above proviso may be waived by the Majority Lenders and that the fact that amounts owing from such Borrower have become immediately due and payable shall not result in any contingent obligations owed by any other members of the Group under any guarantee under Clause 23 (Guarantee and indemnity) becoming an actual obligation until the Agent makes the relevant notice to the Parent as directed by the Majority Lenders pursuant to this Clause.

28.22	Clean-up Period

(a)	For the purpose of this Agreement, for the period from the Closing Date until the date falling 45 days after the Closing Date (the “Clean-up Period”), the occurrence of any Event of Default (other than an Event of Default under Clauses 28.1 (Non-payment), 28.3 (Other obligations) in so far as it relates to a breach of either Clause 27.14 (Guarantors) or Clause 27.16 (Further assurance), 28.11 (Unlawfulness and invalidity), 28.12 (Intercreditor Agreement) or 28.17 (Repudiation and rescission of agreements) will be deemed not to be an Event of Default if it would have been (but for this provision) an Event of Default only by reason of circumstances relating exclusively to any Target or any of their respective Subsidiaries, and provided that such breach or Event of Default:

(i)	is capable of being remedied within the Clean-up Period and the Parent is taking appropriate steps to remedy such breach or Event of Default;

(ii)	could not reasonably be expected to have a Material Adverse Effect; and

(iii)	was not procured by or approved by the Parent, the Company or German International Holdco.

Notwithstanding the above, if the relevant circumstances are continuing after the expiry of the Clean-up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be (and without prejudice to any rights and remedies of the Finance Parties).

(b)	The Parent shall promptly notify the Agent upon becoming aware of the occurrence or existence of any event or circumstance which, but for this Clause would constitute an Event of Default and the steps, if any, being taken to remedy it.

(c)	If the acquisition of the Chinese Target and/or the South African Target is completed on a date or dates later than the Closing Date, then in each case the Clean-up Period with respect to that Target will only commence on such later date on which the acquisition of that Target actually is completed.

SECTION 9

CHANGES TO PARTIES

29.	CHANGES TO THE LENDERS

29.1	Assignments and transfers by the Lenders

Subject to this Clause 29 and to Clause 30 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

29.2	Conditions of assignment or transfer

(a)	The Lender must consult with the Parent for no less than five Business Days before it may make an assignment or transfer in accordance with Clause 29.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Lender is a fund, to a fund which is a Related Fund of that Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)	The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Facility.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 29.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Tax gross-up and indemnities) or Clause 19 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause 18 (Tax gross-up and indemnities) or Clause 19 (Increased Costs) to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(f)	An assignment or transfer of part of a Lender’s participation in accordance with Clause 29.1 (Assignments and transfers by the Lenders) must be in an amount such that that Lender’s remaining participation (when aggregated with its Affiliates’ and Related Funds’ participation) is either in a minimum amount of US$5,000,000 or zero.

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(h)	By becoming party to this Agreement each Obligor incorporated under the laws of the Republic of Italy expressly grants its consent to any assignment, transfer or novation of the rights and obligations from an Existing Lender to a New Lender for the purposes of article 1407 of the Italian Civil Code.

(i)	For the purposes of article 857 and the following of the Portuguese Civil Code (Código Civil), the Parties hereby agree that, upon any transfer by way of novation under this clause, the guarantees created by the Finance Documents shall be preserved for the benefit of the New Lender.

29.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facility, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,500.

29.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

29.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders, the Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent, the Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)	For the avoidance of doubt, the Parties agree that any transfer effected in accordance with this Clause 29 shall constitute a novation within the meaning of Articles 1271 et seq. of the French Code civil, provided that, notwithstanding any such novation, all the rights (including in relation to Security) of the Secured Parties against the Obligors shall be maintained.

29.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 29.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.2 (Conditions of assignment or transfer).

29.7	Accession of Hedge Counterparties

Any person which becomes a party to the Intercreditor Agreement as a Hedge Counterparty shall, at the same time, become a Party as a Hedge Counterparty in accordance with clause 18.10 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

29.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents; and

(iii)	seek to derogate from the requirement under this Agreement that, upon any enforcement thereof, any resulting assignment of such rights under any Finance Document in accordance with paragraphs (i) and (ii) above shall be made in accordance with Clause 29.2 (Conditions of assignment or transfer).

29.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 29.5 (Procedure for transfer) or any assignment pursuant to Clause 29.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

29.10	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

30.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

30.1	Debt Purchase Transaction by the Group

The Parent shall not, and shall procure that each other member of the Group, Luxco2 and Luxco3 shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction.

30.2	Debt Purchase Transaction by Sponsor Affiliate

The Parent shall not, and shall procure that each other Investor and Sponsor Affiliate shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction.

31.	CHANGES TO THE OBLIGORS

31.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

31.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraph (c) of Clause 25.9 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries or any Excluded Entity becomes a Borrower. That Subsidiary or Excluded Entity shall become a Borrower if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower under this Agreement (excluding the Borrowers under the Ancillary Facility) or in the United States or any State thereof (including the District of Columbia), or otherwise if all the Lenders approve the accession of that Subsidiary as a Borrower;

(ii)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to or contemporaneously with becoming a Borrower;

(iv)	the Parent confirms that no Default would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it acting reasonably) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent required to be delivered by an Additional Obligor) in relation to the relevant Additional Borrower.

31.3	Resignation of a Borrower

(a)	In this Clause 31.3, Clause 31.5 (Resignation of a Guarantor) and Clause 31.7 (Resignation and release of security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group or a Holding Company thereof where that disposal is permitted under Clause 27.25 (Disposals) or made with the approval of the Majority Lenders (and the Parent has confirmed this is the case).

(b)	The Parent may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)	The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 31.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case).

(d)	Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

(e)	The Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

31.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraph (c) of Clause 25.9 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries or any Excluded Entity become a Guarantor.

(b)	The Parent shall procure that any other member of the Group which is a Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor and, subject to the Agreed Security Principles, grant Security as the Agent may require and shall accede to the Intercreditor Agreement, provided that the requirements of this paragraph shall not apply to the Excluded Entities.

(c)	A member of the Group referred to in paragraph (a) or (b) above shall become an Additional Guarantor if:

(i)	the Parent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent required to be delivered by an Additional Obligor).

31.5	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than any Newco) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if the Guarantor is the subject of a Third Party Disposal or all the Lenders have consented to the resignation of that Guarantor.

(b)	Subject to paragraph (a) of clause 18.13 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 23.1 (Guarantee and indemnity);

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 31.3 (Resignation of a Borrower); and

(iv)	the Parent has confirmed that taking into account the resignation of the relevant Guarantor, the requirements of paragraph (a)(ii) of Clause 27.14 (Guarantors) will continue to be met.

(c)	In the case of a Third Party Disposal, the resignation of that Guarantor shall not be effective until the date of such Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

31.6	Repetition of representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.7	Resignation and release of security on disposal

(a)	If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(i)	the resignation of that Borrower or Guarantor shall not become effective until the date of that disposal; and

(ii)	if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor shall have no effect and the obligations of the Borrower or Guarantor shall continue in such force and effect as if that release had not been effected.

(b)	Notwithstanding any other provisions in this Agreement, the release of any Swedish Transaction Security will always be subject to the prior written consent of the Security Agent in accordance with the terms of the Intercreditor Agreement (such consent not to be unreasonably withheld or delayed).

31.8	Conversion of the Parent

Notwithstanding anything herein to the contrary, to the extent described in the Structure Memorandum, the Parent may convert from a German limited liability company (GmbH) into a German limited partnership (GmbH & Co. KG) (“Parent KG”), and in connection with such conversion Parent KG may issue limited partnership interests to Luxco2 and general partnership interests to a new wholly-owned Subsidiary of Luxco2 (“KG GP”); provided that:

(a)	with effect from such conversion, Parent KG shall succeed to all rights and obligations as the Parent under the Finance Documents;

(b)	on or prior to the date of such conversion, (A) KG GP shall be (and at all times thereafter shall remain) the sole general partner of Parent KG, (B) KG GP shall become an Additional Guarantor pursuant to Clause 31.4 (Additional Guarantors) and shall represent and warrant as to the matters set forth in Clause 24.31 (Holding Companies) immediately prior to is accession as if it were named therein as a Newco, (C) all references to “Luxco2” in Clause 7.3 (Indemnities), Clause 23.4 (Waiver of defences), Clause 25.6 (Information: miscellaneous), Clause 27.22 (Holding Companies), Clause 28.9 (Creditors’ process), Clause 28.11 (Unlawfulness and invalidity), Clause 28.18 (Litigation), Clause 30.1 (Debt Purchase Transaction by the Group) and Clause 32.5 (Business with the Group) shall be treated as having applied equally to KG GP, except that (x) KG GP shall not be permitted to engage in transactions described in paragraphs (a), (g) or (i) of the definition of Permitted Holding Company Activity, and (D) KG GP shall be treated as a German Entity for the purposes of Clause 28.7 (Insolvency) and Clause 28.8 (Insolvency proceedings);

(c)	Luxco2 shall (A) be (and at all times thereafter shall remain) the sole limited partner of Parent KG and the sole shareholder of KG GP, and (B) on or prior to the date of such conversion, execute such confirmation agreements and/or Transaction Security Documents (in each case, together with any notices or documents required to be given or executed under the terms thereof) as are reasonably requested by the Security Agent to ensure that the Finance Parties will enjoy the same or equivalent Security over the limited partnership interests of Parent KG, the shares in KG GP and the intercompany receivables owing to Luxco2 by Parent KG as they did over the shares in the Parent and the intercompany receivables owing to Luxco2 by the Parent, respectively, prior to its conversion; and

(d)	on or prior to the date of such conversion, Parent KG shall execute such confirmation agreements and/or Transaction Security Documents (in each case, together with any notices or documents required to be given or executed under the terms thereof) as are reasonably requested by the Security Agent to ensure that the Finance Parties will enjoy the same or equivalent Security over the shares in Bondco and the intercompany receivables owing to Parent KG by Bondco as they did prior to the Parent’s conversion.

SECTION 10

THE FINANCE PARTIES

32.	ROLE OF THE AGENT, THE ARRANGER, THE ISSUING BANK AND OTHERS

32.1	Appointment of the Agent

(a)	Each of the Arranger, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger, the Lenders and the Issuing Bank authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

32.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 29.10 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall provide to the Parent within 20 Business Days of a request by the Parent (but no more frequently than once every three months from the date of this Agreement), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents. The Agent shall not be obliged to verify or update or obtain any of the foregoing information received by it from a Lender solely for the purpose of compliance with this Clause.

(g)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

32.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document, and the giving or withholding of any consent contemplated under any Finance Document to be given or withheld by the Arrangers shall not give rise to any liability or obligation to any other Finance Parties.

32.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arranger and/or the Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arranger, the Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.5	Business with the Group

The Agent, the Security Agent, the Arranger, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group, Luxco2 and Luxco3.

32.6	Rights and discretions

(a)	The Agent and the Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arranger or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 16.2 (Market disruption).

32.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

32.8	Responsibility for documentation

None of the Agent, the Arranger, the Issuing Bank or any Ancillary Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Issuing Bank, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 35.11 (Disruption to payment systems etc.)), none of the Agent, the Issuing Bank, or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent, the Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender may rely on this Clause 32.9, subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

32.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

32.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Parent.

(b)	Alternatively the Agent may resign by giving 30 days notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may subject to paragraph (g) below, appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	Subject to paragraph (g) below, the Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	If no successor Agent has been appointed within 30 days after notice of resignation was given, the retiring Agent’s resignation shall nevertheless become effective from the date falling 30 days after notice of resignation was given and the Lenders shall perform all the duties of the Agent under the Finance Documents until such time as the Majority Lenders appoint a successor Agent.

(h)	Subject to paragraph (g) above, upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 32. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.12	Replacement of the Agent

(a)	After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)	At any time the Agent is an Impaired Agent, after consultation with the Majority Lenders, the Parent may, by giving 30 days’ notice to the Agent (or any shorter notice agreed by the Majority Lenders) replace the Agent by appointing a successor Agent.

(c)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

32.14	Relationship with the Lenders

(a)	Subject to Clause 29.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

(c)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(d)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a)(iii) of Clause 37.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.15	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender confirms to the Agent, the Arranger, the Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.16	Base Reference Banks

If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be or is not a Lender, the Agent may (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.

32.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.18	Reliance and engagement letters

Each Finance Party and Secured Party confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.19	The Register

The Agent, acting for these purposes solely as an agent of the Borrowers, will maintain (and make available for inspection by the Borrowers upon reasonable prior notice at reasonable times) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the “Register”). Absent manifest error, the entries in the Register shall be conclusive and binding for all purposes and the Borrowers, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34.	SHARING AMONG THE FINANCE PARTIES

34.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

34.5	Exceptions

(a)	This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 34, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34.6	Ancillary Lenders

(a)	This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 28.21 (Acceleration).

(b)	Following service of notice under Clause 28.21 (Acceleration), this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

SECTION 11

ADMINISTRATION

35.	PAYMENT MECHANICS

35.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

35.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 35.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 32.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 35.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 35.2 (Distributions by the Agent).

35.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Issuing Bank and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

35.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

35.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

35.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

36.	SET-OFF

(a)	While an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

37.	NOTICES

37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

37.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Newco, that identified with its name below;

(b)	in the case of each Lender, the Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

37.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause 37.3 will be deemed to have been made or delivered to each of the Obligors.

37.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 37.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

37.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

37.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

37.7	Use of websites

(a)	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten Business Days.

37.8	USA Patriot Act

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

37.9	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.	CALCULATIONS AND CERTIFICATES

38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

39.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

41.	AMENDMENTS AND WAIVERS

41.1	Intercreditor Agreement

This Clause 41 is subject to the terms of the Intercreditor Agreement.

41.2	Required consents

(a)	Subject to Clause 41.3 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 41.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

41.3	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definitions of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension of the Termination Date or an extension to the Availability Period;

(iii)	an extension to the date of payment of any amount under the Finance Documents;

(iv)	any increase to the Priority Hedging Recoveries Amount;

(v)	a reduction in the Margin (other than due to the Margin ratchet) or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(vi)	a change in currency of payment of any amount under the Finance Documents;

(vii)	an increase in or an extension of any Commitment or the Total Commitments or the introduction of a new commitment (other than pursuant to Clause 2.2 (Increase));

(viii)	other than as expressly permitted by the provisions of any Finance Document, the nature or scope or release of the Charged Property (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(ix)	any provision which expressly requires the consent of all the Lenders;

(x)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 12.1 (Exit), Clause 29.1 (Assignments and transfers by the Lenders), Clause 34 (Sharing among the Finance Parties) or this Clause 41;

(xi)	a change to the Borrower or Guarantors other than in accordance with Clause 31 (Changes to the Obligors);

(xii)	any amendment to the order of priority or subordination under the Intercreditor Agreement including, without limitation, any amendment permitting the incurrence of Super Senior Liabilities (as defined in the Intercreditor Agreement) other than pursuant to this Agreement or in respect of Priority Hedging Liabilities (as defined in the Intercreditor Agreement);

(xiii)	other than as expressly provided for in the provisions of any Finance Document, the release of a Guarantor’s guarantee pursuant to Clause 23 (Guarantee and indemnity); and

(xiv)	obligations of the Lenders being several,

in each case, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, the Issuing Bank, the Security Agent, any Ancillary Lender or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Issuing Bank, the Security Agent, that Ancillary Lender or, as the case may be, that Hedge Counterparty.

(c)	An amendment or waiver that has the effect of changing or which relates to the definition of “Change of Control” (and all definitions used in that definition) or any other provision which expressly requires the consent of the Super Majority Lenders, shall not be made without the prior consent of the Super Majority Lenders.

(d)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Parent and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

41.4	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay additional amounts pursuant to Clause 19.1 (Increased Costs), Clause 18.2 (Tax gross-up) or Clause 18.3 (Tax indemnity) to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, on ten Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a

“Replacement Lender”) selected by the Parent, and which is acceptable to the Agent (acting reasonably) and (in the case of any transfer of a Commitment), the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 41.4 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 45 days after the date the Non-Consenting Lender notifies the Parent and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Parent; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Parent or the Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	the Lenders holding an aggregate of 85 per cent. of the Total Commitments have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

41.5	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders, the Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 41.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

41.6	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which (unless the Replacement Lender is an existing Lender or the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and (in the case of any transfer of a Commitment) to the Issuing Bank, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 41.6 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 45 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

42.	CONFIDENTIALITY

42.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 32.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii)) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.8 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii)) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party and a copy of such confidentiality agreement or undertaking (and any amendment thereto) in connection with a completed transaction (but not a potential transaction) shall be provided to the Parent within five Business Days of its request therefor; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

42.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Parent represents that none of the information set out in paragraphs (a)(i) to (xiii) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

42.4	Entire agreement

This Clause 42 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

42.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42.

42.7	Continuing obligations

The obligations in this Clause 42 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

43.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

44.	GOVERNING LAW

44.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

44.2	Meaning: Schedule 16 (Indebtedness and Lien Covenants)

Without prejudice to Clause 44.1 (Governing law), the Parties agree that, to the extent that the meaning of words or expressions used and/or defined in Schedule 16 (Indebtedness and Lien Covenants) would be different if construed in accordance with New York law instead of English law, the meaning of such words and expressions shall be construed in accordance with New York law.

45.	ENFORCEMENT

45.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 45.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

45.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Rhone Group LLP, 5 Princes Gate (3rd Floor), Knightsbridge, London, SW7 1QJ as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

45.3	Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY LITIGATION IN ANY UNITED STATES FEDERAL OR STATE COURT DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER/GUARANTOR RELATIONSHIP. Each party hereto hereby acknowledges that this waiver is a material inducement to enter into a business relationship, it has relied on this waiver in entering into this Agreement, and it will continue to rely on this waiver in related future dealings. Each party hereto hereby further warrants and represents that it has reviewed this waiver with its legal counsel and it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED OTHER THAN BY A WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS CLAUSE 45.3 AND EXECUTED BY EACH OF THE PARTIES HERETO. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any) Jurisdiction of incorporation
Company
Bondco

Name of Original Guarantor	Registration number (or equivalent, if any) Jurisdiction of incorporation
Luxco2
Parent
Bondco
Company

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Commitment	Status (Non-Acceptable L/C Lender: Yes/No)
Barclays Bank PLC	US$50,000,000	No
Goldman Sachs Lending Partners LLC	US$100,000,000	No
UBS Limited	US$100,000,000	No
TOTAL	US$250,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors

(a)	A copy of the Constitutional Documents (including in the case of an Original Obligor incorporated in (i) Germany a certified copy of its constitutional documents (Satzung or Gesellschaftsvertrag) and a certified extract from the Commercial Register (Handelsregister) not older than 14 days as at the date of this Agreement, and (ii) Luxembourg, a certified, true, complete and up to date copy of its constitutional documents and a certified excerpt from the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) not older than 5 days as at the date of this Agreement.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors or, in the case of an Original Obligor incorporated in Germany a resolution of its general meeting of shareholders and, if applicable, a copy of a resolution of the supervisory board (Aufsichtsratsbeschluss) and/or advisory board (Beiratsbeschluss), of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons (or, in the case of an Original Obligor incorporated in Germany, instructing the managing directors) to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons (or, in the case of an Original Obligor incorporated in Germany, instructing the managing directors), on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Parent, authorising the Parent to act as its agent in connection with the Finance Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	In the case of an Original Obligor incorporated in Germany, a certified copy of its lists of shareholders which has been recorded with the relevant Commercial Register (Handelsregister).

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(f)	If required by applicable law or by its constitutional documents, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (except for any Original Guarantor incorporated in Germany), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(g)	If required by applicable law or by its constitutional documents, a copy of a resolution of the board of directors of each corporate shareholder (except for any shareholders incorporated in Germany) of each Original Guarantor approving the terms of the resolution referred to in paragraph (f) above.

(h)	A certificate of the Parent (signed by the CEO or CFO) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any existing Obligor to be exceeded.

(i)	A certificate of an authorised signatory of the Parent or other relevant Original Obligor certifying that each copy document relating to it specified in Part I of Schedule 2 is correct (in the case of the Group Structure Chart, to the extent of the representation made in accordance with Clause 24.24 (Group Structure Chart)), complete and (to the extent executed) in full force and effect (save to the extent permitted under paragraph 2(a) of Part I of Schedule 2 below) has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Accession of Bidcos

(a)	Each of Luxco3, German International Holdco, Italy Bidco, France Bidco, Portugal Bidco, US Bidco, Korea Bidco, Poland Bidco and Sweden Bidco shall have acceded as an Additional Guarantor pursuant to Clause 31.4 (Additional Guarantors); provided that in lieu of the conditions set forth in paragraphs 2, 9, 11, 12, 13, 14, 16, 17 and 24 of Part II of Schedule 2, each such Bidco and Luxco3 shall instead provide (or cause to be provided) the items relating to it in paragraphs 1(a), 1(h), 2(b), 3, 5, 6(e) and 6(m)(iii) of this Part I of Schedule 2 and provided that Luxco3 shall accede as a “Subordinated Creditor” under and as defined in the Intercreditor Agreement.

(b)	In respect of Korea Bidco, (i) copies of all Korean Intercompany Loan Agreements entered into by it as borrower, and (ii) evidence that the Bank of Korea has accepted all reports filed with it in respect of the guarantees and Transaction Security to be granted by Korean Bidco.

3.	Transaction Documents

(a)	A copy of the Acquisition Agreement substantially in the form of the draft delivered to the Arrangers prior to the date of this Agreement and, if amended, with such amendments which do not materially and adversely affect the interests of the Lenders or which have been made with the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed).

(b)	A copy of each Acquisition Document and each Equity Document evidencing the Original Equity Commitment executed by the parties to those documents.

4.	Finance Documents

An original copy of each of the following documents in the agreed form, each duly executed and delivered by each of the parties thereto:

(a)	the Bridge Facility Agreement or the Senior Secured Notes Indenture (as the case may be);

(b)	the Intercreditor Agreement;

(c)	the Fee Letters;

(d)	the Investor Proceeds Letter; and

(e)	at least two originals of the following Transaction Security Documents executed by the Obligors specified below opposite the relevant Transaction Security Document:

Name of Obligor	Transaction Security Document

Luxco2	German law share pledge agreement executed by Luxco2 in relation to all of the issued share capital of the Parent

Luxco2	A Luxembourg law governed pledge agreement over the shares in, and the PECs issued by, Luxco3

Luxco3	Inter-company loan assignment agreement by Luxco3 in respect of loans to the Parent

Parent	German law share pledge agreement executed by the Parent in relation to all of the issued share capital of Bondco

Bondco	German law share pledge agreement executed by Bondco in relation to all of the issued share capital of the Company

Bondco	Inter-company loan assignment agreement by Bondco in respect of loans to US Bidco

Bondco	Inter-company loan assignment agreement by Bondco in respect of loans to the Company

Bondco	Inter-company loan assignment agreement by Bondco in respect of loans to France Bidco

Bondco	Inter-company loan assignment agreement by Bondco in respect of loans to Brazilian Target

Bondco	Inter-company loan assignment agreement by Bondco in respect of loans to Sweden Bidco

Company	Korean law security agreement by Company in respect of FCD Bonds issued to it by Korea Bidco

Bondco	Inter-company loan assignment agreement by Bondco in respect of loans to German International Holdco

German International Holdco	Italian law share pledge agreement executed by German International Holdco in relation to all of the issued share capital of Italy Bidco

Name of Obligor	Transaction Security Document

German International Holdco	French law share pledge agreement executed by German International Holdco in relation to all of the issued share capital of France Bidco

German International Holdco	Brazilian law share pledge agreement executed by German International Holdco in relation to all of the issued share capital of Brazilian Target

German International Holdco	New York law share pledge agreement executed by German International Holdco in relation to all of the issued share capital of US Bidco

Company	German law share pledge agreement executed by the Company in relation to all of the issued share capital of German Target

German International Holdco	Korean law share pledge agreement executed by German International Holdco in relation to all of the issued share capital of Korea Bidco

German International Holdco	Polish law share pledge agreement for the establishment of the registered pledge(s) and/or financial pledge(s) over shares executed by German International Holdco in relation to all of the issued share capital of Poland Bidco

German International Holdco	Swedish law share pledge agreement executed by German International Holdco in relation to all of the issued share capital of Sweden Bidco

Italy Bidco	Italian law share pledge agreement executed by Italy Bidco in relation to all of the issued share capital of Italian Target

France Bidco	French law share pledge agreement executed by France Bidco in relation to all of the issued share capital of French Target

Company	German law share pledge executed by the Company in relation to all the issued share capital of German International Holdco

Portugal Bidco	Portuguese law general security agreement executed by (i) German International Holdco in relation to all of the issued share capital of Portugal Bidco and in relation to any receivables, including intercompany receivables, owed from Portugal Bidco, and (ii) Portugal Bidco in relation to its personal property, including all of the issued share capital of Portuguese Target and bank accounts (if any)

Name of Obligor	Transaction Security Document

US Bidco	New York law general security agreement executed by US Bidco in relation to its personal property, including all of the issued share capital of US Target and bank accounts (if any)

Korea Bidco	Korean law share pledge agreement executed by Korea Bidco in relation to all of the issued share capital of Korean Target, to secure the Korean Obligations of Korea Bidco

Poland Bidco	Polish law share pledge agreement for the establishment of the registered pledge(s) and/or financial pledge(s) over shares executed by Poland Bidco in relation to all of the issued share capital of Polish Target

Sweden Bidco	Swedish law share pledge agreement executed by Sweden Bidco in relation to all of the issued share capital of Swedish Target

German International Holdco

Receivables pledge agreement/assignment agreement in relation to any receivables, including intercompany receivables, owed from:

(a) Italy Bidco;

(b) Portugal Bidco;

(c) Brazilian Target; and

(d) Poland Bidco (registered pledge(s) and/or financial pledge(s) over receivables from bank accounts and a security assignement of commercial receivables).

Parent	Bank account pledge agreement executed by the Parent under the laws of each jurisdiction in which any such account(s) are maintained

Company	Receviables pledge agreement/assignment agreement executed by the Company in relation to any receivables, owed from German International Holdco

Bondco	Bank account pledge agreement executed by Bondco under the laws of each jurisdiction in which any such account(s) are maintained

Company	Bank account pledge agreement executed by the Company under the laws of each jurisdiction in which any such account(s) are maintained

Name of Obligor	Transaction Security Document

Italy Bidco	Bank account pledge agreement executed by Italy Bidco under the laws of each jurisdiction in which any such account(s) are maintained

France Bidco	Bank account pledge agreement executed by France Bidco under the laws of each jurisdiction in which any such account(s) are maintained

Korea Bidco	Bank account pledge agreement executed by Korea Bidco under the laws of each jurisdiction in which any such account(s) are maintained, to secure the Korean Obligations of Korea Bidco

Poland Bidco	Bank account pledge agreement for the establishment of registered pledge(s) and/or financial pledge(s) over bank accounts executed by Poland Bidco under the laws of each jurisdiction in which any such account(s) are maintained

Sweden Bidco	Bank account pledge agreement executed by Sweden Bidco under the laws of each jurisdiction in which any such account(s) are maintained

German International Holdco	Bank account pledge agreement executed by German International Holdco under the laws of each jurisdiction in which any such account(s) are maintained

Company	Assignment agreement executed by the Company in relation to its rights under the Acquisition Agreement

(f)	if the South African Target is being acquired on the Closing Date, at least two originals of the following Transaction Security Documents executed by the Obligors specified below opposite the relevant Transaction Security Document:

Bondco	Inter-company loan assignment agreement by Bondco in respect of loans to South African Target

German International Holdco	South African law share pledge agreement executed by German International Holdco in relation to its shares in South African Target

German International Holdco	Receivables pledge agreement/assignment agreement in relation to any receivables, including intercompany receivables, owed from the South African Target.

(g)	A copy of (i) all notices required to be sent under the Transaction Security Documents, in each case executed by the relevant Obligor and, if the addressee is another Obligor, duly acknowledged by the addressee, and (ii) any additional documents required to be given or executed under the terms of the Transaction Security Documents.

(h)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security.

5.	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)	a legal opinion of the following legal advisers to the Agent and Arrangers:

(i)	Linklaters LLP, as to English law;

(ii)	Shin & Kim, as to Korean law;

(iii)	Linklaters Advokatbryå AB, as to Swedish law;

(iv)	an enforceability legal opinion of Linklaters LLP, as to German law;

(v)	an enforceability legal opinion of Linklaters LLP, as to Luxembourg law;

(vi)	an enforceability legal opinion of Linklaters LLP, as to French law;

(vii)	an enforceability legal opinion of Linklaters LLP, as to Portuguese law;

(viii)	an enforceability legal opinion of Bowman Gilfillan Inc., as to South African law (if the South African Target is being acquired on the Closing Date);

(ix)	an enforceability legal opinion of Linklaters C. Wiśniewski i Wspólnicy Spółka Komandytowa, as to Polish law;

(x)	an enforceability legal opinion of Lefosse Advogados, as to Brazilian law; and

(xi)	an enforceability legal opinion of Studio Legale Associato, in association with Linklaters LLP, as to Italian law.

(b)	a legal opinion of the following legal advisers to the Obligors:

(i)	Sullivan & Cromwell LLP, as to US law;

(ii)	a capacity legal opinion of Sullivan & Cromwell LLP, as to German law;

(iii)	a capacity legal opinion of Arendt & Medernmach, as to Luxembourg law;

(iv)	a capacity legal opinion of Sullivan & Cromwell LLP, as to French law;

(v)	a capacity legal opinion of Uría Menéndez, as to Portuguese law;

(vi)	a capacity legal opinion of Gide Loyrette Nouel, as to Polish law; and

(vii)	a capacity legal opinion of Pirola Pennuto Zei & Associati, as to Italian law.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 45.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	The Group Structure Chart together with a spreadsheet showing which members of the Group are Material Companies and, assuming the Closing Date has occurred, showing compliance with the requirements of Clause 27.14 (Guarantors).

(c)	The initial Budget.

(d)	The Reports (together with reliance letters).

(e)	A copy of the Original Financial Statements.

(f)	The monthly management accounts of the Target Group for the month most recently ending before the Closing Date for which such monthly management accounts are available.

(g)	The offering memorandum relating to Target including segment EBITDA, gross margin, three years’ audited financial statements and the quarterly financial statements contained in the Original Financial Statements.

(h)	A copy of the securities rating in relation to the Senior Secured Notes to be issued by Bondco.

(i)	The Structure Memorandum.

(j)	The Funds Flow Statement.

(k)	The agreed Base Case Model.

(l)	A certificate of the Parent setting out details of the Acquisition Costs.

(m)	A certificate of the Parent confirming that: (i) the conditions to closing (other than payment of the purchase price) under the Acquisition Agreement have been satisfied; (ii) the Acquisition Documents have not been amended, varied or waived (without the consent of the Agent) save for any amendments or waivers which do not materially and adversely affect the interests of the Lenders; and (ii) so far as the Parent is aware neither the Parent nor the Company is entitled to terminate or rescind the Acquisition Agreement or otherwise refuse to complete that part of the Acquisitions governed by the Acquisition Agreement (or would have been so entitled but for any waiver or amendment which has not been consented to by the Agent); (iii) all requisite consents, corporate, regulatory, tax, competition, shareholder and other authorisations and approvals required under the Acquisition Documents (other than in relation to the Chinese Target or the South African Target if they are not being acquired on the Closing Date) have been obtained (and a copy of each such approval provided to the Agent).

(n)	A certificate of the Parent confirming that the Original Equity Commitment has been made available to the Company and will be applied towards payment of the purchase price under the Acquisition Agreement simultaneously with first drawdown of Senior Secured Indebtedness upon which payment 100% of the total issued share capital of Target (other than the share capital of the Chinese Target and/or the South African Target if they are not being acquired on the Closing Date) will be acquired by the relevant Bidco.

(o)	Copies of customary (as determined by the Agent (acting reasonably)) “know your customer” information in relation to any Original Obligor.

(p)	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 17 (Fees), Clause 18.5 (Stamp taxes) and Clause 22 (Costs and expenses) have been paid or will (simultaneously with first drawdown of Senior Secured Indebtedness) be paid.

(q)	Evidence satisfactory to the Agent that there is or will (simultaneously with first drawdown of Senior Secured Indebtedness) be no Financial Indebtedness, no guarantee by any member of the Group in respect of any Financial Indebtedness and no Security or Quasi-Security in respect of Financial Indebtedness over the assets of any member of the Target Group other than Permitted Financial Indebtedness, Permitted Guarantees and Permitted Collateral Liens, respectively.

(r)	Evidence that a drawdown under the Bridge Facility Agreement or the issuance of the Senior Secured Notes pursuant to the Engagement Letter has occurred or will occur (in an amount not less than €600,000,000) prior to, or at the same time as first drawing under the Facility.

(s)	At the discretion of the Company, either (i) evidence that the articles of association of German Target have been amended and do not stipulate a consent requirement of the shareholders or the shareholders’ meeting in connection with the creation of any pledge over the shares in German Target, or (ii) an original copy of a German law share pledge agreement executed by the Vendor in relation to all of the issued share capital of German Target.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Deed executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents incorporating any necessary amendments in order to remove (to the extent legally possible) any fetter on the ability to borrow, guarantee, grant Transaction Security to the Secured Parties or enforce such Transaction Security (including in the case of an Additional Obligor incorporated in (i) Germany a certified copy of the constitutional documents (Satzung or Gesellschaftsvertrag as applicable) and a certified extract from the Commercial Register (Handelsregister) not older than 14 days as at the date of the signing of the Accession Deed, (ii) Italy, a copy of the deed of incorporation (atto costitutivo) and of the current by-laws (statuto) of such Additional Obligor), (iii) Luxembourg, a certified, true, complete and up to date copy of its constitutional documents and a certified excerpt from the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) not older than 5 days as at the date of this Agreement; and (iv) in the case of a French Additional Obligor, its Articles of Association (statuts), a copy of the extrait K-bis, certificat négatif en matière de procedure collective and état des inscriptions, not more than 15 days old).

3.	A copy of a resolution of the board of directors or, if applicable, a committee of the board of directors of the Additional Obligor, or, in the case of an Additional Obligor incorporated in Germany a resolution of its general meeting of shareholders and, if applicable, a copy of a resolution of the supervisory board (Aufsichtsratsbeschluss) and/or advisory board (Beiratsbeschluss):

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is a party (and, if required under the laws of its jurisdiction of incorporation or organisation, resolving and setting out the reasons why the board of directors (or equivalent) considers that the entry into the Accession Deed and any other Finance Document to which it is a party is in the best interests of and to the benefit of the Additional Obligor);

(b)	authorising a specified person or persons (or, in the case of an Additional Obligor incorporated in Germany, instructing the managing directors) to execute the Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons (or, in the case of an Additional Obligor incorporated in Germany, instructing the managing directors), on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(d)	authorising the Parent to act as its agent in connection with the Finance Documents; and

(e)	in the case of an Additional Obligor incorporated in the Republic of South Africa, confirming that immediately after performing its obligations in terms of the Finance Documents to which it is a party such Additional Obligor will satisfy the solvency and liquidity test as contemplated in the South African Companies Act 2008.

4.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	If required by applicable law or by its constitutional documents, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor (except for any Additional Guarantor incorporated in Germany), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.	In the case of an Additional Obligor incorporated in Germany, a certified copy of its lists of shareholders which has been recorded with the relevant Commercial Register (Handelsregister).

8.	If required by applicable law or by its constitutional documents, a copy of a resolution of the board of directors of each corporate shareholder (except for any shareholder incorporated in Germany) of each Additional Guarantor approving the terms of the resolution referred to in paragraph 3 above.

9.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded (taking into account any limitation or other restriction on any such guarantee or security under the Finance Documents).

10.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy provided by or on its behalf pursuant to this Part II of Schedule 2 is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

11.	Evidence that all necessary governmental and regulatory approvals and consents required for the implementation of the transactions contemplated by the Finance Documents (including, without limitation (a) environmental approvals, if necessary, (b) in the case of an Additional Obligor incorporated in the Republic of South Africa, the approval of the Financial Surveillance Department of the South African Reserve Bank, and (c) in the case of an Additional Obligor incorporated in the Republic of Korea, acceptance by the Bank of Korea of all the reports filed with it in respect of the guarantees and Transaction Security to be granted by that Additional Obligor) have been obtained.

12.	A copy of any other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Agent, acting reasonably, considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document (provided that, with respect to any Additional Obligor organised in Brazil or South Africa, this shall be limited only to such of the foregoing as are necessary as a result of any change in local law or local market practice since the date of this Agreement).

13.	If available, the latest audited financial statements of the Additional Obligor.

14.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	a legal opinion of the legal advisers to the Agent in England, as to English law, in the form distributed to the Lenders prior to signing the Accession Deed;

(b)	if the Additional Obligor is incorporated or organised in any jurisdiction listed in paragraph 5 of Part I of Schedule 2 (other than Brazil or the Republic of South Africa), legal opinions of the legal advisers to such Additional Obligor and/or the legal advisers to the Agent in such jurisdiction (in each case as set out in paragraph 5 of Part I of Schedule 2), as to the law of such jurisdiction, in each case in the form distributed to the Lenders prior to signing the Accession Deed;

(c)	if the Additional Obligor is incorporated in Brazil, (i) a capacity legal opinion of the legal advisers to the Additional Obligor in Brazil, as to Brazilian law, and (ii) an enforceability legal opinion of the legal advisers to the Agent in Brazil, as to Brazilian law;

(d)	if the Additional Obligor is incorporated in the Republic of South Africa, (i) a capacity legal opinion of the legal advisers to the Additional Obligor in the Republic of South Africa, as to South African law, and (ii) an enforceability legal opinion of the legal advisers to the Agent in the Republic of South Africa, as to South African law; and

(e)	if the Additional Obligor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 24.28 (Centre of main interests and establishments)) in a jurisdiction other than those referred to in clauses (a) to (d) of this paragraph 14, or is executing a Finance Document which is governed by a law other than those referred to in clauses (a) to (d) of this paragraph 14, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

15.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 45.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

16.	Any security documents which, subject to the Agreed Security Principles, are required by the Agent to be executed by the proposed Additional Obligor or its Holding Company.

17.	Any notices or documents required to be given or executed under the terms of those security documents.

18.	Copies of customary (as determined by the Agent (acting reasonably)) “know your customer” information in relation to the proposed Additional Obligor.

19.	In respect of an Additional Obligor that is a US Obligor:

(a)	a certificate as to the existence and good standing (including verification of tax status, if available) of such US Obligor from the appropriate governmental authorities in such US Obligor’s jurisdiction of organisation, in form and substance satisfactory to the Agent; and

(b)	a solvency certificate (in a customary form and, to the extent applicable, prepared on a consolidated basis with other US Obligors) signed by the chief financial officer or chief accounting officer of such US Obligor in form and substance satisfactory to the Agent.

20.	In respect of an Additional Obligor incorporated under the laws of the Republic of Italy, a solvency certificate (certificato camerale con dicitura di fallimento/certificato di vigenza) dated no more than 5 days before the date of the Accession Deed.

21.	If an Additional Obligor incorporated or carrying on business in France has a works council (comité d’entreprise) which would need to be consulted prior to the granting of any Security in favour of the Secured Parties over the shares in the Obligor, evidence satisfactory to the Agent that such consultation has been undertaken.

22.	In respect of an Additional Obligor incorporated in Hong Kong, to the extent “whitewash” requirements are applicable in respect of any possible financial assistance, copies of:

(a)	a statement in the form required in compliance with section 47F of the Companies Ordinance of Hong Kong by the directors of such Additional Obligor; and

(b)	if such Additional Obligor is not a wholly-owned Subsidiarya unanimous resolution of all the shareholders of such Additional Obligor,

in each case with respect to the “whitewash” requirements in respect of any possible financial assistance in connection with this Agreement and the use of proceeds described in Clause 3.1 (Purpose), together with evidence that the above documents have been delivered to the Hong Kong Companies’ Registry within the time limits required by the Companies Ordinance of Hong Kong.

23.	In respect of an Additional Obligor incorporated in Poland, results of searches made in the register of pledges in respect of registered pledges over shares and assets of such Additional Obligor.

24.	In respect of an Additional Obligor incorporated in the Republic of Korea, copies of all Korean Intercompany Loan Agreements entered into by it as borrower.

PART III

CONDITIONS PRECEDENT TO THE ACQUISITION OF THE CHINESE TARGET

(a)	A copy of a statement in the form required in compliance with section 47F of the Companies Ordinance of Hong Kong by the directors of Hong Kong Bidco with respect to the “whitewash” requirements in respect of any possible financial assistance in connection with this Agreement and the use of proceeds described in Clause 3.1 (Purpose), together with evidence that the above documents have been delivered to the Hong Kong Companies’ Registry within the time limits required by the Companies Ordinance of Hong Kong.

(b)	At least two originals of the Chinese Target Undertaking Agreement.

(c)	An original copy of each of the following Transaction Security Documents in the agreed form, each duly executed and delivered by each of the parties thereto:

(i)	a Hong Kong law share pledge agreement executed by German International Holdco in relation to its shares in Hong Kong Bidco; and

(ii)	A Hong Kong law debenture executed by Hong Kong Bidco in relation to its personal property, including bank accounts (if any).

(d)	A copy of (i) all notices required to be sent under the Transaction Security Documents referred to in paragraph (c) above, executed by the relevant Obligor and, if the addressee is another Obligor, duly acknowledged by the addressee, and (ii) any additional documents required to be given or executed under the terms of that Transaction Security Document.

(e)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security referred to in paragraph (c) above.

(f)	An enforceability legal opinion of Linklaters, as to Hong Kong law.

(g)	A capacity legal opinion of King & Wood, as to Hong Kong law.

SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

LOANS

From:	[Borrower] [Parent]*

To:	[Agent]

Dated:	[ ]

Dear Sirs

Kinove German Holdings GmbH—[                    ] Super Senior Revolving Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a) Borrower:	[ ]

(b) Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c) Currency of Loan:	[ ]

(d) Amount:	[ ] or, if less, the Available Facility

(e) Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) [or, to the extent applicable, Clause 4.5 (Utilisations during the Certain Funds Period)] is satisfied on the date of this Utilisation Request. We also confirm that the proceeds of this Loan will not be used for a Financial Assistance Purpose.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for [the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Parent.

PART II

UTILISATION REQUEST

LETTERS OF CREDIT

From:	[Borrower] [Parent]*

To:	[Agent]

Dated:	[ ]

Dear Sirs

Kinove German Holdings GmbH—[                    ] Super Senior Revolving Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a) Borrower:	[ ]

(b) Issuing Bank:	[ ]

(c) Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(d) Currency of Letter of Credit:	[ ]

(e) Amount:	[ ] or, if less, the Available Facility

(f) Term:	[ ]

3.	We confirm that each condition specified in paragraph (b) (or, to the extent applicable, paragraph (c)), of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request. We also confirm that this Letter of Credit will not be used for a Financial Assistance Purpose.

4.	We attach a copy of the proposed Letter of Credit.

5.	The purpose of this proposed Letter of Credit is [ ].

6.	This Utilisation Request is irrevocable.

Yours faithfully,

authorised signatory for [the Parent on behalf of] [insert name of relevant Borrower]]/[insert name of relevant Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Parent.

SCHEDULE 4

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B - D) + E × 0.01	per cent. per annum
100 - (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 14.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Base Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule 4:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Base Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Base Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Base Reference Bank as being the average of the Fee Tariffs applicable to that Base Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Base Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Base Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Base Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Base Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent and [ ] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[ ]

Kinove German Holdings GmbH—[                    ] Super Senior Revolving Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.5 (Procedure for transfer) of the Facility Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 29.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 29.4 (Limitation of responsibility of Existing Lenders).

[4/5].	The New Lender confirms that it [is]/[is not]* a Sponsor Affiliate.

[5/6].	[The New Lender confirms that it [is]/[is not]** a Non-Acceptable L/C Lender.]***

[6/7].	We refer to clause [ ] (Change of Revolving Lender) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

*	Delete as applicable.

**	Delete as applicable.

***	Include only if the transfer includes the transfer of a Commitment/a participation in the Facility.

The Parties agree that this transfer shall constitute a novation within the meaning of Article 1271 et seq. of the French Code civil and that all rights relating to Security against the Obligors shall be transferred.

[8/9].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[9/10].	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[10/11].	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [                    ].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent and [ ], [ ] as Security Agent, [ ] as Parent, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:	[ ]

Kinove German Holdings GmbH—[                    ] Super Senior Revolving Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.6 (Procedure for assignment) of the Facility Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facility Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Senior Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 29.4 (Limitation of responsibility of Existing Lenders).

[7/8].	The New Lender confirms that it [is]/[is not]*** a Sponsor Affiliate.

[8/9].	[The New Lender confirms that it [is]/[is not]**** a Non-Acceptable L/C Lender.]*****

[9/10].	We refer to clause [ ] (Change of Revolving Lender) of the Intercreditor Agreement:

In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[10/11].	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 29.10 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent), to the Parent (on behalf of each Obligor) of the assignment referred to in this Agreement.

[11/12].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[12/13].	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[13/14].	This Agreement has been entered into on the date stated at the beginning of this Agreement.

NOTES:

The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

***	Delete as applicable.
****	Delete as applicable.
*****	Include only if the assignment includes the assignment of a Commitment/a participation in the Facility.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [                    ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

SCHEDULE 7

FORM OF ACCESSION DEED

To:	[ ] as Agent and [ ] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and [Parent]

Dated:	[ ]

Dear Sirs

Kinove German Holdings GmbH—[                    ] Super Senior Revolving Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facility Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in paragraphs 1 to 3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facility Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to Clause [31.2 (Additional Borrowers)]/[Clause 31.4 (Additional Guarantors)] of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [ ].

3.	[Subsidiary’s] administrative details for the purposes of the Facility Agreement and the Intercreditor Agreement are as follows:

Address:	[ ]

Fax No.:	[ ]

Attention:	[ ]

4.	[Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to [incur liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 4.

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and][2]

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

[4]/[5] This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of the Parent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[2]	Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties.

[Subsidiary]

[EXECUTED AS A DEED	)

By [Subsidiary]	)

Director

Director/Secretary

OR

[EXECUTED AS A DEED	)

By [Subsidiary]	)

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Parent

[Parent]

By:

The Security Agent

[Full Name of Current Security Agent]

By:

Date:

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:	[ ] as Agent
From:	[resigning Obligor] and [Parent]
Dated:	[ ]

Dear Sirs

Kinove German Holdings GmbH—[                    ] Super Senior Revolving Facility Agreement dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 31.3 (Resignation of a Borrower)]/[Clause 31.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor]; and **]

(c)	[ ]***

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***	Insert any other conditions required by the Facility Agreement.

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent
From:	[Parent]
Dated:	[ ]

Dear Sirs

Kinove German Holdings GmbH—[                    ] Super Senior Revolving Facility Agreement dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of covenants to be certified].

[We confirm that Leverage Ratio is [                    ]:1 and that, therefore, the Margin should be [                    ] per cent.]

3.	[We confirm that no Default is continuing.]*

4.	[We confirm that the following companies constitute Material Companies for the purposes of the Facility Agreement: [ ].]

5.	[We confirm that:

(i)	the aggregate earnings before interest, tax, depreciation (calculated on a LTM basis on the same basis as Consolidated EBITDA, taking each entity on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) of the Guarantors exceeds 85 per cent. of the Consolidated EBITDA of the Group;

(ii)	the aggregate gross assets, net assets and turnover (taking each entity on an unconsolidated and excluding all intra-group items and investments in Subsidiaries of any member of the Group) of the Guarantors exceeds 80 per cent. of, respectively, the consolidated gross assets, net assets and turnover of the Group; and

(iii)	the aggregate turnover (taking each entity on an unconsolidated basis without double counting) of the Guarantors exceeds 80 per cent. of the consolidated turnover of the Group,

Signed

	Director Of [Parent]	Director Of [Parent]

[insert applicable certification language]

for and on behalf of

[name of Auditors of the Parent]**

By:

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors. To be agreed with the Parent’s auditor’s prior to signing the Agreement.

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller]

Date: [                    ]

To:

[insert name of Potential Purchaser]

Re:        The Agreement

Company: (the “Company”) Date: Amount: Agent:

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose:

2.1	to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:

(a)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(b)	with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

6.1	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.	THIRD PARTY RIGHTS

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents, [the/a] Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or [the/a] Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller]

To:     [Seller]

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser]

SCHEDULE 11

TIMETABLES

PART I

LOANS

	Loans in euro	Loans in sterling	Loans in other currencies

Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3* 9:30 a.m.	U-1 9:30 a.m.	U-3* 9:30 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and promptly notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3** 5:30 p.m.	U-1 5:30 p.m.	U-3** 5:30 p.m.

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9:30 a.m.	—	Quotation Day 9:30 a.m.

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5:30 p.m.	—	Quotation Day 5:30 p.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

“U”	=	date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.

“U - X”	=	X Business Days prior to date of utilisation

*	2:30 p.m. at U-2 in respect of any Utilisation to be made on the Closing Date.
**	5:30 p.m. at U-2 in respect of any Utilisation to be made on the Closing Date.

PART II

LETTERS OF CREDIT

Letters of Credit
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))	U-5*

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (f) of Clause 6.5 (Issue of Letters of Credit) and promptly notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (f) of Clause 6.5 (Issue of Letters of Credit).	U-3**

Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-5

“U”	=	date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U - X”	=	Business Days prior to date of utilisation

*	2:30 p.m. at U-2 in respect of any Utilisation to be made on the Closing Date.
**	5:30 p.m. at U-2 in respect of any Utilisation to be made on the Closing Date.

SCHEDULE 12

FORM OF LETTER OF CREDIT

To:	[Beneficiary] (the “Beneficiary”)

Date

Irrevocable Standby Letter of Credit no. [                    ]

At the request of [                    ], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*

“Demand” means a demand for a payment under this Letter of Credit in the form of the Schedule to this Letter of Credit.

“Expiry Date” means [                    ].

“Total L/C Amount” means [                    ].

2.	Issuing Bank’s agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [ ] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [ ] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [                    ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter or fax and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[                    ]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[Issuing Bank]

By:

NOTES:

*	This may need to be amended depending on the currency of payment under the Letter of Credit.

SCHEDULE

FORM OF DEMAND

To:	[ISSUING BANK]

[Date]

Dear Sirs

Standby Letter of Credit no. [                    ] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

2.	Payment should be made to the following account:

Name:	[ ]
Account Number:	[ ]
Bank:	[ ]

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory) For [BENEFICIARY]	(Authorised Signatory)

SCHEDULE 13

AGREED SECURITY PRINCIPLES

1.	Security Principles

(a)	The guarantees and security to be provided will be given in accordance with the agreed security principles set out in this Schedule 13. This Schedule 13 addresses the manner in which the agreed security principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b)	The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from all Obligors in every jurisdiction in which Obligors are located. In particular:

(i)	general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise; the Parent will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to the Target and each Obligor and to overcome any such other limitations to the extent reasonably practicable;

(ii)	the security and extent of its perfection will be agreed taking into account the cost to the Group of providing security so as to ensure that it is proportionate to the benefit accrues to the Finance Parties;

(iii)	any assets subject to third party arrangements which are permitted by the Finance Documents and which prevent those assets from being charged will be excluded from any relevant security document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Obligors if the relevant asset is material;

(iv)	members of the Group will not be required to give guarantees or enter into security documents to the extent it is not within the legal capacity of the relevant members of the Group, it results in the security document being null and void or of the same if it would conflict with the fiduciary duties of their directors or contravene any legal or regulatory prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant Group member shall use reasonable endeavours to overcome any such obstacle;

(v)	perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefore or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. Prior to the occurrence of an Event of Default which is continuing and/or acceleration notice being served the perfection of security granted will not be required if it would have a Material Adverse Effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course or as otherwise permitted by the Finance Documents (including, without limitation, notification of receivables security to third party debtors). The registration of security interests in intellectual property will only be in respect of material intellectual property in jurisdictions to be agreed;

(vi)	unless granted under a global security document governed by the law of the jurisdiction of an Obligor or under English law all security (other than share security over its guarantor company subsidiaries) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Obligor;

(vii)	no perfection action will be required in jurisdictions where Obligors are not incorporated but perfection action may be required in the jurisdiction of incorporation of one Obligor in relation to security granted by another Obligor incorporated in a different jurisdiction;

(viii)	other than a general security agreement and related filing (or filings in connection with real estate collateral pursuant to paragraph 12 below), no perfection action will be required with respect to assets of a type not owned by members of the Group; and

(ix)	the Parent shall be responsible for costs and expenses reasonably incurred by the Finance Parties and the Group (including all legal expenses, disbursements, registration costs and all taxes, duties and fees (notarial or otherwise) in respect of guarantees and security) subject to the agreed Security costs cap (if any).

(c)	The Security Agent or the Finance Parties, as the case may be, shall promptly discharge any guarantees and release any Security which is or are subject to any legal or regulatory prohibition as is referred to in paragraph (b)(iv) above.

2.	Guarantors and Security

(a)	Each guarantee will be an upstream, cross-stream and downstream guarantee and for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to the requirements of the Agreed Security Principles in each relevant jurisdiction. Transaction Security Documents will secure the guarantee obligations of the relevant security provider (being, in the case of a Korean Guarantor, its Korean Obligations) or, if such security is provided on a third party basis, all liabilities of the Obligors under the Finance Documents, in each case in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.

(b)	Where an Obligor pledges shares, the security document will be governed by the laws of the company whose shares are being pledged and not by the law of the country of the pledgor. Subject to these principles the shares in each guarantor company shall be secured as well as the shares in the Parent.

(c)	To the extent legally effective, all security shall be given in favour of the Security Agent and not the Finance Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the intercreditor agreement and not the individual security documents unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender assigns or transfers any of its participation in the Facility to a new Lender.

(d)	The Guarantors will be required to pay the reasonable costs of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any assignment or transfer on or prior to the Syndication Date by the Arrangers to a new Lender (up to the agreed costs cap).

3.	Terms of Transaction Security Documents

(a)	The following principles will be reflected in the terms of any security taken as part of this transaction:

(i)	the security will be first ranking, to the extent possible;

(ii)	security can only be enforced by the Security Agent acting upon the instructions of an Instructing Group (as defined in the Intercreditor Agreement);

(iii)	security will not be enforceable until an Event of Default has occurred which is continuing and in respect of which a notice of acceleration bas been given by the Agent in accordance with the terms of this Agreement;

(iv)	the Security Agent shall only be able to exercise a power of attorney following the occurrence of an Event of Default which is continuing and in respect of which a notice of an acceleration has been given by the Agent in accordance with the terms of the Agreement or if the relevant Obligor has failed to comply with a further assurance or perfection obligation (and any grace period applicable thereto has expired);

(v)	the provisions of each Transaction Security Document will not be unduly burdensome on the Obligor or interfere unreasonably with the operation of its business, will be limited to those required by local law to create or perfect, ensure the priority of, protect or maintain security and will not impose commercial obligations;

(vi)	in the Transaction Security Documents there will be no repetition or extension of clauses set out in this Agreement (or the Intercreditor Agreement) such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security; representations and undertakings shall be included in the security documents only to the extent relating to title or required by local law or local market practice in order to create, perfect, ensure the priority of, protect or maintain the security interest expressed to be created thereby;

(vii)	information, such as lists of assets, receivables, insurances, will be provided if and only to the extent, required by local law or local market practice to be provided to perfect or register the security and, when required, shall be provided annually (unless required more frequently under local law or local market practice) or following an Event of Default which is outstanding, on the Security Agent’s reasonable request; and

(viii)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges shall be provided at intervals no more frequent than six months (unless required more frequently under local law or while an Event of Default is continuing).

4.	Acquisition Documents and claim

Rights of the Group companies under the Acquisition Documents shall be assigned or charged.

If required by local law to perfect or protect the security, notice of the assignment or charge will be served on the relevant counterparty within five Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice with 20 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period.

5.	Bank accounts

(a)	If an Obligor grants security over its material bank accounts it shall be free to deal with those accounts (other than mandatory prepayment accounts and any other accounts which are specifically blocked) in the course of its business until an Event of Default has occurred and is continuing and in respect of which a notice of acceleration has been given by the Agent in accordance with the terms of this Agreement.

(b)	If required by local law to perfect the security, notice of the security or a form of account control agreement will be served on the account bank within five Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice or acceptance of such account control agreement with 20 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance, its obligation to obtain acknowledgement or acceptance shall cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Obligor from using a bank account in the course of its business no notice of security shall be served until the occurrence of an Event of Default has occurred which is continuing and in respect of which a notice of acceleration has been given by the relevant Agent in accordance with the terms of the Agreement.

(c)	Any security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security may request these are waived by the account bank but the Obligor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

(d)	If required under local law security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

6.	Fixed Assets

(a)	If a guarantor company grants security over its material fixed assets it shall be free to deal with those assets in the ordinary course of its business until an Event of Default has occurred which is continuing and in respect of which a notice of acceleration has been given by the relevant Agent in accordance with the terms of the Agreement.

(b)	No notice whether to third parties or by attaching a notice to the fixed assets shall be prepared or given until an Event of Default has occurred which is continuing and in respect of which a notice of acceleration has been given by the Agent in accordance with the terms of the relevant credit agreement.

(c)	If required under local law, security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

7.	Insurance policies

(a)	An Obligor may grant security over its insurance policies in respect of which claim under may be mandatorily prepaid.

(b)	If required by local law to perfect or protect the security, notice of the security will be served on the insurance provider within five Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement, its obligation shall cease on the expiry of that 20 Business Day period.

(c)	No loss payee or other endorsement shall be made on the insurance policy unless required by local law to create or perfect the relevant security.

8.	Intellectual Property

(a)	If an Obligor grants security over its material intellectual property it shall be free to deal with those assets in the ordinary course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) until an Event of Default has occurred which is continuing and in respect of which a notice of acceleration has been given by the Agent in accordance with the terms of this Agreement.

(b)	No security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. Unless required by local law to create, perfect or protect the relevant security, no notice shall be prepared or given to any third party from whom intellectual property is licensed until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Agent in accordance with the terms of this Agreement.

(c)	If required under local law, security over material intellectual property will be registered under the law of that security document or at a relevant supra-national registry (such as the EU) subject to the general principles set out in these Agreed Security Principles. For the avoidance of doubt, with respect to any intellectual property registered in the United States, recordation form cover sheets attaching short-form security agreements will be filed in the United States Patent and Trademark Office or US Copyright Office, as applicable.

9.	Intercompany receivables

(a)	If an Obligor grants security over its material intercompany receivables it shall be free to deal with those receivables in the course of its business until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Agent in accordance with the terms of this Agreement.

(b)	If required by local law to perfect or protect the security, notice of the security will be served on the relevant debtor within five Business Days of the security being granted and the Obligor obtains an acknowledgement of that notice within 20 Business Days of service.

(c)	If required under local law, security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

10.	Trade receivables

(a)	If an Obligor grants security over its material trade receivables it shall be free to deal with those receivables in the course of its business until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Agent in accordance with the terms of this Agreement.

(b)	Unless required by local law to create or perfect the relevant security, no notice of security may be prepared or served until the occurrence of an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the Agent in accordance with the terms of the Agreement.

(c)	No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

(d)	If required under local law, security over trade receivables will be registered subject to the general principles set out in these Agreed Security Principles.

(e)	Any list of trade receivables required shall not include details of the underlying contracts unless required by local law or local market practice.

11.	Shares

(a)	Until an Event of Default has occurred which is continuing and notice of acceleration in connection therewith has been given by the relevant Agent in accordance with the terms of the relevant credit agreement, the charging Obligor will be permitted to retain and to exercise voting rights appertaining to any shares charged by it, and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents with the proceeds to be available to the Parent and its Subsidiaries.

(b)	Where customary, on, or as soon as reasonably practicable following execution of the share charge, the share certificate and a stock transfer form executed in blank will be provided to the Security Agent (subject to the provisions of paragraph (e) below, in respect of the share certicates of the South African Target and/or any other entity incorporated in the Republic of South Africa) and where required by law the share certificate or shareholders’ register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

(c)	Unless the restriction is required by law or regulation, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the security granted over them.

(d)	Customary representations as to good title to the shares in Obligors and Material Companies that are subject to local law security will be included in the share pledges.

(e)	In addition to the requirements of paragraph (b) above, in the case of the South African Target and/or any other entity incorporated in the Republic of South Africa:

(i)	the share certificates in respect of the South African Target and/or such other entity incorporated in the Republic of South Africa shall be endorsed as “Non-Resident” (to the extent it has not already been so endorsed) by the relevant authorised dealer under the Exchange Control Rulings published under the Currency and Exchanges Act, 1933 prior to their delivery to the Security Agent in accordance with paragraph 11(b) above; and

(ii)	the Obligor pledging the shares in the South African Target and/or any other entity incorporated in the Republic of South Africa as Security shall procure that the board of directors of the South African Target and/or such other entity incorporated in the Republic of South Africa pass resolutions acknowledging the pledge of the shares and confirming that it/they will give effect to that security, and such Obligor will deliver a copy of such resolutions to the Security Agent as soon as reasonably practicable following receipt of same.

12.	Real estate

(a)	An Obligor may grant security over its material real estate.

(b)	Except as set out in paragraph (d) below, there will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence in addition to the Reports.

(c)	An Obligor will use its reasonable endeavours to obtain any landlord consent required to grant security over its material real estate. Costs of granting real estate security must be within the agreed security costs cap and the amount secured by each security over material real estate may be restricted to an agreed level.

(d)	Notwithstanding anything to the contrary in paragraph (b) above, in the case of material US real property collateral, such security documents and other agreements, instruments and documents as are customarily required in connection with such collateral, including mortgages and deeds of trust, title insurance policies (or commitments therefore), title surveys and legal opinions from counsel to such US Obligor, in each case in form and substance satisfactory to the Agent shall be provided.

13.	Release of Security

Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement.

14.	Minority Shareholders

If a member of the Group is to become an additional Guarantor and there is a minority non-Group shareholder in that member of the Group then the Parent shall use all reasonable efforts (or if that member of the Group is required to become a Guarantor in order to satisfy requirements of Clause 27.14 (Guarantors) or because it is a Material Company), the Parent shall, obtain the consent of that minority shareholder to the relevant guarantee and security unless the absence of the consent of that minority shareholder could not reasonably be expected to have a Material Adverse Effect on the validity and effectiveness of the guarantee and security from that Guarantor as a condition to it becoming a Guarantor.

SCHEDULE 14

FORM OF INCREASE CONFIRMATION

To:     [                    ] as Agent, [                    ] as Security Agent, [[                    ] as Issuing Bank]* and [                    ] as Parent, for and   on behalf of each Obligor

From: [the Increase Lender] (the “Increase Lender”)

Dated:

Kinove German Holdings GmbH—[                    ] Super Senior Revolving Facility Agreement dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facility Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

[8/9].	The Increase Lender confirms that it is not a Sponsor Affiliate.

[9/10].	[The Increase Lender confirms that it [is]/[is not]** a Non-Acceptable L/C Lender.]***

[10/11].	We refer to clause [ ] (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement:

*	Only if increase in the Total Commitments.
**	Delete as applicable.
***	Include only if the increase involves the assumption of a Commitment.

In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[12/13].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[13/14].	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[14/15].	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE

ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Agent [and the Issuing Bank]*, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [                    ].

Agent	[Issuing Bank

By:	By:]*

Security Agent

By:

NOTE:

*	Only if increase in the Total Commitments.

SCHEDULE 15

CASH SOURCES AND USES

Cash Sources & Uses (€ in million, unless stated)
Sources of Funds		Uses of Funds
Senior Secured Indebtedness	596.6	Net Equity to Seller	506.0
Original Equity Commitment	321.2	Intercompany Evonik AG Debt Repayment	335.2

		External Net Debt Repayment	0.3
		Transaction Fees and Expenses	51.6
		Overfunded Cash for Operations	24.7

Total Cash Sources	917.8	Total Cash Uses	917.8

SCHEDULE 16

INDEBTEDNESS AND LIEN COVENANTS

1.1	Definitions and Interpretation

(a)	In this Schedule 16:

“Acquired	Debt” means, with respect to any specified person:

(a)	indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, whether or not such indebtedness is incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a Subsidiary; and

(b)	indebtedness secured by a Lien encumbering any asset acquired by such specified person.

“Asset	Sale” means:

(a)	the sale, lease, conveyance or other disposition of any assets by the Parent or any other member of the Group; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Group taken as a whole will be governed by the provisions of this Agreement relating to a Change of Control and/or a Sale; and

(b)	the issuance of Equity Interests by any Member of the Group or the sale by the Parent or any other member of the Group of Equity Interests in any of the Parent’s Subsidiaries (in each case, other than directors’ qualifying shares).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than €5,000,000;

(b)	a transfer of assets or Equity Interests between or among the Parent and any other member of the Group;

(c)	an issuance of Equity Interests by the Parent or Bondco pursuant to an equity incentive or management compensation plan approved by the board of directors or equivalent governing body or by a member of the Group to another member of the Group;

(d)	the sale, lease or other transfer of accounts receivable, inventory, trading stock and other assets in the ordinary course of business (including the abandonment, sale or other disposition of damaged, worn out or obsolete assets or assets or intellectual property that are, in the reasonable judgment of the Parent, no longer economically practicable to maintain or useful in the conduct of business of the Group taken as a whole);

(e)	licenses, sublicenses, subleases, assignments or other disposition by the Parent or any other member of the Group of software or intellectual property in the ordinary course of business;

(f)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(g)	the granting of Liens not prohibited by Section 1.3;

(h)	the sale or other disposition of cash or Cash Equivalent Investments;

(i)	a Permitted Payment or a Permitted Acquisition;

(j)	the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)	the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(l)	the disposition of assets to a person who is providing services (the provision of which have been or are to be outsourced by the Parent or any other member of the Group to such person) related to such assets;

(m)	any unwinding or termination of Hedging Obligations not for speculative purposes; and

(n)	the disposition of assets of the Parent or any other member of the Group which are seized, expropriated or compulsory purchased by or by the order of any central or local government authority and which could not be reasonably expected to have a material adverse affect on the Parent or any other member of the Group.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the notes thereto) prepared in accordance with IFRS, as in effect as of the date of this Agreement, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Carbon Black Subsidiaries” means (a) each of Evonik Carbon Black Brasil Ltda, Evonik Compagnie Française du Carbon Black S.A.S., Evonik Carbon Black GmbH, Evonik Carbon Black Italia S.r.l., Evonik Carbon Black Korea Co. Ltd., Evonik Carbon Black Polska Sp. z.o.o., Evonik Carbogal S.A., Evonik Norcarb AB and Evonik Carbon Black LLC, and (b) each of (i) Algorax (Proprietary) Limited and (ii) Qingdao Evonik Chemical Co. Ltd., in each case, as of the date of acquisition by the Parent of beneficial ownership of 100% or a majority of the entire issued Capital Stock of such person in accordance with the Acquisitions.

“Collateral” means any rights, property or assets over which a Lien has been granted to secure the obligations of the Obligors under the Finance Documents.

“Consolidated Senior Secured Leverage” means, as of any date of determination, the sum of the total amount of Senior Secured Indebtedness of the Group on a consolidated basis.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Senior Secured Leverage of the Parent on such date to (b) the Consolidated EBITDA of the Parent for the most recently ended Relevant Period for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred. In the event that the specified person or any of its Subsidiaries that are members of the Group incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for the purpose of this definition, the “Calculation Date”), then the Consolidated Senior Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Relevant Period, provided, however, that the pro forma calculation shall not give effect to (i) any indebtedness incurred on the Calculation Date pursuant to the provisions described in the definition of “Permitted Debt” (other than paragraph (o) thereof) or (ii) the discharge on the Calculation Date of any indebtedness to the extent that such discharge results from the proceeds of indebtedness incurred pursuant to the provisions described in the definition of “Permitted Debt” (other than paragraph (o) thereof); provided further that the amount of indebtedness outstanding under this Agreement or any other revolving credit facility shall be determined based on the average daily balance outstanding during such period).

“Currency Exchange Protection Agreement” means, in respect of any person, any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar or agreement or other similar agreement or arrangement designed to protect such person against fluctuations in currency exchange rates as to which such person is a party.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent or any other member of the Group in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalent Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption constitutes a Permitted Payment. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by the CEO, CFO or responsible accounting or financial officer of the Parent.

“Fixed Charge Coverage Ratio” means, with respect to any specified person for any period, the ratio of the Consolidated EBITDA of such person for such period to the Fixed Charges of such person for such period. In the event that the specified person or any other member of the Group incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (for the purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Parent) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Relevant Period, provided, however, that the pro forma calculation shall not give effect to (i) any indebtedness incurred on the Calculation Date pursuant to the provisions described in the definition of “Permitted Debt” (other than paragraph (o) thereof) or (ii) the discharge on the Calculation Date of any indebtedness to the extent that such discharge results from the proceeds of indebtedness incurred pursuant to the provisions described in the definition of “Permitted Debt” (other than paragraph (o) thereof); provided further that the amount of indebtedness outstanding under any revolving credit facility shall be determined based on the average daily balance outstanding during such period);.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)	acquisitions that have been made by the specified person or any of its Subsidiaries which are members of the Group, including through mergers or consolidations, or by any person or any of its Subsidiaries which are members of the Group acquired by the specified person or any of its Subsidiaries which are members of the Group, and including all related financing transactions and including increases in ownership of Subsidiaries which are members of the Group, during the Relevant Period or subsequent to such Relevant Period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Parent) as if they had occurred on the first day of the Relevant Period;

(b)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)	the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified person or any of its Subsidiaries which are members of the Group following the Calculation Date;

(d)	any person that is a member of the Group on the Calculation Date will be deemed to have been a member of the Group at all times during such Relevant Period;

(e)	any person that is not a member of the Group on the Calculation Date will be deemed not to have been a member of the Group at any time during such Relevant Period; and

(f)	if any indebtedness bears a floating rate of interest and such indebtedness is to be given pro forma effect, the interest expense on such indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such indebtedness).

For the purposes of this definition, the pro forma calculation may include anticipated expense and cost reductions and synergies as determined in good faith by a responsible financial or accounting officer of the Parent.

“Fixed Charges” means, with respect to any specified person for any period, the sum, without duplication, of:

(a)	the consolidated interest expense (net of interest income) of such person and its Subsidiaries which are members of the Group for such period, whether or not, paid, received or accrued, including, without limitation, amortization of debt discount (but not deferred financing fees, debt issuance costs, commissions, fees and expenses), non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments), the interest component of deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings; plus

(b)	the consolidated interest expense of such person and its Subsidiaries which are members of the Group that was capitalized during such period; plus

(c)	any interest on indebtedness of another person that is guaranteed by such person or one of its Subsidiaries which are members of the Group or secured by a Lien on assets of such person or one of its Subsidiaries which are members of the Group; plus

(d)	net payments and receipts (if any) pursuant to interest rate Hedging Obligations (excluding amortization of fees) with respect to indebtedness; plus

(e)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any member of the Group, other than dividends on Equity Interests payable to the Parent or a member of the Group, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of the Parent; minus

(f)

(i)	accretion or accrual of discounted liabilities other than indebtedness;

(ii)	any expense resulting from the discounting of any indebtedness in connection with the application of purchase accounting in connection with any acquisition,

(iii)	interest with respect to indebtedness of any Holding Company of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under IFRS; and

(iv)	interest in respect of any Shareholder Loans.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets or otherwise).

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(a)	interest rate swap agreements, (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c)	other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates, including Currency Exchange Protection Agreements, or commodity prices.

“incur” has the meaning given to it in Section 1.2.

“Issue Date” means the date on which the first Senior Secured Indebtedness is incurred.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, managers or consultants of the Parent or any other member of the Group:

(a)	in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(b)	in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(c)	(in the case of this paragraph (c)) not exceeding €5,000,000 in the aggregate outstanding at any time.

“Net Proceeds” means the aggregate cash proceeds received by the Parent or any other member of the Group in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-Cash Consideration or other consideration received in non-cash form or Cash Equivalent Investments substantially concurrently received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-Cash Consideration or other consideration received in non-cash form, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, and all distributions and other payments required to be made to minority interest holders (other than the Parent or any Subsidiary) in Subsidiaries or joint ventures as a result of such Asset Sale, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS.

“Non-Recourse Debt” means indebtedness as to which neither the Parent nor any other member of the Group (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

“Permitted Collateral Liens” means

(a)	Liens on the Collateral arising by operation of law that are described in one or more of paragraphs (d), (g), (h), (i), (m), (n), (o), (q), (r), (s), (t) and (u) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce any Lien over the Collateral;

(b)	Liens on the Collateral to secure the Senior Secured Indebtedness and any Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of Permitted Refinancing Indebtedness); provided that each of the parties thereto will have entered into the Intercreditor Agreement.

(c)	Liens on the Collateral to secure (i) indebtedness under the Finance Documents and (ii) Senior Secured Indebtedness of the Company and the Guarantors permitted by paragraph (a) of Section 1.2 and Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness);

(d)	Liens on the Collateral securing the Parent’s or any other member of the Group’s obligations under Hedging Obligations permitted by paragraph (g) of the definition of “Permitted Debt” and such indebtedness is also secured by the Collateral, provided that the property and assets (including, without limitation, the Collateral) securing such indebtedness or Hedging Obligations will also secure the Finance Documents, provided further that each of the parties thereto will have entered into the Intercreditor Agreement;

(e)	Liens on the Collateral securing indebtedness permitted by paragraph (c) of the definition of “Permitted Debt” and limited to the assets acquired with or financed by the incurrence of such indebtedness; and

(f)	any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing paragraphs (a) through (e) above; provided that any such extension, renewal or replacement will rank equal or junior to the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets and each of the parties thereto will have entered into the Intercreditor Agreement.

“Permitted Debt” means:

(a)	the incurrence by the Parent and any other member of the Group of indebtedness under this Agreement;

(b)	indebtedness (i) constituting Senior Secured Indebtedness, the outstanding principal amount of which shall not exceed €600,000,000 (or its equivalent in any other currency or currencies) at any time, or if the Bridge Facility has at any time been utilised the amount required at that time to repay or prepay (as the case may be) the Bridge Facility and (if applicable) any Exchange Notes in full, and (ii) outstanding on the Issue Date (other than indebtedness described in paragraphs (a), (e) and (f) of this definition) and which remains outstanding after giving effect to the use of proceeds of the Senior Secured Indebtedness;

(c)	the incurrence by the Parent or any other member of the Group of indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Parent or any other member of the Group, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any indebtedness incurred pursuant to this paragraph (c), not to exceed the greater of €15,000,000 and 2.0 per cent. of Total Assets at any time outstanding;

(d)	the incurrence by the Parent or any other member of the Group of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any indebtedness (other than intercompany indebtedness) that was permitted by this Agreement to be incurred under paragraph (a) of Section 1.2 or paragraphs (b), (c), (d), (o) or (s) of this definition;

(e)	the incurrence by the Parent or other member of the Group of intercompany indebtedness constituted by a Permitted Loan between members of the Group;

(f)	the issuance by any Subsidiary of the Parent to the Parent or to any other member of the Group of preferred stock by way of a Permitted Share Issue;

(g)	the incurrence by the Parent or any other member of the Group of Hedging Obligations for bona fide hedging purposes of the Group and not for speculative purposes;

(h)	indebtedness constituted by a Permitted Guarantee of indebtedness otherwise constituting Permitted Debt;

(i)	the incurrence by the Parent or any other member of the Group of indebtedness in respect of workers’ compensation claims, self-insurance obligations, captive insurance companies, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(j)	the incurrence by the Parent or any other member of the Group of indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such indebtedness is covered within five Business Days;

(k)	the incurrence by any member of the Group of indebtedness arising from agreements of the Parent or any other member of the Group providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or person or any Equity Interests of a Subsidiary, provided that the maximum liability of the Group in respect of all such indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by any other member of the Group in connection with such disposition;

(l)	the incurrence by any member of the Group of indebtedness in respect of (i) letters of credit, surety, performance or appeal bonds, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such person and not in connection with the borrowing of money, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations, and (ii) any customary cash management, cash pooling or netting or setting off arrangements; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing;

(m)	indebtedness of the Parent or any other member of the Group in respect of Management Advances;

(n)	customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(o)	indebtedness (i) incurred by the Parent or any other member of the Group and used to finance an acquisition of assets and assumption of related liabilities or (ii) of any person outstanding on the date on which such person becomes a member of the Group or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) any member of the Group; provided, however, with respect to this paragraph (o), that at the time of the acquisition or other transaction pursuant to which such indebtedness was deemed to be incurred (x) Bondco would have been able to incur €1.00 of additional indebtedness pursuant to paragraph (a) of Section 1.2 and, if the indebtedness incurred increases Senior Secured Indebtedness, the Company would have been able to incur €1.00 of additional indebtedness pursuant to clause (ii) of paragraph (a) of Section 1.2, in each case after giving pro forma effect to the incurrence of such indebtedness pursuant to this paragraph (o) or (y) the Fixed Charge Coverage would not be less than and the Consolidated Senior Secured Leverage Ratio of the Parent would not be more than it was immediately prior to giving pro forma effect to the incurrence of such indebtedness pursuant to this paragraph (o);

(p)	the incurrence by any Obligor of additional indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing ndebtedness incurred to renew, refund, refinance, replace, defease or discharge any indebtedness incurred pursuant to this paragraph (p), not to exceed €25,000,000;

(q)	indebtedness incurred by any Subsidiaries of Bondco under local overdraft and other local working capital facilities in an aggregate principal amount not to exceed, at any one time outstanding, US$50,000,000 (or its equivalent in another currency or currencies); provided that in respect of any indebtedness incurred pursuant to this paragraph (q) by Subsidiaries that are not Obligors, such indebtedness will be Non-Recourse Debt with respect to the Group other than (i) the obligor under such indebtedness and its Subsidiaries that are members of the Group and not Obligors and (ii) any Obligor, solely to the extent of its Permitted Guarantee pursuant to paragraph (g) of the definition thereof;

(r)	indebtedness of the Parent and any other member of the Group in connection with any Qualified Receivables Transaction in an aggregate principal amount not to exceed, at any one time outstanding, US$10,000,000; provided that the members of the Group may incur additional indebtedness in connection with any Qualified Receivables Transaction in excess thereof so long as such additional indebtedness, when taken together with any other indebtedness incurred pursuant to paragraph (a) of this definition and then outstanding, will not exceed US$275,000,000 (or its equivalent in another currency or currencies);

(s)	indebtedness in an aggregate outstanding principal amount that, when taken together with any Permitted Refinancing Indebtedness in respect thereof and the principal amount of all other indebtedness incurred pursuant to this paragraph (s) and then outstanding, will not exceed 100% of the Net Proceeds received by the Parent from the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than, in connection with the Original Equity Contribution or Disqualified Stock) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or in connection with the Original Equity Commitment) of the Parent, in each case, subsequent to the Closing Date; and

(t)	indebtedness constituted by a Permitted Guarantee other than a Permitted Guarantee under paragraph (s) of the definition thereof.

“Permitted Liens” means:

(a)	Liens on escrowed property for the benefit of the related holders of debt securities or other indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(b)	Liens in favor of the Parent or any other members of the Group;

(c)	Liens on property (including Capital Stock) of a Person existing at the time such person becomes a member of the Group or is merged with or into or consolidated with the Parent or any other member of the Group; provided that such Liens secure indebtedness permitted to be incurred by Section 1.2 and do not extend to any assets other than those of the person that becomes a member of the Group or is merged with or into or consolidated with the Parent or any member of the Group;

(d)	Liens to secure the performance of statutory obligations, trade contracts, insurance, surety or appeal bonds, workers compensation obligations, leases (including, without limitation, statutory and common law landlord liens), performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(e)	Liens to secure indebtedness permitted by paragraph (c) of the definition of “Permitted Debt” covering only the assets acquired with or financed by such indebtedness;

(f)	Liens existing on the Issue Date;

(g)	Liens for taxes, assessments or governmental charges or claims that (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as will be required in conformity with IFRS will have been made;

(h)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(i)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(j)	Liens created under the Transaction Security Documents;

(k)	Liens securing indebtedness under Hedging Obligations, which obligations are permitted by paragraph (h) of the definition of “Permitted Debt”;

(l)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(i)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)	the indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(m)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(n)	filing of Uniform Commercial Code financing statements under US state law (or similar filings under applicable jurisdiction) in connection with operating leases in the ordinary course of business;

(o)	bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(p)	Liens on cash, Cash Equivalent Investments or other property arising in connection with the defeasance, discharge or redemption of indebtedness;

(q)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any person securing such person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)	leases, licenses, subleases and sublicenses of assets in the ordinary course of business;

(s)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(t)	(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Parent or any other member of the Group has easement rights or on any real property leased by the Parent or any other member of the Group and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(u)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(v)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(w)	limited recourse Liens in respect of the ownership interests in, or assets owned by, any Joint Ventures securing obligations of such joint ventures;

(x)	Liens on any proceeds loan made by the Parent or any other member of the Group in connection with any future incurrence of indebtedness permitted under this Agreement and securing that indebtedness;

(y)	Permitted Collateral Liens;

(z)	Liens to secure indebtedness permitted to be incurred in accordance with paragraph (r) of the definition of “Permitted Debt”;

(aa)	Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction; and

(bb)	Liens incurred in the ordinary course of business of the Parent or any other member of the Group securing indebtedness of the Group that does not exceed €10,000,000 at any one time outstanding.

“Permitted Refinancing Indebtedness” means any indebtedness of the Parent or any other member of the Group issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other indebtedness of the Parent or any other member of the Group (other than indebtedness under the Finance Documents and intercompany indebtedness (other than any proceeds loan)); provided that:

(a)	the aggregate principal amount (or accreted value, if applicable), or if issued with original issue discount, aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the indebtedness renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus all accrued interest on the indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b)	such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the Termination Date and the final maturity date of the Senior Secured Indebtedness and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c)	if the indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is expressly, contractually, subordinated in right of payment to the Finance Documents and/or the Senior Secured Indebtedness, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Finance Documents, on terms at least as favorable to the Finance Parties as those contained in the documentation governing the indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(d)	if any Obligor was the obligor on the indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, such indebtedness is incurred by an Obligor.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Parent or any other member of the Group in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Parent or any other member of the Group pursuant to which the Parent or any other member of the Group may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Parent or any other member of the Group) and (2) any other person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Parent or any other member of the Group, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a person pursuant to an arrangement with another person pursuant to which such other person is obligated to pay for goods and services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible”, or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a wholly-owned Subsidiary (or another person formed for the purpose of engaging in a Qualified Receivables Transaction in which the Parent or any Subsidiary of the Parent makes an investment and to which the Parent or any Subsidiary of the Parent transfers Receivables and related assets) in which the Parent or any other member of the Group makes an Investment and to which the Parent or any other member of the Group transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the board of directors or other equivalent governing body of the Parent (as provided below) as a Receivables Entity:

(a)	no portion of the indebtedness or any other obligations (contingent or otherwise) or which:

(i)	is guaranteed by the Parent or any other member of the Group (excluding guarantees of Obligations (other than the principal of, and interest on, indebtedness) pursuant to Standard Securitization Undertakings);

(ii)	is recourse to or obligates the Parent or any other member of the Group in any way other than pursuant to Standard Securitization Undertakings; or

(iii)	subjects any property or asset of the Parent or any other member of the Group, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Parent nor any other member of the Group has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Parent or such other member of the Group than those that might be obtained at the time from Persons that are not Affiliates of the Parent, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(c)	to which neither the Parent nor any other member of the Group has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels or operating results.

Any such designation by the board of directors or other equivalent governing body of the Parent shall be evidenced to the Agent by promptly filing with the Agent a certified copy of the resolution of the board of directors or other equivalent governing body of the Parent giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent or any other member of the Group which are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” means, with respect to any instalment of interest or principal on any series of indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such indebtedness as of the date of this Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Total Assets” means the total assets of the Group, calculated on a consolidated basis in accordance with IFRS, as shown on the most recent balance sheet (excluding the notes thereto) of the Parent.

“Weighted Average Life to Maturity” means, when applied to any indebtedness at any date, the number of years obtained by dividing:

(a)	the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)	the then outstanding principal amounts of such indebtedness.

(b)	Terms used in this Schedule 16, if not otherwise defined herein, have the meaning given to them in this Agreement.

(c)	References herein to “Section” shall refer to sections of this Schedule.

1.2	Incurrence of Indebtedness and Issuance of Preferred Stock

(a)	The Parent will not, and will not cause or permit any other member of the Group to, directly or indirectly, create, incur, issue or assume (collectively, “incur”) any indebtedness (including Acquired Debt), and the Parent and Bondco will not issue any Disqualified Stock and the Parent will not permit any other member of the Group to issue any shares of preferred stock; provided, however:

(i)	that Bondco may incur indebtedness (including Acquired Debt) or issue Disqualified Stock and the other Obligors may incur indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Parent’s most recently ended Relevant Period for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional indebtedness had been incurred or the Disqualified Stock or such preferred stock had been issued, as the case may be, at the beginning of such Relevant Period; and

(ii)	if the indebtedness to be incurred is Senior Secured Indebtedness, the Obligors may incur such Senior Secured Indebtedness if, on the date on which such Senior Secured Indebtedness is incurred, the Consolidated Senior Secured Leverage Ratio for the Parent is less than 3.75 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Senior Secured Indebtedness had been incurred at the beginning of the Relevant Period.

(b)	Paragraph (a) of this Section 1.2 will not prohibit the incurrence of any Permitted Debt.

(c)	For purposes of determining compliance with this Section 1.2, in the event that an item of indebtedness meets the criteria of more than one of the categories of Permitted Debt described in the definition thereof, the Parent, in its sole discretion, will be permitted to classify such item of indebtedness on the date of its incurrence and only be required to include the amount and type of such indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of indebtedness in more than one of the types of indebtedness described in the first and second paragraphs of this covenant, and from time to time to reclassify all or a portion of such item of indebtedness, in any manner that complies with this covenant, provided that indebtedness incurred pursuant to paragraph (a) of the definition of “Permitted Debt” may not be reclassified.

(d)	The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness, the reclassification of preferred stock as indebtedness due to a change in accounting principles and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant.

(e)	For purposes of determining compliance with any euro-denominated restriction on the incurrence of indebtedness, the U.S. dollar-equivalent or euro-equivalent principal amount of indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term indebtedness, or first committed, in the case of revolving credit indebtedness; provided, however, that (i) if such indebtedness denominated in non-euro or non-U.S. dollar currency is subject to a Currency Exchange Protection Agreement with respect to U.S. dollars or euro, the amount of such indebtedness expressed in U.S. dollars or euro, as applicable, will be calculated so as to take account of the effects of such Currency Exchange Protection Agreement; and (ii) the U.S. dollar-equivalent or euro-equivalent of the principal amount of any such indebtedness outstanding on the date of this Agreement shall be calculated based on the relevant currency exchange rate in effect on the date of this Agreement. The principal amount of any refinancing indebtedness incurred in the same currency as the indebtedness being refinanced will be the U.S. dollar-equivalent or euro-equivalent of the indebtedness refinanced, as applicable, determined on the date such indebtedness was originally incurred, in the case of term indebtedness, or first committed, in the case of revolving credit indebtedness, except that to the extent that:

(i)	such U.S. dollar equivalent or euro-equivalent was determined based on a Currency Exchange Protection Agreement, in which case the Refinancing indebtedness will be determined in accordance with the preceding sentence; and

(ii)	the principal amount of the refinancing indebtedness exceeds the principal amount of the indebtedness being refinanced, in which case the U.S. dollar equivalent or euro-equivalent of such excess will be determined on the date such refinancing indebtedness is being incurred.

(f)	Notwithstanding any other provision of this covenant, the maximum amount of indebtedness that any member of the Group may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(g)	The amount of any indebtedness outstanding as of any date will be:

(i)	in the case of any indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

(ii)	the principal amount of the indebtedness, in the case of any other indebtedness; and

(iii)	in respect of indebtedness of another person secured by a Lien on the assets of the specified person, the lesser of:

(A)	the Fair Market Value of such assets at the date of determination; and

(B)	the amount of the indebtedness of the other person.

1.3	Liens

The Parent will not and will not cause or permit any other member of the Group to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing indebtedness upon any of their property or assets, now owned or hereafter acquired, except:

(a)	in the case of any asset or property that does not constitute Collateral, (i) Permitted Liens or (ii) Liens on property or assets that are not Permitted Liens if all payments due under the Finance Documents are secured on an equal and ratable basis with, or prior to, the obligations so secured until such time as such obligations are no longer secured by a Lien; and

(b)	in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

1.4	Anti-layering

No Obligor will incur any indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other indebtedness of such Obligor unless such indebtedness is also contractually subordinated in right of payment to the indebtedness under the Finance Documents and the applicable Senior Secured Indebtedness on substantially identical terms; provided, however, that no indebtedness will be deemed to be contractually subordinated in right of payment to any other indebtedness of any Obligor solely by virtue of being unsecured, by virtue of being secured with different collateral or by virtue of being secured on a junior priority basis or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of indebtedness.

Signatures

Luxco2

KINOVE LUXEMBOURG HOLDINGS 2 S.À.R.L.

By: WIM RITS

For the purposes of Notices:

Address: Bavariaring 29, 80336 München, Germany

Fax number: + 44 (0) 20 7761 1111

For the attention of: Lucas Flynn

The Parent

KINOVE GERMAN HOLDINGS GMBH

By: CLAUS VON HERMAN-SPÜRCK

For the purposes of Notices:

Address: Bavariaring 29, 80336 München, Germany

Fax number: + 44 (0) 20 7761 1111

For the attention of: Lucas Flynn

The Borrower/Bondco

KINOVE GERMAN BONDCO GMBH

By: CLAUS VON HERMAN-SPÜRCK

For the purposes of Notices:

Address: Bavariaring 29, 80336 München, Germany

Fax number: + 44 (0) 20 7761 1111

For the attention of: Lucas Flynn

The Company

KINOVE GERMAN BIDCO GMBH

By: CLAUS VON HERMAN-SPÜRCK

For the purposes of Notices:

Address: Bavariaring 29, 80336 München, Germany

Fax number: + 44 (0) 20 7761 1111

For the attention of: Lucas Flynn

The Original Guarantors

KINOVE GERMAN HOLDINGS GMBH

By: CLAUS VON HERMAN-SPÜRCK

For the purposes of Notices:

Address: Bavariaring 29, 80336 München, Germany

Fax number: + 44 (0) 20 7761 1111

For the attention of: Lucas Flynn

KINOVE GERMAN BONDCO GMBH

By: CLAUS VON HERMAN-SPÜRCK

For the purposes of Notices:

Address: Bavariaring 29, 80336 München, Germany

Fax number: + 44 (0) 20 7761 1111

For the attention of: Lucas Flynn

KINOVE GERMAN BIDCO GMBH

By: CLAUS VON HERMAN-SPÜRCK

For the purposes of Notices:

Address: Bavariaring 29, 80336 München, Germany

Fax number: + 44 (0) 20 7761 1111

For the attention of: Lucas Flynn

KINOVE LUXEMBOURG HOLDINGS 2 S.À.R.L.

By: WIM RITS

For the purposes of Notices:

Address: Bavariaring 29, 80336 München, Germany

Fax number: + 44 (0) 20 7761 1111

For the attention of: Lucas Flynn

The Arrangers

GOLDMAN SACHS INTERNATIONAL

By: MICHAEL MARSH

MANAGING DIRECTOR

For the purposes of Notices:

Address: Fleet Street, London, EC4A 2QQ

Fax number: +44 (0)20 7552 7070

For the attention of: Simon Mellor

UBS LIMITED

By:	MICHAEL ABRAHAM MANAGING DIRECTOR	TIMOTHY HOWSON DIRECTOR

For the purposes of Notices:

Address: 100 Liverpool Street, London, EC2M 2RH

Fax number: +44 (0)20 7568 4664

For the attention of: Judith Campbell

BARCLAYS CAPITAL (THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC)

By: SINEAD HARRIS

For the purposes of Notices:

Address: 5 The North Colonnade, Canary Wharf, E14 4BB

Fax number: +44 (0)20 7773 0010

For the attention of: Peter Savidge

The Original Lenders

GOLDMAN SACHS LENDING PARTNERS LLC

By: YASMINE BASSILI

For the purposes of Notices:

Address: Fleet Street, London, EC4A 2QQ

Fax number: +44 (0)20 7552 7070

For the attention of: Simon Mellor

UBS LIMITED

By:	MICHAEL ABRAHAM MANAGING DIRECTOR	TIMOTHY HOWSON DIRECTOR

For the purposes of Notices:

Address: 100 Liverpool Street, London, EC2M 2RH

Fax number: +44 (0)20 7568 4664

For the attention of: Judith Campbell

BARCLAYS BANK PLC

By: SINEAD HARRIS

For the purposes of Notices:

Address: 5 The North Colonnade, Canary Wharf, E14 4BB

Fax number: +44 (0)20 7773 0010

For the attention of: Peter Savidge

The Agent

UBS LIMITED

By:	MICHAEL ABRAHAM MANAGING DIRECTOR	TIMOTHY HOWSON DIRECTOR

For the purposes of Notices:

Address: 100 Liverpool Street, London, EC2M 2RH

Fax number: +44 (0)20 7568 4664

For the attention of: Judith Campbell

The Security Agent

UBS LIMITED

By:	MICHAEL ABRAHAM MANAGING DIRECTOR	TIMOTHY HOWSON DIRECTOR

For the purposes of Notices:

Address: 100 Liverpool Street, London, EC2M 2RH

Fax number: +44 (0)20 7568 4664

For the attention of: Judith Campbell